      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1998



                                                      REGISTRATION NO. 333-51851

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    5085                                   58-229339
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                                2500 Royal Place
                             Tucker, Georgia 30084
                                 (770) 243-9000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                Martin S. Pinson
                      Chairman and Chief Executive Officer
                                2500 Royal Place
                             Tucker, Georgia 30084
                                 (770) 243-9000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                    Copy to:

                              W. Randy Eaddy, Esq.
                            Kilpatrick Stockton LLP
                             1100 Peachtree Street
                             Atlanta, Georgia 30309
                                 (404) 815-6500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 12, 1998

PROSPECTUS
----------------

                                5,000,000 SHARES

     (LOGO)
                                      (INDUSTRIAL DISTRIBUTION GROUP, INC.)

                                  COMMON STOCK
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------


     This Prospectus covers 4,013,334 shares of common stock, $.01 par value (the "Common Stock"), which may be offered and issued by Industrial Distribution Group, Inc. (the "Company" or "IDG") from time to time in connection with the merger with or acquisition by the Company of other businesses or assets or to certain third parties who may provide professional, advisory, or other services to the Company in connection with such transactions or other business of the Company ("New Issue Shares"), and 919,532 additional shares of Common Stock previously issued by the Company that may be resold from time to time by certain persons (the "Selling Shareholders") named herein, or by certain transferees of such persons who may be named in a supplement or amendment to this Prospectus (the "Resale Shares"). The Company will not receive any of the proceeds from the sale of any of the Resale Shares. It is expected that the terms of acquisitions involving the issuance of New Issue Shares covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, or the third parties providing services to the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time the terms for an acquisition or services are agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific transactions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").


     This Prospectus also covers the possible future resale by certain persons who may receive New Issue Shares in circumstances that restrict their ability to resell such shares unless they are covered by an effective registration statement, in which event such persons will also become Selling Shareholders for purposes of this Prospectus. In addition, this Prospectus covers the possible issuance of 67,134 shares of Common Stock (the "Option Shares") pursuant to options to purchase such shares granted to certain Selling Shareholders in connection with the acquisition by the company of a business owned by such Selling Shareholders.


     The Company currently has 8,187,152 shares of its Common Stock listed on the New York Stock Exchange, of which 3,795,000 are registered and available for unrestricted trading in the public markets unless owned by affiliates of the Company. All of the Resale Shares are listed on the New York Stock Exchange, and application will be made by the Company to list the New Issue Shares and the Option Shares on such exchange from time to time as they are issued. On May 11, 1998, the closing price of the Common Stock on the New York Stock Exchange was $18 15/16 per share.


     All expenses of this offering will be paid by the Company except that the Selling Shareholders will bear fees and expenses of their counsel and commissions or discounts of underwriters, dealers or agents in connection with the sale of Resale Shares.

                             ---------------------

                The date of this Prospectus is           , 1998.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Additional Information......................................     2
Prospectus Summary..........................................     3
Risk Factors................................................     7
Selling Shareholders........................................    11
Possible Offerings by the Company...........................    13
Price Range of Common Stock.................................    15
Dividend Policy.............................................    15
Summary Financial Data......................................    16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    17
Business....................................................    22
Management..................................................    30
Principal Stockholders......................................    36
Certain Transactions........................................    37
Shares Eligible for Future Sale.............................    38
Description of Capital Stock................................    39
Legal Matters...............................................    41
Experts.....................................................    41
Index to Financial Information..............................   F-1


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement, or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of that site is http://www.sec.gov.

     The Company is subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required from time to time by law or the New York Stock Exchange.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" or "IDG" shall mean Industrial Distribution Group, Inc.

                                  THE COMPANY

     Industrial Distribution Group, Inc. (the "Company" or "IDG") was formed in February 1997 to create a leading, nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production ("MROP") products. The Company distributes a full line of industrial MROP products, emphasizing its specialized expertise in product applications. The Company's principal product categories include abrasives, cutting tools, hand and power tools, and coolants, lubricants, and adhesives. Utilizing its proprietary computerized Supply Management System, the Company's application and product specialists are able to analyze a customer's acquisition, possession, and application processes for MROP supplies and design programs to streamline the processes and reduce associated costs. Such programs may include improving a customer's production and procurement processes, standardizing MROP products, reducing the number of suppliers, or developing integrated supply arrangements that outsource to the Company some or all of a customer's MROP procurement and management functions.


     In September 1997, IDG completed its initial public offering of Common Stock and, at the same time, acquired the following nine industrial distribution companies: Associated Suppliers, Inc., B&J Industrial Supply Company, Cramer Industrial Supplies, Grinding Supplies Company, J.J. Stangel Co., Shearer Industrial Supply Company, Slater Industrial Supply Company, The Distribution Group, Inc. (formerly known as Industrial Distribution Group, Inc.), and Tri-Star Industrial Supply, Inc., collectively referred to as the "Founding Companies." Through May 11, 1998, the Company completed the acquisition of seven additional companies: Continental Air Tools, Inc., Northern Tool & Supply, Inc., E.C. Blackstone Company, Refco, Inc., Hawley Industrial Supplies, Inc., The New England Group Industrial Distributors, Inc., and Industrial & Tool Suppliers, LLC.


     The Company intends to establish a nationwide presence, with MROP product and service capabilities in all or most of the top 50 U.S. industrial markets. Currently, the Company has 53 operating locations in 48 cities, along with four small facilities abroad. The Company's more than 24,000 customers include a diverse group of major national and international corporations, including AlliedSignal, Black & Decker, Boeing, Chrysler, General Motors, Hoechst Celanese, PPG Industries, and Shell Oil, as well as small and large local and regional businesses. On a pro forma combined basis, the Company had net sales of approximately $284.9 million for the year ended December 31, 1997.

     The Company estimates that the size of the market for industrial MROP products in which it participates primarily is approximately $70 billion annually. However, the entire United States MROP market is estimated to be in excess of $175 billion annually, and includes electrical, PVF (pipes, valves, and fittings), power transmission, and other product categories in which the Company participates to a lesser extent. This larger market is highly fragmented, with the 50 largest distributors (all of which have annual sales over $90 million) accounting for less than 15% of the market.

     Manufacturers and other users of MROP products are seeking ways to enhance efficiencies and reduce MROP process and procurement costs in order to compete more effectively in the global economy. As a result, the industrial supply industry is experiencing consolidation, as customers focus on the convenience, cost savings, and economies of scale associated with a reduced number of suppliers capable of providing superior service and product selection. Further, as manufacturers focus on their core manufacturing or other production competencies, they are increasingly outsourcing their MROP procurement, management, and application processes in search of comprehensive MROP solutions, such as integrated supply. The Company believes that it will benefit from these industry trends.

     The Company believes that it has the size, scale of operations, and resources necessary to compete effectively in the evolving industrial MROP supply industry. The Company's size and scale of operations allow it to benefit from high volume purchasing, attract the highly skilled personnel required to deliver enhanced levels of service, and realize internal operating efficiencies. The Company's resources and product knowledge enable it to offer a comprehensive product line and invest in sophisticated inventory management and control systems needed to support its enhanced levels of customer service. Moreover, management believes that the Company's overall position enhances its ability to implement its acquisition strategy in the consolidating and fragmented MROP industry.

OPERATING STRATEGY

     Superior Product Expertise and Comprehensive Product Line. One of the Company's core competencies is its extensive product expertise. With its understanding of the most appropriate product for specific customer applications, the Company can identify the MROP product best suited for a customer's specific need. This expertise benefits the customer in two ways, each of which lowers the customer's total MROP costs. First, the customer increases the efficiency of its manufacturing processes by minimizing downtime and other indirect costs. Second, by providing only that level of quality required by the application, the Company can lower the customer's MROP product costs. The Company's comprehensive product line supports its commitment to deliver the most appropriate product to its customers. In addition to maintaining over 100,000 stock keeping units ("SKUs"), as well as special items in stock for regular customers, the Company can provide virtually any MROP item, including special-order items.

     Flexible Procurement Solutions; Integrated Supply. The Company believes the key to serving customers in the changing MROP market is the ability to design and implement customized flexible procurement solutions for acquiring, possessing, and applying MROP products to satisfy each customer's particular needs and achieve its cost reduction objectives. The spectrum of services necessary to deliver such solutions is broad. For customers who are not yet prepared to outsource their entire MROP procurement and management functions, the Company provides a range of options from which customers may select the appropriate types and level of service. For customers who desire total procurement solutions designed and implemented through a single distributor, the Company offers its "fully integrated supply" programs, which permit customers to outsource to the Company the entire MROP procurement and management function, including ownership by the Company of inventory in the customer's on-site MROP supply room (or "tool crib").

     Centralized Corporate Functions and Decentralized Operating Management. At the corporate level, on the one hand, the Company is consolidating functions such as financial, accounting, management information systems, employee benefits, and certain purchasing arrangements to eliminate duplicative administrative and other costs that otherwise would be incurred at each of its operating locations. The resulting operating efficiencies, along with the enhanced leverage from higher volume purchasing, should provide the Company an advantage over smaller regional and local competitors. At the operating subsidiary level, on the other hand, the Company is employing a decentralized management structure that focuses management at each operating subsidiary on day-to-day operating matters, profitability, and growth, as well as identifying potential acquisition candidates. The Company believes that its decentralized management philosophy will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on first-hand assessments of the needs and desires of individual customers.

     Superior Customer Service. Providing superior quality and a comprehensive range of MROP services to customers is the IDG hallmark. As part of its commitment to customer service, the Company emphasizes quality assurance in all phases of its operations. The Company's sales and service personnel receive ongoing periodic training in TQM ("total quality management") and other team management skills to assure such quality performance. IDG also will seek certification under the International Standards Organization ("ISO") 9002 standards for distribution with respect to its principal locations and expects to make such certification a Company-wide objective for all future principal locations.

GROWTH STRATEGY

     Internal Growth. Management believes that significant opportunities exist to increase revenues and earnings through internal expansion. Through focused marketing both inside and outside the United States, the Company will seek to add revenue by offering additional products and services to new and existing customers and identifying any unserved facilities of its larger existing customers. Where necessary to increase its market share, the Company will open or expand facilities in the vicinity of existing operations. The Company will also consider the desirability of internal expansion into new geographic markets.

     Acquisitions in Select Geographic Markets. The Company has launched an aggressive acquisition program to take advantage of consolidation opportunities within the highly fragmented industrial MROP market. The Company will continue to seek to acquire successful MROP distribution and related businesses that are large enough to establish a significant initial presence and to provide for future Company expansion in the particular market. The Company will continue to seek to retain the management of acquired businesses.

     Expansion into International Markets. The Company believes that the consolidation and outsourcing trends that provide growth opportunities in the United States offer comparable opportunities in international markets. The Company plans initially to extend its offering of flexible procurement solutions to foreign manufacturing facilities of its domestic customers to develop a base for potentially expanded international operations. The Company has been active in the Peoples Republic of China since 1988, establishing sales offices in Beijing (1994) and Shanghai (1996), and in Mexico since 1997.

                     THE OFFERING AND SELLING SHAREHOLDERS


     This Prospectus, as appropriately supplemented or amended, may be used from time to time (i) by the Company to issue shares of Common Stock, up to an aggregate maximum of 4,013,334 shares ("New Issue Shares"), in connection with mergers or other acquisitions by the Company of other businesses, or to certain third parties who may provide professional, advisory, or other services to the Company (ii) by persons who, as of May 11, 1998, have been issued 919,532 shares of Common Stock or who, in the future, may be issued some or all of the New Issue Shares by the Company, or by their transferees ("Selling Shareholders"), in connection with resales by such persons, or (iii) by the Company to issue shares of Common Stock, up to an aggregate maximum of 67,134 shares ("Option Shares") pursuant to options to purchase such shares granted to certain Selling Shareholders in connection with the acquisition by the company of a business owned by such Selling Shareholders. The number of shares that may be offered and issued by the Company at any particular time in the future, and the number of shares that may be resold by persons who become Selling Shareholders in the future (and the identity and other information about such Selling Shareholders), are not presently known. Such information, to the extent known and required by applicable law in the future, will be provided in one or more supplements or amendments to this Prospectus. For certain information about persons who are presently known to be Selling Shareholders, see "Selling Shareholders", below.



     As of May 11, 1998, the Company had issued and outstanding 8,187,152 shares of Common Stock.

                             ---------------------

     All references herein to the Company refer to the Company and its subsidiaries. The Company's principal executive offices are located at 2500 Royal Place, Tucker, Georgia 30084, where its telephone number is (770) 243-9000.

                             SUMMARY FINANCIAL DATA

     The following summary financial data as of and for the years ended December 31, 1994, 1995, 1996, and 1997 have been derived from audited financial statements of the Company; the financial data as of and for the year ended December 31, 1993 have been derived from unaudited financial statements of the Company. All such financial statements of the Company reflect the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 97 ("SAB 97"), which deem the historical financial statements of B&J Industrial Supply Company ("B&J") -- one of the nine companies acquired by IDG to commence its current operations as a combined entity, effective for accounting purposes as of September 24, 1997 -- to be the historical financial statements of the Company for all periods prior to September 24, 1997. As a result, the Company's financial statements, and the following data, reflect the results of operations and financial condition of B&J alone for the periods prior to September 24, 1997; the results of operations and financial condition of all nine Founding Companies are reflected in the financial statements and data of the Company for only the period of time from and after September 24, 1997. Those facts account for a substantial difference in these financial data as of and for the year ended December 31, 1997 as compared to prior periods; they make comparisons of the data among the periods misleading; and they are a further reason that these historical results are not indicative of the results that the Company may achieve in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

                                                              YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                    1997      1996      1995      1994      1993
                                                  --------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
STATEMENTS OF INCOME DATA:
Net sales.......................................  $105,919   $29,083   $25,377   $22,108   $20,867
                                                  --------   -------   -------   -------   -------
Gross profit....................................    25,757     7,458     6,646     5,922     5,804
Selling, general, and administrative............    22,159     6,058     5,631     5,175     4,952
                                                  --------   -------   -------   -------   -------
Operating income................................     3,598     1,400     1,015       747       852
Net income......................................     2,409       991       687       410       551
BALANCE SHEET DATA:
Working capital.................................  $ 77,631   $ 6,995   $ 6,112   $ 5,608   $ 5,406
Property and equipment, net.....................     8,824     1,114     1,187     1,234     1,143
Total assets....................................   132,643    12,948    10,884     9,504     9,145
Long-term debt, including current portion.......     6,009     1,533     1,435     1,181       982
Stockholders' equity............................    95,529     7,169     6,178     5,491     5,081

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock.

     This Prospectus contains certain forward-looking statements (as such term is defined in the Securities Act) concerning the Company's operations, performance, and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those set forth below.

LIMITED COMBINED OPERATING HISTORY

     Although each of the Founding Companies had operated for over 20 years, IDG's operation of these businesses as a combined entity only commenced in September 1997 when they were acquired. There can be no assurance that the Company will be able to integrate successfully the businesses of the Founding Companies or any subsequently acquired companies or to operate profitably. There can be no assurance that the Company's management group, certain of whom, including the Chief Executive Officer, have not previously worked in the MROP industry, will be able to manage effectively the combined entity. Failure to integrate successfully its acquired businesses could have a material adverse effect on the Company's results of operations and financial condition.

ABSENCE OF INTEGRATED SYSTEMS

     Until the Company implements its centralized management systems, the Company will utilize and be dependent upon the information and operating systems of the several companies it acquires for ordering products, recording and analyzing financial results, controlling inventory, and other important functions. Although the Company has put in place certain control mechanisms, it may nonetheless experience delays, disruptions, and unanticipated expenses in implementing, integrating, and operating its centralized systems, any of which could have a material adverse effect on the Company's results of operations and financial condition. The Company will not be able to fully achieve certain contemplated operating efficiencies and competitive advantages until it has implemented fully its centralized management information and operating systems.

RISKS ASSOCIATED WITH EXPANSION THROUGH ACQUISITIONS

     The Company's growth strategy contemplates the ongoing acquisitions of MROP distribution and related businesses. As a result, the Company's future success is dependent, in part, upon its ability to identify, finance, and acquire suitable businesses on favorable terms and then to integrate and manage the acquired businesses successfully. Acquisitions involve special risks, including risks associated with unanticipated liabilities, diversion of management attention, and possible adverse effects on earnings resulting from increased goodwill amortization, potential increased interest costs, the issuance of additional securities, the dependence on retention, hiring, and training of key personnel, and difficulties relating to the integration of the acquired businesses. Although the Company believes that it can implement successfully its acquisition program and establish a nationwide presence, there can be no assurance that the Company will be able to do so. Further, there can be no assurance that future acquisitions will not have an adverse effect upon the Company's results of operations, particularly during periods in which the operations of acquired businesses are being integrated into the Company's operations. See "Business -- Business Strategies -- Growth Strategy".

     The Company intends to use a combination of shares of Common Stock and other types of consideration in making future acquisitions. The extent to which the Company will be able or willing to use Common Stock for this purpose will depend on the market value of the Common Stock from time to time and the willingness of potential sellers to accept it as full or partial payment. If the Company is unable to use its Common Stock for acquisitions, the Company's ability to make acquisitions may depend upon its ability to raise additional capital, including through borrowings. Such borrowings could create other risks for the Company and its stockholders. No assurance can be given that the Company will be able to obtain the capital it will need to finance its acquisition program.

DEPENDENCE ON SUPPLIER RELATIONSHIPS

     Each of the Company's acquired businesses has distribution rights for certain product lines in its respective geographic market. For the foreseeable future, until it implements procedures for more centralized procurement arrangements, the Company will depend upon the maintenance of these distribution rights for a substantial portion of its business. A significant percentage of these current distribution arrangements with its suppliers are oral, and many of them can be terminated by the supplier immediately or upon short notice. The termination or limitation by any key supplier of its relationship with the Company could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

     The industrial MROP supplies industry is highly competitive and features numerous distribution channels, including: national, regional, and local distributors; direct mail suppliers; large warehouse chains; hardware stores; and manufacturers' own sales forces. Many of the Company's competitors are small enterprises who sell to customers in a limited geographic area, but the Company also competes against several large MROP distributors that have significantly greater resources than the Company. As customers increasingly seek low-cost alternatives to traditional methods of purchasing and sources of supply, they are, among other things, reducing the number of their MROP suppliers. Also, MROP distributors are consolidating to achieve economies of scale and increase efficiencies, which consolidation trend could cause the industry to become more competitive. In addition, new competitors may emerge. Certain of the Company's competitors sell identical products for prices lower than those offered by the Company. Moreover, the Company also competes on the basis of responsiveness to the needs of customers for quality service, product diversity, and availability. There can be no assurance that the Company will be able to compete successfully under such conditions.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations depend for the foreseeable future on the continuing efforts of its executive officers and the senior management of the businesses it acquires, and the Company likely will depend on the senior management of any significant businesses it acquires in the future, especially as the Company enters into new geographic markets. The business and prospects of the Company could be adversely affected if these persons, in significant numbers, do not continue their key roles, and the Company is unable to attract and retain qualified replacements. See "-- Limited Combined Operating History".

LABOR AVAILABILITY

     The timely provision of high-quality service by the Company requires an adequate supply of skilled sales and customer service personnel, including the application and product specialists whose expertise is an essential element of the Company's customer-oriented, flexible procurement solutions approach. Accordingly, the Company's ability to implement its strategies depends to a degree on its ability to employ the skilled personnel necessary to meet the Company's marketing and services requirements. From time to time, the Company has experienced difficulty in attracting or retaining sufficient numbers of qualified personnel. In addition, the operating costs of the Company may be adversely affected by turnover in such positions. There can be no assurance that the Company will be able to maintain an adequately skilled sales and customer service force or that the Company's labor expenses will not increase as a result of a shortage in the supply of such skilled personnel.

INDUSTRY CYCLICALITY

     Some of the primary markets for the products sold by the Company are subject to cyclical fluctuations that generally affect demand for industrial and consumer durable goods produced by the users of MROP products. Consequently, the demand for MROP products has been and may continue to be influenced by many of those same national or regional factors. Changes in economic conditions resulting in a change in the current business cycle could have a material adverse effect on the Company's results of operations and financial condition.

CONTROL BY MANAGEMENT AND FORMER OWNERS OF FOUNDING COMPANIES


     Directors and officers of the Company, and former stockholders of the Founding Companies, own beneficially an aggregate of approximately 41% of the outstanding Common Stock. See "Principal Stockholders". Accordingly, these persons, if they were to act in concert, would have substantial influence over the affairs of the Company, including the ability potentially to control the election of directors and other matters requiring stockholder approval by simple majority vote.


YEAR 2000 COMPLIANCE

     The "year 2000 issue" arises from the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail due to an inability to properly interpret date codes beginning January 1, 2000. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. In addition, some equipment, being controlled by microprocessor chips, may not deal appropriately with the year "00." The Company is evaluating its computer systems to determine which modifications and expenditures will be necessary to make its systems compatible with 2000 year requirements. The Company believes that its systems will be year-2000 compliant upon implementation of such modifications. The Company currently estimates the total cost of such modifications to be approximately $250,000. However, there can be no assurance that all necessary modifications will be identified and corrected or that unforeseen difficulties or cost will not arise. In addition, there can be no assurance that the systems of other companies on which the Company's systems rely will be modified on a timely basis, or that the failure by another company to properly modify its systems will not negatively impact the systems or operations of the Company.

LEGAL PROCEEDING

     On November 18, 1996, Milliken & Company ("Milliken"), a textile manufacturer and customer of The Distribution Group, Inc. ("TDG"), filed suit against a manufacturer of an industrial product and TDG in the Superior Court of Troup County, Georgia, Civil Action No. 96-CV-964. Milliken claims that a product sold to it by TDG as a distributor of the defendant-manufacturer was defective and caused a fire, severely damaging Milliken's textile manufacturing plant in LaGrange, Georgia. Milliken alleges damages of $500 million against the defendants. TDG has denied any liability, and its insurance carrier is vigorously defending the lawsuit on its behalf. While the damages alleged by Milliken are exceptional in amount, the inclusion of the distributor of a product, along with its manufacturer, as a defendant in an action for alleged product defectiveness is unexceptional. The litigation is in the early stages of discovery, and while it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance, which provides for $12 million of coverage, will be adequate to cover any loss to TDG that might result from the lawsuit.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws and Delaware law may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders' interests. Provisions in the Company's Certificate of Incorporation allow the Board to determine the terms of preferred stock that may be issued by the Company without approval of the holders of the Common Stock. The ability of the Company to issue preferred stock in such manner could enable the Board to prevent changes in management and control of the Company. See "Description of Capital Stock -- Preferred Stock".

VOLATILITY OF MARKET PRICE

     From time to time, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the economy or the financial markets, or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Therefore, the Company cannot predict the market price for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Common Stock. The number of outstanding shares of Common Stock available for sale in the public market is limited by (i) contractual agreements between the Company and the stockholders of all of the Founding Companies and certain subsequently acquired businesses not to sell for two years the shares of Common Stock received by them in their respective acquisitions; (ii) pooling-of-interest accounting treatment restrictions; (iii) contractual agreements between the Company and the stockholders of the Founding Companies and subsequently acquired businesses to place certain numbers of shares of Common Stock received by them in their respective acquisitions in escrow for a one- or two-year period; and (iv) applicable restrictions under the Securities Act. A total of 4,143,364 shares are subject to the above two-year limitation and pooling-of-interest restrictions, but otherwise would be eligible for sale subject to the volume and holding period limitations of Rule 144 beginning one year after the respective dates they were issued. As a result of those agreements and restrictions, no shares other than the 3,795,000 shares offered in the initial public offering and the 919,532 Resale Shares covered by this Prospectus are currently eligible for sale. See "Shares Eligible for Future Sale".


POLICY TO PAY NO DIVIDENDS

     The Company presently intends to retain its earnings to finance its growth and expansion and for general corporate purposes. Consequently, it does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's future financing agreements may contain limitations on the payment of cash dividends and other distributions of assets. See "Dividend Policy".

                              SELLING SHAREHOLDERS

IDENTITY, OWNERSHIP OF STOCK, AND RELATED MATTERS

     The following table sets forth the names of the Selling Shareholders who are presently known, the number of shares beneficially owned by each such Selling Shareholder as of March 31, 1998, and the percentage of the total outstanding Common Stock of the Company owned by each such Selling Shareholder prior to any offering hereby. All of such shares are covered by this Prospectus and the Registration Statement of which it forms a part, and may be offered for resale by the Selling Shareholders from time to time. Except as set forth in the footnotes to the table below, no Selling Shareholder has had any position, office, or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

     Each of the Selling Shareholders named below acquired his or her shares in connection with the acquisition by the Company of a corporation in which he or she was a stockholder. The aggregate consideration in each of these transactions was shares of Common Stock, the assumption of certain liabilities, and, in some transactions, cash. In connection with those transactions, the Company and the Selling Shareholders entered into agreements pursuant to which the Company agreed to file this Registration Statement to cover the possible resale of shares acquired by the Selling Shareholder in the transaction. Such agreements generally required the Selling Shareholders to place at least 10% of the shares they received into escrow for a one- or two-year period. Although such escrowed shares are registered hereunder, the Selling Shareholders will not be able to sell such escrowed shares until the applicable escrow period has expired. Such agreements also may impose certain restrictions on the transfer of shares by the Selling Shareholders, including restrictions relating to "pooling-of-interest" accounting treatment of the acquisitions and other restrictions mutually agreed upon between the Company and the Selling Shareholders.


                                                                   BENEFICIAL OWNERSHIP OF KNOWN
                                                                    SELLING SHAREHOLDERS AS OF
                                                                           MAY 11, 1998
                                                              ---------------------------------------
                                                              NUMBER OF SHARES(1)   PERCENTAGE(1)(2)
                                                              -------------------   -----------------
James O. Gauthier(3) and Kay L. Gauthier....................        124,030               1.51%
Mike Hiatt..................................................         10,968                  *
Samuel S. Mitchell(3)(4)....................................         64,833                  *
D. Gray Farley(3) and Clora P. Farley(5)....................        120,576               1.47
Harry Y. McLaughlin(5)......................................        110,862               1.35
James Fairbanks and Claudia Fairbanks(5)....................         45,821                  *
Phil Jaskoviak and Susan Jaskoviak..........................          2,655                  *
Phil Jaskoviak(5)...........................................          9,298                  *
Gary Giberson and Beulah S. Giberson, JT TEN(5).............          5,426                  *
Revocable Living Trust of Glen E. Johnson and Ann B. Johnson
  Trust with AB Tax Provisions (Formula Clause) September
  26, 1990..................................................            647                  *
Ernie Plant.................................................             64                  *
Roger A. Gertz(5)...........................................          1,550                  *
Roger A. Gertz and Eva Gertz................................            323                  *
Continental Air Tool, Inc. Employee Stock Ownership Plan....        105,747               1.29
Dave Gentle(5)..............................................          4,131                  *
Mark W. Fuller(3)...........................................         76,886                  *
Lincoln E. Fuller(3)........................................         76,886                  *
Russell E. Fuller...........................................         36,512                  *
Joyce I. Fuller.............................................         16,357                  *
Joseph H. Stagg, III(3).....................................        127,370               1.56
Mercedes W. Stagg...........................................             27                  *
Henry D. Goff and Fleet Bank, as Trustees of the Trust FBO
  Susan Goff................................................         16,197                  *
Charles J. Houston III Revocable Trust of 1989..............         24,500                  *
The Hope Group Corporation..................................          5,000                  *

---------------

* Less than 1%.
(1) All of the shares held are being registered hereunder and may be offered and resold by the Selling Shareholder pursuant to this Prospectus. There is no assurance, however, that any of the Selling Shareholders will sell any or all of such shares.

(2) Based on 8,187,152 shares outstanding on May 11, 1998.

(3) In connection with the acquisition transaction in which the Company issued the shares to the Selling Shareholder, the Selling Shareholder entered into an employment agreement with a subsidiary of the Company pursuant to which he agreed to provide certain services to the subsidiary for a period of two to three years from the closing date of the acquisition. Under each such employment agreement, the Selling Shareholder is paid an annual salary, may be eligible for an annual bonus (subject to certain performance criteria), and is eligible for Company benefits of the type generally provided to similarly situated employees of the Company for comparable services.
(4) All of the shares held by the Selling Shareholder are subject to a restriction pursuant to which the Selling Shareholder agreed that he will not, directly or indirectly, without the consent of the Company, sell or otherwise dispose of the shares for a period of two years after the acquisition in which the shares were issued to him.
(5) Includes currently exercisable options for shares of Common Stock issued to the Selling Shareholder in connection with the acquisition by the Company of Continental Air Tool, Inc. Options for an aggregate of 67,134 shares were issued to the following Selling Shareholders: D. Gray Farley (20,657 shares); Harry Y. McLaughlin (20,657 shares); Phil Jaskoviak (8,263 shares); Roger Gertz (1,032 shares); Dave Gentle (4,131 shares); Gary Giberson (4,131 shares); and James Fairbanks (8,263 shares). All such options are exercisable at $7.31 per share.

     The Selling Shareholders may offer and sell all or a portion of the shares from time to time, but are under no obligation to offer or sell any of the shares. See "Manner of Offering". Because the Selling Shareholders may sell all, none, or any part of the shares from time to time, no estimate can be given as to the number of shares (or as to the percentage of the total outstanding Common Stock of the Company) that will be beneficially owned by a Selling Shareholder upon termination of any offering.

     This Prospectus also covers the possible resale of the shares of Common Stock by certain other currently unknown persons who may become the record or beneficial owners of such shares as a result of certain types of private transactions, including but not limited to gifts and transfers pursuant to a foreclosure or similar proceeding by a lender or other creditor to whom shares may be pledged as collateral to secure an obligation of a Selling Shareholder. Each such transferee of a Selling Shareholder is hereby deemed to be a Selling Shareholder for purposes of making resales of shares using this Prospectus. To the extent required by applicable law, information about such transferees, if there shall be any (including the name and number of shares owned and proposed to be sold), will be set forth in an appropriate supplement to this Prospectus.

     This Prospectus also covers the possible resale of shares of Common Stock by certain other currently unknown persons who may become the record or beneficial owners of such shares ("New Issue Shares", as discussed elsewhere herein) as a result of future acquisitions by the Company. Each such person is hereby deemed to be a Selling Shareholder for purposes of making resales of such shares using this Prospectus. To the extent required by applicable law, information about such persons (including the name and number of shares owned and proposed to be sold) will be set forth in an appropriate supplement to this Prospectus.

MANNER OF OFFERING

     The shares may be offered and sold by or for the account of a Selling Shareholder, from time to time as market conditions permit, on the NYSE or otherwise, at prices and on terms then prevailing or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders and/or the purchasers of the shares for whom such brokers or dealers act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions), in amounts to be negotiated. At the time a particular offer of the shares is made by one or more of the Selling Shareholders, a Prospectus Supplement, if required, will be distributed that will set forth the aggregate number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, and other items constituting compensation from the Selling Shareholders, and any discounts, commissions, or concessions allowed or reallocated or paid to dealers, including the proposed selling price to prospective purchasers. The Selling Shareholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters", within the meaning of the Securities Act, in connection with such sales. There can be no assurance, however, that all or any of the shares will be offered by the Selling Shareholders. The Company knows of no existing arrangements between the Selling Shareholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the shares.

     The Company will not receive any of the proceeds of any sales of the shares by the Selling Shareholders. The Company will bear substantially all expenses of the offering, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees of the NASD, transfer taxes, fees of transfer agents and registrars, and costs of insurance, if any. All underwriting discounts, selling commissions, and broker's fees applicable to the sale of any shares, and fees and expenses of any counsel to the Selling Shareholders, will be borne by the Selling Shareholders or by such persons other than the Company as agreed by and among the Selling Shareholders and such other persons.

     No dealer, sales person or other individual has been authorized to give any information or to make any representations not contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

ISSUANCE OF OPTION SHARES

     Pursuant to stock option agreements between the Company and certain Selling Shareholders that were entered into in connection with the acquisition of Continental Air Tool, Inc. ("Continental"), the Company granted to such Selling Shareholders, all of whom previously held options to purchase shares of common stock of Continental, options to purchase an aggregate of 67,134 shares of Common Stock of the Company (the "Option Shares"). Such options are immediately exercisable (except for approximately 16% thereof, for an aggregate of 10,741 Option Shares, that are subject to an escrow arrangement and may not become exercisable in full until March 2000, if at all) at an exercise price of $7.31 per share, and all such options expire on April 25, 2001. Any of the Option Shares that are not deemed to be effectively registered for issuance upon the exercise of an option (or that may be held immediately following exercise by a Selling Shareholder who is an affiliate of the Company under Rule 144), shall be covered by this Prospectus for possible resale by the Selling Stockholders.

                       POSSIBLE OFFERINGS BY THE COMPANY


     In certain acquisition transactions by the Company where permitted by applicable securities laws in light of the structure and terms of the particular transaction, the Company may be able to use this Prospectus to issue registered shares to the persons who own the acquired businesses. This Prospectus covers the issuance by the Company of up to 4,013,334 shares ("New Issue Shares") in connection with such possible transactions or in connection with the provision of professional, advisory, or other services to the Company by certain third parties. In any such event, the New Issue Shares would be freely tradable by the recipients, unless restricted by contractual arrangements negotiated in connection with the transaction or services, or if a particular recipient were an affiliate of the Company under Rule 144 of the Securities Act or subject to resale restrictions as a result of being an affiliate of the acquired business under applicable provisions of Rule 145 under the Securities Act. (In either such latter event, the New Issue Shares issued to any such affiliate would be covered by this Prospectus for possible resale by the affiliate, who would become, for all such purposes, a Selling Shareholder under this Prospectus.) In connection with offerings and issuances of New Issue Shares by the Company from time to time, the Company does not expect to use any underwriter or broker-dealer to sell the shares on behalf of the Company. In such transactions, the consideration or proceeds to the Company for the shares would be the business and assets of the companies it acquired or the services provided by the third party.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock began trading on the New York Stock Exchange (the "NYSE") under the symbol "IDG" on September 24, 1997. Prior to that time, there was no trading market for the Common Stock. The following table sets forth for the periods indicated the high and low sales prices of the Common Stock on the NYSE.


                                                              HIGH       LOW
                                                              ----       ---
1997
  Third Quarter (from September 24, 1997)...................  $21        $20 7/16
  Fourth Quarter............................................  $22 9/16   $14 11/16
1998
  First Quarter.............................................  $20 3/16   $15 9/16
  Second Quarter (through May 11, 1998).....................  $20 3/4    $18 1/16


     As of February 28, 1998, there were 88 holders of record of the Common Stock. Investors who beneficially own Common Stock that is held in street name by brokerage firms or similar holders are not included in this number. Accordingly, based upon the quantities of periodic reports requested by such brokerage firms, the Company believes that the actual number of individual beneficial owners of its Common Stock exceeds 1,700.

                                DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock. The Company currently intends to retain its future earnings, if any, to finance the growth, development, and expansion of the Company's business and, accordingly, does not currently intend to declare or pay any dividends on the Common Stock for the foreseeable future. The declaration, payment, and amount of future dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend upon the future earnings, results of operations, financial condition, and capital requirements of the Company, among other factors. Under Delaware law, the Company is prohibited from paying any dividends unless it has capital surplus or net profits available for this purpose. In addition, the Company's loan agreement with The First National Bank of Chicago and other bank lenders prohibits the payment of dividends if there exists, or would exist as a result thereof, a default under the loan agreement.

                             SUMMARY FINANCIAL DATA

     The following summary financial data as of and for the years ended December 31, 1994, 1995, 1996, and 1997 have been derived from audited financial statements of the Company; the financial data as of and for the year ended December 31, 1993 have been derived from unaudited financial statements of the Company. All such financial statements of the Company reflect the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 97 ("SAB 97"), which deem the historical financial statements of B&J Industrial Supply Company ("B&J") -- one of the nine companies acquired by IDG to commence its current operations as a combined entity, effective for accounting purposes as of September 24, 1997 -- to be the historical financial statements of the Company for all periods prior to September 24, 1997. As a result, the Company's financial statements, and the following data, reflect the results of operations and financial condition of B&J alone for the periods prior to September 24, 1997; the results of operations and financial condition of all nine Founding Companies are reflected in the financial statements and data of the Company for only the period of time from and after September 24, 1997. Those facts account for a substantial difference in these financial data as of and for the year ended December 31, 1997 as compared to prior periods; they make comparisons of the data among the periods misleading; and they are a further reason that these historical results are not indicative of the results that the Company may achieve in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                    1997      1996      1995      1994      1993
                                                  --------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
STATEMENTS OF INCOME DATA:
Net sales.......................................  $105,919   $29,083   $25,377   $22,108   $20,867
                                                  --------   -------   -------   -------   -------
Gross profit....................................    25,757     7,458     6,646     5,922     5,804
Selling, general, and administrative............    22,159     6,058     5,631     5,175     4,952
                                                  --------   -------   -------   -------   -------
Operating income................................     3,598     1,400     1,015       747       852
Net income......................................     2,409       991       687       410       551
BALANCE SHEET DATA:
Working capital.................................  $ 77,631   $ 6,995   $ 6,112   $ 5,608   $ 5,406
Property and equipment, net.....................     8,824     1,114     1,187     1,234     1,143
Total assets....................................   132,643    12,948    10,884     9,504     9,145
Long-term debt, including current portion.......     6,009     1,533     1,435     1,181       982
Stockholders' equity............................    95,529     7,169     6,178     5,491     5,081

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company provides flexible procurement solutions for manufacturers and other users of industrial MROP products, distributing a full line of such products and providing specialized services to a diverse group of more than 20,000 customers. The Company sells MROP supplies directly from stock using catalogs or similar methods (stock sales); such sales, on a combined basis, were $177.8 million and $157.5 million in 1997 and 1996, respectively. The Company also sells products and services pursuant to supply contracts (normally for a duration of at least one year) for fixed prices or fixed margins on certain products or product lines; such supply contracts generated sales, on a combined basis, of $80.8 million and $81.5 million in 1997 and 1996, respectively. Pursuant to integrated supply contracts, the Company manages tool cribs and provides a level of enhanced service to certain customers, often with a guaranteed minimum reduction in the customer's total MROP costs. The Company began offering integrated supply contracts in 1995, and revenues from such contracts, on a combined basis, have grown to $26.3 million in 1997 and $12.1 in 1996 from $6.3 million in 1995. Total sales for 1997 and 1996 were $284.9 million and 251.3 million, respectively.

     Management expects the upward trend in its integrated supply business and its specialized services supply business to continue for the foreseeable future, driven by increasing demand from customers to outsource their MROP procurement and management functions and for customized MROP procurement solutions. Integrated supply arrangements are still in the early stages of development, but management believes such arrangements are becoming increasingly attractive to customers. IDG has selected integrated supply as a major focus of its operating strategy. Because start-up costs necessary to design and implement an integrated supply arrangement are currently expensed as incurred, such contracts typically have a lower operating margin, in their implementation phase, than the Company's other principal categories of revenue. Management believes, however, that margins on these arrangements generally increase over the term of a contract (as the Company's costs are reduced and savings to the customer increase), and that integrated supply contracts will become a significant component of the Company's operating results.

     Management believes that the success of the Company's integrated supply and other specialized services supply contract business will depend in major part on the Company's utilization of technology to design and implement the MROP procurement solutions that customers desire. The Company, on a combined basis, invested over $800,000 in 1996 and $842,000 in 1997 to develop and upgrade its information systems, including its proprietary Supply Management System and its internal management information systems in order to expand its capabilities to successfully and profitably deliver such specialized services to customers. The Company will continue to commit resources to its technological capabilities in order to provide superior customer service and achieve internal operating efficiencies.

     Since B&J is deemed to be the acquiring company under provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 97, the Company's historical financial information prior to September 24, 1997 reflects only the operations of B&J. Management's analysis of such information alone would not convey important information about the Company on a combined basis, or about the historical results of operations achieved by the other eight Founding Companies whose businesses were also acquired by the Company as of September 24, 1997. Management has also included, therefore, its analysis of certain combined financial information of the Company together with all nine Founding Companies.

     In these discussions, most percentages and dollar amounts have been rounded to aid presentation; as a result, all such figures are approximations. References to such approximations have generally been omitted.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     These discussions may contain certain forward-looking information and statements concerning the Company's operations, performance, and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to: the availability of attractive acquisition opportunities, the successful integration and management of acquired businesses, improvement of operating efficiencies, the availability of working capital and financing for future acquisitions, the Company's ability to grow internally through expansion of services and customer bases and reduction of overhead, seasonality, the continuation of key supplier relationships, the ability of the Company to compete successfully in the highly competitive and diverse MROP market, the Company's ability to attract and retain key personnel, and other factors discussed in more detail under "Risk Factors" elsewhere in this Prospectus.

RESULTS OF OPERATIONS -- COMBINED

     The following table sets forth certain combined operating data and shows such data as a percentage of net sales for the periods indicated. These combined data include the operating results of B&J together with the results of the other eight Founding Companies, on a combined basis, for the entire periods presented.

                                                         YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------
                                                1997               1996               1995
                                          ----------------   ----------------   ----------------
                                                          (DOLLARS IN THOUSANDS)
Net Sales...............................  $284,870   100.0%  $251,303   100.0%  $230,877   100.0%
Cost of Sales...........................   218,213    76.6    191,221    76.1    176,696    76.5
                                          --------   -----   --------   -----   --------   -----
Gross Profit............................    66,657    23.4     60,082    23.9     54,181    23.5
Selling, General, and Administrative....    57,911    20.3     53,306    21.2     48,307    20.9
                                          --------   -----   --------   -----   --------   -----
Operating Income........................  $  8,746     3.1%  $  6,776     2.7%  $  5,874     2.6%
                                          ========   =====   ========   =====   ========   =====

     These combined operating data for the periods prior to the acquisition and combination of the Founding Companies by IDG (the "Combination"), effective as of September 24, 1997, may not be indicative of the Company's post-Combination operations for several reasons. The Founding Companies operated as separate privately owned entities until the Combination. Until that time, their results of operations reflect varying tax structures, which in turn have influenced other matters such as owners' compensation. Accordingly, selling, general, and administrative expenses, among other matters, may not be comparable among the individual Founding Companies. As a result of the Combination, the Company has new senior management, incurred implementation costs of the Combination, and has begun to incur amortization expenses from the goodwill associated with the Combination. Moreover, these combined operating data do not represent combined results of operations presented in accordance with generally accepted accounting principles; rather, for all periods prior to September 24, 1997, they are only summations of the respective line items from historical financial information of the individual Founding Companies.

     As a result of the Combination, the Company expects to realize savings from several sources, including (a) increased volume discounts and rebates from vendors, (b) consolidation of certain administrative functions, (c) the reduction in interest payments related to the repayment of certain former Founding Company debt, and (d) its ability to borrow at lower interest rates than the Founding Companies. These savings will be offset, to some extent, by costs related to IDG's holding company structure and costs associated with being a public company. No such anticipated effect is reflected in the combined financial information or the following discussion; only results actually achieved by the Company during the period since September 24, 1997 are reflected.

  1997 Compared To 1996

     Net sales increased $33.6 million, or 13.4%, from $251.3 million in 1996 to $284.9 million in 1997. This increase was attributable, in major part, to an increase in integrated supply and other specialized services supply contract sales. In addition, new customers and existing customers increased orders.

     Cost of sales increased $27.0 million, or 14.1%, from $191.2 million in 1996 to $218.2 million in 1997, primarily as a result of increased sales during the latter period. As a percentage of net sales, cost of sales also increased slightly, from 76.1% to 76.6%, due to a change in product mix and certain large sales to a few customers at lower margins.

     Selling, general, and administrative expenses increased $4.6 million, or 8.6%, from $53.3 in 1996 to $57.9 million in 1997. The increase is attributable to the higher volume of business, start-up costs associated with new integrated supply contracts, salary increases, and related benefits. In addition, the Company incurred increased professional fees and costs associated with establishing and staffing a corporate office during the 1997 period. As a percentage of net sales, however, selling, general, and administrative expenses decreased .9% from 1996 to 1997.

     Operating income increased $2.0 million, or 29.1%, from $6.8 million in 1996 to $8.8 million in 1997. As a percentage of net sales, operating income increased from 2.7% in 1996 to 3.1% in 1997.

  1996 Compared To 1995

     Net sales increased $20.4 million, or 8.9%, from $230.9 million in 1995 to $251.3 million in 1996. The increase is attributable to an increase in all revenue categories. In addition, price increases and an acquisition at the end of 1995 contributed to increased revenues. These factors were offset by the loss of revenues to one large customer due to a change in their billing arrangement.

     Cost of sales increased $14.5 million, or 8.2%, from $176.7 million in 1995 to $191.2 in 1996, primarily as a result of increased sales. As a percentage of net sales, however, cost of sales decreased from 76.5% in 1995 to 76.1% in 1996. The decrease was primarily due to a higher margin product mix, increased margin as a result of the change in the billing arrangement with the customer discussed above, and increased vendor rebates.

     Selling, general, and administrative expenses increased $5.0 million, or 10.4%, from $48.3 million in 1995 to $53.3 million in 1996. This increase is attributable to the higher volume of business, start-up costs associated with new integrated supply contracts, and salary increases. As a percentage of net sales, these expenses increased from 20.9% in 1995 to 21.2% in 1996. The increase was primarily due to higher start-up costs associated with new specialized services and integrated supply contracts and an increase in infrastructure including technological upgrades and enhancements needed to support increased volume.

     Operating income increased $900,000, or 15.3%, from $5.9 million in 1995 to $6.8 million in 1996. As a percentage of net sales, operating income increased from 2.6% in 1995 to 2.7% in 1996.

RESULTS OF OPERATIONS -- HISTORICAL

     The following table sets forth certain operating data of the Company (which, pursuant to the requirements of SAB 97, are based on the historical financial results of B&J for the periods prior to September 24, 1997, and include the other eight Founding Companies only for the period from September 24, 1997) and shows such data as a percentage of net sales for the periods indicated:

                                                  YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------
                                          1997              1996              1995
                                    ----------------   ---------------   ---------------
                                                   (DOLLARS IN THOUSANDS)
Net Sales.........................  $105,919   100.0%  $29,083   100.0%  $25,377   100.0%
Cost of Sales.....................    80,162    75.7    21,625    74.4    18,731    73.8
                                    --------   -----   -------   -----   -------   -----
Gross Profit......................    25,757    24.3     7,458    25.6     6,646    26.2
Selling, General, and
  Administrative..................    22,159    20.9     6,058    20.8     5,631    22.2
                                    --------   -----   -------   -----   -------   -----
Operating Income..................  $  3,598     3.4%  $ 1,400     4.8%  $ 1,015     4.0%
                                    ========   =====   =======   =====   =======   =====

  1997 Compared To 1996

     Net sales increased $76.8 million, or 264.2%, from $29.1 million in 1996 to $105.9 million in 1997. This was due primarily to the contributed revenue of the other eight Founding Companies following the

Combination on September 24, 1997, but it also reflects increased international sales and sales to a large customer by B&J during the period.

     Cost of sales increased $58.5 million, or 270.7%, from $21.6 million in 1996 to $80.2 million in 1997. The increase is primarily due to the substantial increase in sales, which reflected primarily the effect of the Combination discussed above. As a percentage of net sales, cost of sales increased from 74.4% in 1996 to 75.7% in 1997, again primarily reflecting the effect of the Combination because the Founding Companies as a whole have a higher cost of sales percentage than B&J.

     Selling, general, and administrative expenses increased $16.1 million, or 265.8%, from $6.1 million in 1996 to $22.2 million in 1997, which reflected primarily the effect of the Combination discussed above. Selling, general, and administrative expenses were relatively constant as a percentage of net sales in 1997. B&J's selling, general, and administrative expenses as a percentage of net sales decreased from 1996 to 1997 due to the ability of B&J to use its existing corporate overhead levels to accommodate increased sales.

     Operating income increased $2.2 million, or 157.0%, from $1.4 million in 1996 to $3.6 million in 1997. Operating income as a percentage of net sales decreased, however, from 4.8% in 1996 to 3.4% in 1997.

  1996 Compared To 1995

     Net sales increased $3.7 million, or 14.6%, from $25.4 million in 1995 to $29.1 million in 1996. This increase was attributable to increased sales to B&J's aerospace and international customers.

     Cost of sales increased $2.9 million, or 15.5%, from $18.7 million in 1995 to $21.6 million in 1996. As a percentage of net sales, cost of sales increased from 73.8% in 1995 to 74.4% in 1996. The increase was primarily due to a change in product mix.

     Selling, general, and administrative expenses increased $400,000 or 7.6%, from $5.6 million in 1995 to $6.1 million in 1996. As a percentage of net sales, however, selling, general, and administrative expenses decreased from 22.2% in 1995 to 20.8% in 1996. The decrease was primarily due to the ability to support increased sales volume with the existing infrastructure.

     Operating income increased $400,000 or 37.9%, from $1.0 million in 1995 to $1.4 million in 1996. Operating income as a percentage of net sales increased from 4.0% to 4.8% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     As of January 31, 1998, the Company had $31.1 million of cash and cash equivalents, $78.3 million of working capital, and an aggregate of $75 million of borrowing capacity under a revolving credit facility for $75 million with a syndicate of commercial banks ("the Credit Facility"). At December 31, 1997, these amounts were $31.4 million, $77.6 million, and $75 million, respectively.

     The Credit Facility has a three-year term from December 11, 1997, may be used for operations and acquisitions, and provides $5 million each for swinglines and letters of credit. Amounts outstanding under the Credit Facility bear interest at either the lead bank's corporate rate or LIBOR, plus applicable margins, as selected by the Company from time to time. The Company incurs a fee between 20 and 30 basis points on the average daily unused capacity during the term. The Credit Facility is secured by the stock of all the subsidiaries of the Company.

     The principal operating capital requirements of the Company are for inventory and accounts receivable and purchasing and upgrading property and equipment. The Company also has implemented an acquisition program to pursue strategic consolidation opportunities in the fragmented MROP industry, and while it expects to fund such acquisitions primarily through the issuance of stock, the Company expects that it will also use cash in connection with certain of its acquisitions. The Company believes that it will have sufficient cash from working capital, cash flow from operations, and borrowings, including use of available capacity under the Credit Facility, to fund both its current operations and anticipated internal expansion, as well as its acquisition program for at least the next year.

     On an historical basis (consistent with the requirements of SAB 97), net cash provided by (used in) operating activities for fiscal years 1997, 1996 and 1995 was ($2.2 million), $380,000 and $633,000 respectively. The change was principally due to increases in working capital requirements for inventory and accounts receivable, and changes in accrued liabilities.

     On an historical basis, net cash provided by (used in) investing activities was primarily attributable to cash of the other eight Founding Companies acquired in the Combination, capital expenditures, and proceeds from the sale of short-term investments. For fiscal years 1997, 1996 and 1995 net cash provided by (used in) investing activities was $2 million, ($150,000) and ($350,000), respectively.

     On an historical basis, net cash provided by financing activities for fiscal years 1997, 1996 and 1995 was $30.2 million, $60,000 and $215,000, respectively. The change was principally due to the completion of the Company's initial public offering on September 29, 1997 for $56.6 million of net proceeds and the use of a portion of those proceeds for the repayment of substantially all amounts outstanding under existing lines of credit of the Founding Companies.

                                    BUSINESS

GENERAL

     Industrial Distribution Group, Inc. (the "Company" or "IDG") was formed in February 1997 to create a leading, nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production ("MROP") products. The Company distributes a full line of industrial MROP products, emphasizing its specialized expertise in product applications. The Company's principal product categories include abrasives, cutting tools, hand and power tools, and coolants, lubricants, and adhesives. Utilizing its proprietary computerized Supply Management System, the Company's application and product specialists are able to analyze a customer's acquisition, possession, and application processes for MROP supplies in order to design programs to streamline the processes and reduce associated costs. Such programs may include improving a customer's production and procurement processes, standardizing MROP products, reducing the number of suppliers, or developing integrated supply arrangements that outsource to the Company some or all of a customer's MROP procurement and management functions.


     In September 1997, IDG completed its initial public offering of Common Stock and, at the same time, acquired the following nine industrial distribution companies: Associated Suppliers, Inc., B&J Industrial Supply Company, Cramer Industrial Supplies, Grinding Supplies Company, J.J. Stangel Co., Shearer Industrial Supply Company, Slater Industrial Supply Company, The Distribution Group, Inc. (formerly known as Industrial Distribution Group, Inc.), and Tri-Star Industrial Supply, Inc., collectively referred to as the "Founding Companies". Through May 11, 1998, the Company completed the acquisition of seven additional companies: Continental Air Tools, Inc., Northern Tool & Supply, Inc., E.C. Blackstone Company, Refco, Inc., Hawley Industrial Supplies, Inc., The New England Group Industrial Distributors, Inc., and Industrial & Tool Suppliers, LLC.


     The Company intends to establish a nationwide presence, with MROP product and service capability in all or most of the top 50 U.S. industrial markets. Currently, the Company has 53 operating locations in 48 cities, along with four small facilities abroad. The Company's more than 24,000 customers include a diverse group of major national and international corporations, including AlliedSignal, Black & Decker, Boeing, Chrysler, General Motors, Hoechst Celanese, PPG Industries, and Shell Oil, as well as small and large local and regional businesses. On a pro forma combined basis, the Company had net sales of approximately $284.9 million for the year ended December 31, 1997.

INDUSTRY OVERVIEW

     Manufacturers, processors, and other producers of industrial, commercial, or consumer products have a continual need for a broad range of industrial MROP products. Many of these products -- such as drill bits, sandpaper, and saw blades -- are consumed in production processes and are essential to maintain at the point of production to avoid unnecessary downtime. Other MROP products -- such as power tools, scales, hoists, and lathes -- have relatively longer operational lives and are therefore purchased less frequently, but still must be available "on time" in order to achieve production efficiencies.

     The Company estimates that the size of the market for industrial MROP products in which it participates primarily is approximately $70 billion annually. However, the entire United States MROP market is estimated to be in excess of $175 billion annually, and includes electrical, PVF (pipes, valves, and fittings), power transmission, and other product categories in which the Company participates to a lesser extent. This larger market is highly fragmented, with the 50 largest distributors (all of which have annual sales over $90 million) accounting for less than 15% of the market.

     Manufacturers and other users of MROP products are seeking ways to enhance efficiencies and reduce MROP process and procurement costs in order to compete more effectively in the global economy. As a result, the industrial supply industry is experiencing consolidation, as customers focus on the convenience, cost savings, and economies of scale associated with a reduced number of suppliers capable of providing superior service and product selection. Further, as manufacturers focus on their core manufacturing or other production competencies, they are increasingly outsourcing their MROP procurement, management, and application processes in search of comprehensive MROP solutions, such as integrated supply. The Company believes that it will benefit from these industry trends.

BUSINESS STRATEGIES

     The Company believes that it has the size, scale of operations, and resources necessary to compete effectively in the evolving industrial MROP supply industry. The Company's size and scale of operations allow it to benefit from high volume purchasing, attract the highly skilled personnel required to deliver enhanced levels of service, and realize internal operating efficiencies. The Company's resources and product knowledge enable it to offer a comprehensive product line and invest in sophisticated inventory management and control systems needed to support its enhanced levels of customer service. Moreover, management believes that the Company's overall position enhances its ability to implement its acquisition strategy in the consolidating and fragmented MROP industry.

  Operating Strategy

     Superior Product Expertise and Comprehensive Product Line. One of the Company's core competencies is its extensive product expertise. With its understanding of the most appropriate product for specific customer applications, the Company can identify the MROP product best suited for a customer's specific need. This expertise benefits the customer in two ways, each of which lowers the customer's total MROP costs. First, the customer increases the efficiency of its manufacturing processes by minimizing downtime and other indirect costs. Second, by providing only that level of quality required by the application, the Company can lower the customer's MROP product costs. The Company's comprehensive product line supports its commitment to deliver the most appropriate product to its customers. In addition to maintaining over 100,000 stock keeping units ("SKUs"), as well as special items in stock for regular customers, the Company can provide virtually any MROP item, including special-order items.

     Flexible Procurement Solutions; Integrated Supply. The Company believes the key to serving customers in the changing MROP market is the ability to design and implement customized flexible procurement solutions for acquiring, possessing, and applying MROP products to satisfy each customer's particular needs and achieve its cost reduction objectives. The spectrum of services necessary to deliver such solutions is broad. For customers who are not yet prepared to outsource their entire MROP procurement and management functions, the Company provides a range of options from which customers may select the appropriate types and level of service. For customers who desire total procurement solutions designed and implemented through a single distributor, the Company offers its "fully integrated supply" programs, which permit customers to outsource to the Company the entire MROP procurement and management function, including ownership by the Company of inventory in the customer's on-site MROP supply room (or "tool crib"). The Company's services include, as needed by the customer: assessing a customer's total procurement costs for its MROP requirements (comprised of product ordering, carrying, management, administrative, and other overhead costs); re-engineering procurement and production processes; standardizing products; reducing the number of distributors, with a corresponding reduction in purchase orders and invoices processed by customers; reducing the numbers of products used by the customer; acquiring supplies on an "on-time" basis; managing and supplying MROP items using the Supply Management System, the Company's proprietary software for the management of integrated supply sites; managing and staffing customers' tool cribs; bar coding products in tool cribs to facilitate ordering and to track and control consumption by employee, product, or cost center; and generating a variety of customer-designed management reports.

     Centralized Corporate Functions and Decentralized Operating Management. At the corporate level, on the one hand, the Company is consolidating functions such as financial, accounting, management information systems, employee benefits, and certain purchasing arrangements to eliminate duplicative administrative and other costs that otherwise would be incurred at each of its operating locations. The resulting operating efficiencies, along with the enhanced leverage from higher volume purchasing, should provide the Company an advantage over smaller regional and local competitors. At the operating subsidiary level, on the other hand, the Company is employing a decentralized management structure that focuses management at each operating subsidiary on day-to-day operating matters, profitability, and growth, as well as identifying potential acquisition candidates. The Company believes that its decentralized management philosophy will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on first-hand assessments of the needs and desires of individual customers.

     Superior Customer Service. Providing superior quality and a comprehensive range of MROP services to customers is the IDG hallmark. As part of its commitment to customer service, the Company emphasizes quality assurance in all phases of its operations. The Company's sales and service personnel receive ongoing periodic training in TQM ("total quality management") and other team management skills to assure such quality performance. IDG also will seek certification under the International Standards Organization ("ISO") 9002 standards for distribution with respect to its principal locations and expects to make such certification a Company-wide objective for all future principal locations.

     Commitment to Technology. The Company's proprietary computerized Supply Management System and its internal management and information systems will be instrumental in delivering high quality customer service and in reducing the Company's operating costs. The Supply Management System is designed to allow a customer to order products directly from the Company, set internal purchase control limits for its personnel, coordinate the management of MROP items within its tool cribs, run customized reports, and perform numerous other functions that facilitate the procurement process or reduce its costs. When fully implemented, the Company's internal management and information systems will track all of its products nationwide and will enable a customer and the Company's sales personnel anywhere to determine the availability of products in stock on a real time basis and to evaluate alternative products and pricing. The Company is committed to continually assessing and implementing technological innovations that will enhance its ability to serve customers and improve its operating results. The Company will seek to use technology to reduce its order processing and receiving costs, by means such as product bar coding, electronic funds transfer ("EFT"), electronic data interchange ("EDI"), and vendor managed inventory ("VMI") modules to facilitate on-time procurement of products, without the administrative expense and inconveniences of the traditional exchange of purchase orders and invoices.

  Growth Strategy

     Internal Growth. Management believes that significant opportunities exist to increase revenues and earnings through internal expansion. Through focused marketing both inside and outside the United States, the Company will seek to add revenue by offering additional products and services to new and existing customers and identifying any unserved facilities of its larger existing customers. Where necessary to increase its market share, the Company will open or expand facilities in the vicinity of existing operations. The Company will also consider the desirability of internal expansion into new geographic markets.

     Acquisitions in Select Geographic Markets. The Company has launched an aggressive acquisitions program to take advantage of consolidation opportunities that management believes exist within the highly fragmented industrial MROP market. The Company will continue to focus primarily on industrial MROP markets in the United States, and has initially focused on expanding its existing markets as well as those major markets where the Company does not presently operate. The Company will continue to seek to acquire successful MROP distribution and related businesses that are large enough to establish a significant initial presence and to provide for future Company expansion in the particular market. The Company will continue to seek to retain the management of acquired businesses.

     "Hub and Spoke" Expansion Strategy. The Company is utilizing a "hub and spoke" approach both for acquisitions and internal expansion. In establishing a "hub" location, the Company generally will assess both the volume of MROP utilization in the geographic area and the ready availability of transportation and warehouse facilities to permit the Company to develop and support smaller operations in surrounding regions through centralization of some functions at the hub location. Upon establishing a hub, the Company will seek to acquire or open additional smaller operations, or "spokes", in the surrounding geographic area to increase market penetration or capitalize on operating efficiencies available through the hub.

     Expansion into International Markets. The Company believes that the consolidation and outsourcing trends that provide growth opportunities in the United States offer comparable opportunities in international markets. The Company plans initially to extend its offering of flexible procurement solutions to foreign manufacturing facilities of its domestic customers to develop a base for potentially expanded international operations. The Company has been active in the People's Republic of China since 1988, establishing sales offices in Beijing (1994) and Shanghai (1996), and in Mexico since 1997.

FLEXIBLE PROCUREMENT SOLUTIONS; INTEGRATED SUPPLY

     The ability to deliver customized flexible procurement solutions that are specially designed to reduce a particular customer's MROP costs is one of the fundamental strengths of the Company. The spectrum of services necessary to design and implement such solutions for customers in the changing industrial MROP market is broad and must encompass all three phases of a customer's MROP cycle -- acquisition, possession, and application. The Company offers the entire spectrum of services in order to assure its ability to design and implement procurement solutions that meet each particular customer's MROP requirements.

     Some customers may require nearly the entire spectrum of services -- a so-called "fully integrated supply" relationship, where the Company essentially forms a strategic alliance with the customer to procure, manage, and apply MROP products at the customer's site and to share the benefits of the cost reductions achieved. The Company's fully integrated supply relationships, which are not standardized and vary from customer to customer, usually include licensing IDG's proprietary Supply Management System to the customer; gaining access to plant floors to re-engineer procurement and production processes and standardize MROP products; coordinating the purchase of multiple MROP product lines; providing consolidated invoices and customized management reports via a direct network link to customers; and managing and staffing tool cribs. In addition, in a fully integrated supply relationship, the Company, rather than the customer, generally owns the inventory in the tool crib. The Company believes that the nature of integrated supply relationships will continue to evolve, and it will seek to maintain the capability to provide whatever level of integration its customers may require over time.

     In a fully integrated supply relationship, the Company often guarantees a minimum annual reduction in the customer's total MROP costs. The Company believes it can achieve such guaranteed cost reductions through its focused and ongoing analysis and re-engineering of a customer's production processes to reduce the variety and number of MROP products used by the customer. In addition to the contractually guaranteed cost reductions, the Company often achieves additional costs savings for the customer through the reduction of certain tool crib staffing expenses; the reduction in shrinkage and obsolete stock due to better inventory controls; and the elimination of certain inventory holding costs. Where the Company saves additional costs for a customer through process improvements, the customer usually shares the additional savings with the Company. The Company believes that, for appropriate customers, a fully integrated supply arrangement also has other benefits. For example, through the use of the Company's proprietary Supply Management System, the customer experiences a better fill rate for MROP products; reduces production downtime due to the unavailability of key products; and obtains more useful information about inventory needs and consumption by cost center than previously collected.

     Other customers require less comprehensive solutions, and the Company has the flexibility to design and implement only those services needed by the customer. In addition to selections from the services described for fully integrated supply arrangements, these specialized services may include any one or more of the following: providing consolidated billing for MROP products and computerized management reports to customers regarding purchases and inventory levels; installing computer software and hardware to implement an EDI system to enable the customer to order products from its own location electronically without contacting the Company by telephone or facsimile; and bar coding products in a customer's tool crib to control inventory and track consumption by product, employee, or cost center. Other services, as needed to respond to a particular customer's MROP requirements, can be designed and implemented to achieve the desired solution.

     At December 31, 1997, the Company had in place 18 fully integrated supply arrangements with customers covering 24 sites, and supply contracts for specialized services with over 250 customers.

PRODUCTS

     The Company offers a full line of industrial MROP products, stocks specific items for regular customers, and can satisfy virtually any requirement a customer may have for an MROP application or service. The Company's principal categories of products include abrasives, cutting tools, hand and power tools, coolants, lubricants, and adhesives, among others. The Company will be able to offer significant depth and breadth in its core product lines to customers throughout its nationwide operations, which will distinguish it from most of its present competitors. The Company's products may be ordered electronically, by telephone, by mail, or by facsimile. The Company will at all times seek to provide its customers with the most convenient method of selecting and ordering products, which in the future may include paper and electronic catalogs, Internet commerce, and other publications.

     The Company's offering of specific products from multiple manufacturers at different prices and quality levels permits the Company to offer the product that provides the best value for the customer. For example, if a customer requires a drill bit to drill 100 holes, it would be inefficient and more costly to purchase the top-of-the line product that is designed for a requirement of drilling 10,000 holes. The Company's application and product specialists are trained specifically to assist customers in making such intelligent cost-saving purchases, with the goal of lowering the customer's total MROP product costs. The Company believes these factors will significantly enhance its volume of repeat business, and they are an integral part of the Company's overall customer costs reduction and total procurement solution.

     The following table sets forth the MROP products offered by the Company, based on the Industrial Distribution Association product categories, describes typical products in each category, and presents the percentage of the Company's aggregate revenues from sales of the product category for 1997:

                                                                             % OF
                                                                           AGGREGATE
PRODUCT CATEGORY                               TYPICAL PRODUCTS             REVENUE
----------------                               ----------------            ---------
Cutting Tools......................  Drills, Taps, Carbide Tools, End         17.7%
                                       Mills
Abrasives..........................  Grinding Wheels, Sanding Belts,          17.6%
                                       Discs, Sheets or Rolls
Hand Tools.........................  Wrenches, Socket Sets, Screw             11.2%
                                       Drivers, Hammers
Power Tools........................  Air and Electric Drills, Air              9.8%
                                       Compressors, Impact Wrenches,
                                       Screwdrivers
Maintenance Equipment & Supplies...  Hydraulic Tools, Paint, Lubrication       7.3%
                                       Equipment
Coolants, Lubricants, and
  Adhesives........................  Metal Cutting Coolants, Aerosols,         6.2%
                                       Industrial Adhesives
Material Handling Equipment........  Hoist, Slings, Chain, Shelving,           4.9%
                                       Casters
Safety Products....................  Gloves, Signs, Absorbents, Glasses        4.4%
Contractor Supplies................  Powder-Actuated Tools, Ladders,           2.2%
                                       Shovels
Machine Tools & Accessories........  Milling Machines, Work Holding            1.8%
                                       Vises, Tool Holders
Fasteners..........................  Socket Screws, Hex Screws, Anchors        1.6%
Electrical.........................  Fuses, Electrical Switches, Controls      1.5%
Saw Blades.........................  Band, Hack, Hole, Jig Saw Blades          1.4%
Tapes..............................  Masking, Filament and Duct Tape           1.4%
Fluid Power........................  Hydraulic and Pneumatic Valves,           1.3%
                                       Cylinders
Quality Control Products...........  Electronic Calipers, Micrometers          1.0%
Tool & Die Supplies................  Ground Stock, Drill Rod, Die Sets         1.0%
Power Transmission Equipment.......  Belts, Drives, Bearings, Gears,           0.9%
                                       Pulleys
Brushes............................  Wire Wheel, Floor Brooms                  0.7%
Welding Equipment & Supplies.......  Welders, Weld Rod                         0.5%

                                                                             % OF
                                                                           AGGREGATE
PRODUCT CATEGORY                               TYPICAL PRODUCTS             REVENUE
----------------                               ----------------            ---------
Industrial Pipe, Valves &
  Fittings.........................  Pipes, Valve, Fittings                    0.4%
Industrial Hose....................  Air Hose, Water Hose                      0.1%
Metal Goods........................  Angle Iron, Conduit                       0.1%
                                     Special Order Items and
Other Products.....................  Miscellaneous                             5.0%
                                                                            ------
  Total............................                                            100%
                                                                            ======

     In addition to maintaining over 100,000 SKUs in stock, the Company often maintains supplies of special items for regular customers. Moreover, the Company is able to supply virtually any special order MROP item. In order to achieve costs savings for the Company and its customers, the Company periodically reviews its special order activities to identify items ordered with sufficient frequency to warrant inclusion in the Company's stock.

     The Company obtains its products from approximately 14,800 vendors. During 1997, only one vendor provided as much as 10% of the products sold by the Company, and no other vendor provided more than 3%. The Company believes it is not materially dependent on any one vendor or small group of vendors.

     The Company ships products anywhere in the world in the time frame required by the customer. To facilitate such "on time" delivery of the Company's products, the Company stores its stock MROP products primarily in warehouses at various locations across the United States. See "-- Properties".

CUSTOMERS

     The Company's customers, who number over 24,000, include a broad range of industrial, commercial, and institutional users of MROP products, from one-person machine shops to national and multinational corporations such as AlliedSignal, Black & Decker, Boeing, Chrysler, General Motors, Hoechst Celanese, PPG Industries, and Shell Oil. For 1997, the Company sold products to over 840 customers who purchased at least $50,000 of products, and no single customer accounted for as much as 5% of the Company's net sales.

     The Company will continue to serve a large number and wide variety of customers, as part of its planned growth and nationwide expansion strategy. Management does expect, however, that the Company will place special emphasis on marketing and sales of core product categories to mid- to large-sized users of MROP products who require the value-added benefits of the Company's flexible procurement solutions.

SALES AND MARKETING

     The Company has approximately 200 outside sales representatives, 220 inside sales/customer service representatives, and 27 application and product specialists. Most of the inside sales/customer service representatives support the outside sales representatives and are responsible for certain types of customer service contacts and order entry. The application and product specialists call on designated customers and are responsible for designing and presenting the Company's flexible procurement solutions to those customers and providing technical support with respect to certain products. These specialists are highly trained individuals who build relationships with customers and assist them in reducing total procurement costs and improving production processes. Once the Company's internal operating systems are integrated, its entire sales force will have access to customers' historic product preferences, order values, and inventory levels for all of the products stocked by the Company. The sales force will also be able to access billing information and plant and industry information, and to input product orders. The Company has invested significant resources in developing these sales force automation systems and databases. The databases will be a key component of the Company's marketing strategy and can offer the Company an ongoing competitive advantage in increasing sales to existing customers and attracting new customers.

     The Company has centralized the administration of Company-wide training programs and will provide intensive ongoing TQM training programs for all Company personnel. In addition, each of the Company's operating subsidiaries provides regular training programs for its sales personnel and special training programs for any products distributed only in its market area. Each operating subsidiary also maintains a technical support group, as part of its overall sales and marketing function, dedicated to answering specific customer inquiries, assisting customers with the operation of products, and finding low cost solutions to manufacturing problems.

PROPERTIES

     As of March 31, 1998, the Company owned eight properties and leased 45 properties in 48 cities in the United States for its warehouse, sales, and administrative offices. The Company also leases four properties in four cities in other countries. Certain property locations contain multiple operations such as a warehouse and a sales office. The facilities range in size from 550 square feet to 68,064 square feet. Leases for the facilities expire at various periods between 1998 and 2009. The aggregate annual lease payments for real properties in 1997 were approximately $850,000.

     The Company's principal corporate offices are located at 2500 Royal Place, Tucker, Georgia, where the Company is expanding a portion of TDG's principal operating location to accommodate its executive offices. The Company also leases office space in Chevy Chase, Maryland for use by its Chairman and Chief Executive Officer as a satellite office.

     The Company believes that its facilities are adequate for its needs and does not anticipate inordinate difficulty in replacing such facilities or opening additional facilities, if needed.

MANAGEMENT INFORMATION SYSTEMS

     The Company will develop, maintain, and utilize computerized management and information systems, including its internal management and information systems and its proprietary PC-based Supply Management System for customer product procurement and management. Both of these systems are important elements of the Company's ability to meet customers' requirements for increasing levels of individualized total MROP procurement solutions and also to achieve the Company's desired level of operating efficiencies. The Company utilizes its proprietary Supply Management System in providing flexible procurement solutions for customers. In addition, certain other of its acquired businesses have internal information systems that allow centralized management of key functions, including communication links between warehouse and sales offices, inventory and accounts receivable management, purchasing, pricing, sales and distribution, and the preparation of periodic operating control reports that provide concise and timely information regarding key aspects of its business.

     In connection with developing its internal Company-wide systems, the Company is drawing upon the best features of the existing systems that have been utilized by its acquired businesses. Once these systems are integrated, certain of the information systems will operate over a wide area network, and the real-time information system will allow each warehouse and sales center to share information and monitor daily progress relating to sales activities, credit approval, inventory levels, stock balancing, vendor returns, order fulfillment, and other measures of performance. In addition, the Company's systems will enable it to automatically purchase inventory from certain vendors based on projected customer ordering models.

COMPETITION

     The industrial MROP products industry is highly competitive and features numerous distribution channels, including: national, regional, and local distributors; direct mail suppliers; large warehouse chains; hardware stores; and manufacturers' own sales forces. Many of the Company's competitors are small enterprises who sell to such customers in a limited geographic area, but the Company also competes against several large MROP distributors that have significantly greater resources than the Company. Certain of the Company's competitors sell identical products for lower prices than those offered by the Company. Management believes, however, that the Company's ability to compete effectively is dependent primarily upon its ability to respond to the needs of its customers through quality service and product diversity and availability. Management believes the Company's operating and growth strategies will yield operating efficiencies that enhance its ability to compete successfully for the types of customers it desires.

PERSONNEL

     The Company had approximately 930 full-time and 25 part-time associates as of December 31, 1997. Eleven of the Company's associates are employed pursuant to a collective bargaining agreement with local unions affiliated with the International Brotherhood of Teamsters. Management believes that the subsidiary that has been employing these persons pursuant to that contract enjoys good relations with these associates, and has not experienced work stoppages. Management believes the Company's relations with all of its associates is good.

LEGAL MATTERS

     On November 18, 1996, Milliken & Company ("Milliken"), a textile manufacturer and customer of TDG, filed suit against a manufacturer of an industrial product and TDG in the Superior Court of Troup County, Georgia, Civil Action No. 96-CV-964. Milliken claims that a product sold to it by TDG as a distributor of the defendant-manufacturer was defective and caused a fire, severely damaging Milliken's textile manufacturing plant in LaGrange, Georgia. Milliken alleges damages of $500 million against the defendants. TDG has denied any liability, and its insurance carrier is vigorously defending the lawsuit on its behalf. While the damages alleged by Milliken are exceptional in amount, the inclusion of the distributor of a product, along with its manufacturer, as a defendant in an action for alleged product defectiveness is unexceptional. The litigation is in the early stages of discovery, and while it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance, which provides for $12 million of coverage, will be adequate to cover any loss to Predecessor-IDG that might result from the lawsuit.

     On August 27, 1997, Robert Hallager filed suit in the Court of Common Pleas of Philadelphia, Pennsylvania, Civil Action No. 3222 against his former employer, Jessop Steel Company, and several manufacturers and distributors of industrial products, including Shearer (one of the Founding Companies). Mr. Hallager claims that he contracted cobalt poisoning and other pulmonary problems requiring his cessation of work and lifetime monitoring as a result of his exposure to steel containing cobalt, chromium, and nickel through a grinding process utilizing abrasive tools supplied to his employer by the various defendant-manufacturers and distributors. Mr. Hallager alleges damages "in excess of $50,000". The litigation is in the very early stages. Shearer has denied any liability, and its insurance carrier is defending the lawsuit on Shearer's behalf. While it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance, which provides for $7 million of coverage, will be adequate to cover any loss to Shearer that might result from the lawsuit.

     On December 22, 1997, TDG brought an action in DeKalb County Superior Court, Georgia, File No. 97-14388-4, against a former shareholder, Alvis J. Waite, under the Georgia dissenters' rights provisions of the Georgia Business Corporation Code (the "GBCC"). Mr. Waite, as a shareholder of TDG, had exercised his rights pursuant to the GBCC to dissent from the merger of TDG with the Company. In accordance with the GBCC, TDG offered to pay Mr. Waite $4.2 million for his interest in TDG. Mr. Waite rejected that offer and demanded payment of $9 million. TDG brought this action to seek a judicial determination of the value of Mr. Waite's interest in TDG as of the time of the merger. The proceeding is in the early stages of discovery and it is not possible to predict the outcome at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information regarding the directors and executive officers of the Company is set forth in the following table and paragraphs.

NAME                                              AGE                      POSITION
----                                              ---                      --------
Martin S. Pinson(1)(3)..........................  52    Chairman of the Board and Chief Executive
                                                          Officer
Douglass C. Smith(1)............................  57    President and Chief Operating Officer and
                                                          Director
Jack P. Healey..................................  38    Senior Vice President, Chief Financial Officer,
                                                          and Secretary
David K. Barth..................................  54    Director
William J. Burkland.............................  36    Director; Vice President of B&J
William R. Fenoglio(1)(2)(3)....................  58    Director
William T. Parr(2)(3)...........................  61    Director
George L. Sachs, Jr.(1).........................  56    Director; President of Tri-Star
Richard M. Seigel(2)(3).........................  51    Director
Andrew B. Shearer...............................  34    Director; President of Shearer

---------------

(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee

     Mr. Pinson joined the Company in June 1997 as its Chairman and Chief Executive Officer. Prior to joining the Company, Mr. Pinson had served as Executive Vice President (from inception) and Chief Financial Officer (from inception to 1995) of U.S. Office Products Company, an international office products supplier to corporate, commercial, and industrial customers, which engaged in a consolidation of office products suppliers and which he co-founded in 1994. From 1991 to 1995, Mr. Pinson served as President of Pinson and Associates, a Washington, D.C.-based investment, legal, and consulting services firm primarily serving development stage companies. From 1973 to 1990, Mr. Pinson was Senior Vice President and Secretary of Greater Washington Investors, Inc., a publicly-owned venture capital investment company, where he specialized in developing investment strategy and locating new investment opportunities. He received his undergraduate degree from Union College and his law degree from Georgetown University.

     Mr. Smith is a co-founder of the Company and has served as its President and Chief Operating Officer since its inception. Mr. Smith was a co-founder in 1981 of TDG and served as its President and Chief Executive Officer from its inception until it was acquired by the Company in September 1997. Mr. Smith was also a co-founder in 1972, and President, of Boring & Smith Industries, Inc., a predecessor of TDG. Mr. Smith received his undergraduate degree from the University of Maryland and his Masters in Business Administration from Emory University.

     Mr. Healey joined the Company in June 1997 as Vice President, Chief Financial Officer, and Secretary. Prior to joining the Company, Mr. Healey was the partner in charge of assurance services (since 1983) for Miller Ray Healey & Houser, a regional accounting firm and member of the SEC practice section of AICPA, during which time he served as auditor for TDG. Prior to joining that firm, Mr. Healey was a senior auditor with the international accounting firm of Ernst & Young. Mr. Healey is a certified public accountant and a certified fraud examiner. He received his undergraduate degree in accounting from Syracuse University.

     Mr. Barth is the President of Barth Smith Company, an investment and management consulting firm specializing in strategy, marketing, operating and executive staffing issues associated with various distribution channels, which he founded in 1991 and which assisted the Company with its formation in 1997. Prior to that time, he served as Vice President, Planning and Development, from 1985 to 1990, and Treasurer, from 1979 to 1984, of W.W. Grainger, Inc., a national distributor of maintenance, repair, and operating supplies and related information to commercial, industrial, contractor, and institutional customers. Mr. Barth also served as Treasurer, Financial Services Group, from 1975 to 1979, and Manager, Treasury Operations, from 1972 to 1975, of Borg-Warner Corporation, a multinational diversified manufacturing, finance, and services company.

Mr. Barth received his undergraduate degree from Knox College in Galesburg, Illinois, and his Masters in Business Administration from the University of California at Berkeley.

     Mr. Burkland is a co-founder of the Company. Mr. Burkland has served since 1994 as the Vice President of Finance and Controller of B & J Industrial Supply Company. From 1992 to 1994, Mr. Burkland served as B & J's Director of International Sales, during which he initiated, managed, and expanded B & J's international business. Mr. Burkland received his undergraduate degree in business administration from the University of Washington.

     Mr. Fenoglio served as the President and Chief Executive Officer of Augat, Inc., a manufacturer of connector products, from 1994 to 1996. Prior to that time, Mr. Fenoglio served as President and Chief Executive Officer (1991 to
1994) and Chief Operating Officer (1985 to 1991) of Barnes Group, Inc., a diversified manufacturer and distributor which owns Bowman Distribution Company. From 1961 to 1984, Mr. Fenoglio was employed by General Electric Corporation and served as the Vice President and General Manager of the Component Motor Division from 1981 to 1984. Mr. Fenoglio is currently a director of the Southern New England Telecommunications Corporation, Southern New England Telephone Company, and Standex International, Inc., and he has served as Chairman of the Board of Connecticut Business & Industry Association. Mr. Fenoglio received his undergraduate engineering degree from Rose Hulman Institute of Technology and completed the Advanced Executive Program at Northwestern University's J.L. Kellogg Graduate School of Management.

     Mr. Parr has served as Vice Chairman and a director of J. Smith Lanier & Co., an insurance placement company, since 1980. He currently serves as a director of ITC Holding Company, Inc. and several of its subsidiaries, including ITC Services Co., Inc. (a management services company), Valley Telephone, InterCall, Inc. (a conference calling service provider), and Globe Telecommunications, Inc. (a non-regulated telecommunications provider). He also serves as a director of AvData Systems, Inc. and ITC DeltaCom, Inc. Mr. Parr received his undergraduate degree in mathematics from Georgia State University.

     Mr. Sachs is a co-founder of the Company. Mr. Sachs has served since 1985 as the President of Tri-Star Industrial Supply, Inc., one of the companies that founded the Company in 1997 ("Tri-Star"), and from 1978 to 1985, he served as Tri-Star's Vice President -- Finance. Prior to joining Tri-Star, Mr. Sachs served as an Audit Manager for Arthur Andersen & Co. from 1968 to 1978. Mr. Sachs received his undergraduate degree in accounting from California State Polytechnic University, and is a certified public accountant.

     Mr. Seigel served as the Chairman and Chief Executive Officer of SYSCO Food Services of Los Angeles, a subsidiary of SYSCO Corporation that distributes a broad range of products and services to restaurants, hotels, hospitals, schools, the military, and other institutions, from 1990 to October 1997. Prior to that time, Mr. Seigel had been Senior Vice President of SYSCO Corporation (1988 to
1990), which he joined in 1988 following the acquisition by SYSCO Corporation of a subsidiary of Staley-Continental, Inc. for which Mr. Seigel served as President from 1984 to 1988. Mr. Seigel received his undergraduate degree from Knox College and his Masters in Business Administration from The Amos Tuck School of Business at Dartmouth College.

     Mr. Shearer is a co-founder of the Company. Mr. Shearer has served since 1991 as the President of Shearer Industrial Supply Co. ("Shearer"), one of the companies that founded the Company in 1997. Prior to becoming President, Mr. Shearer was employed by Shearer in various positions from 1985. Mr. Shearer received his undergraduate degree in business management from New Hampshire College.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during the fiscal year ended December 31, 1997, to or for the Company's chief executive officer and each of the Company's two other executive officers during fiscal 1997 (the "Named Executive Officers"). The Company was organized in February 1997, did not have any executive officers until June 1997, and did not conduct any operations until September 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                           ANNUAL COMPENSATION                COMPENSATION
                                ------------------------------------------     SECURITIES
                                FISCAL                        OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY     BONUS    COMPENSATION   OPTIONS/SARS(#)   COMPENSATION
---------------------------     ------   --------   -------   ------------   ---------------   ------------
Martin S. Pinson..............   1997    $145,833   $    --   $         --           103,800   $         --
  Chief Executive Officer(1)
Douglass C. Smith.............   1997     219,286        --             --            27,000             --
  Chief Operating Officer(2)
Jack P. Healey................   1997      87,500    40,000             --            20,800             --
  Chief Financial Officer(1)

---------------

(1) Mr. Pinson's and Mr. Healey's employment by the Company commenced June 1, 1997 and their respective salary amounts above reflect their contractual annual base salaries of $250,000 and $150,000, respectively, from such commencement date.
(2) Mr. Smith's compensated employment by the Company commenced on September 29, 1997. Prior to that time, he served as an officer of the Company without compensation from it, and he was employed as an executive officer of TDG, which became a subsidiary of the Company pursuant to the Company's consummation of its acquisition of the nine founding companies, on September 29, 1997. Mr. Smith's compensation includes all amounts paid by TDG to him during 1997 and reflects his contractual annual base salary from the Company of $250,000 from the September 29, 1997 commencement date.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                               NUMBER OF     % OF TOTAL                               ANNUAL RATES OF STOCK
                              SECURITIES    OPTIONS/SARS                               PRICE APPRECIATION
                              UNDERLYING     GRANTED TO                                FOR OPTION TERMS(2)
                              OPTION/SARS   EMPLOYEES IN   EXERCISE OR   EXPIRATION   ---------------------
                              GRANTED(1)    FISCAL YEAR    BASE PRICE       DATE         5%         10%
                              -----------   ------------   -----------   ----------   --------   ----------
Martin S. Pinson............    103,800        25.33%        $17.00       9/23/07     $887,490   $2,459,125
Douglass C. Smith...........     27,000         6.59          17.00       9/23/07      230,850      639,657
Jack P. Healey..............     20,800         5.08          17.00       9/23/07      177,840      492,772

---------------

(1) Mr. Pinson's and Mr. Healey's options vest beginning one year from the date of grant in 33 1/3% increments on the anniversary of the date of grant. Mr. Smith's options vest beginning one year from the date of grant in 25% increments on the anniversary of the date of grant.
(2) Based on assumed rates of stock price appreciations, as required by the Commission.

                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                         FISCAL YEAR END            AT FISCAL YEAR END(1)
                                                   ---------------------------   ---------------------------
                                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                   -----------   -------------   -----------   -------------
Martin S. Pinson.................................       0           103,800      $        --   $     0
Douglass C. Smith................................       0            27,000               --         0
Jack P. Healey...................................       0            20,800               --         0

---------------

(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sale price of the Company's Common Stock on the New York Stock Exchange as of the last business day of its fiscal year, December 31, 1997, which was $15 11/16 per share. Because the closing sale price of the Company's Common Stock on December 31, 1997 was less than the exercise price of the options, no unexercised options were in-the-money.

     The Company has entered into employment agreements with Messrs. Pinson, Healey, and Smith. The agreements provide for a base salary of $250,000, $250,000, and $150,000 per year for Messrs. Pinson, Smith, and Healey, respectively; an annual bonus as determined by the Company's Board of Directors; and Company benefits of the type generally provided to key executives.

     While the Company may terminate an employment agreement at any time during the term, if the Company terminates the agreement other than for cause, death, or disability, the Company must pay severance based on the officer's base salary under the agreement for the greater of 12 months or the unexpired portion of the term and any performance bonus to which the officer would otherwise be entitled for the fiscal year in which such termination occurs. Messrs. Pinson's and Healey's employment agreements each have a three-year term from June 1, 1997, and Mr. Smith's employment agreement has a three-year term from September 29, 1997. All of the agreements contain customary proscriptions against misuse of Company information, competition with the Company, and solicitation of employees of the Company.

DIRECTORS' COMPENSATION

     The Company pays its outside directors an annual fee of $10,000, payable quarterly. The Company reimburses all directors for their travel and other expenses incurred in connection with attending Board or Committee meetings, and also reimburses its outside directors for actual expenses otherwise incurred in performing their duties. The Company has granted each outside director (Messrs. Barth, Fenoglio, Parr, and Seigel) options to purchase 15,000 shares of Common Stock at $17.00 per share. Such options will vest in three equal installments on the first three anniversaries of the date of grant.

STOCK INCENTIVE PLAN

     In July 1997, the Board of Directors voted to adopt the Company's Stock Incentive Plan to provide key employees, officers, and directors an opportunity to own Common Stock of the Company and to provide incentives for such persons to promote the financial success of the Company. Prior to the Company's initial public offering in September 1997, the Company's stockholders approved the Stock Incentive Plan. The Board of Directors adopted several technical amendments to the Stock Incentive Plan on March 5, 1998 and recommended that the Company's public stockholders approve the Stock Incentive Plan, as amended, at the 1998 Annual Meeting of Stockholders of the Company

     Awards granted under the Stock Incentive Plan may be structured in a variety of ways, including "incentive stock options", as defined in Section 422 of the Internal Revenue Code, as amended ("IRC"), "nonqualified stock options", shares of Common Stock subject to terms and conditions set by the Board of Directors ("restricted stock awards"), and stock appreciation rights ("SARs"). Incentive stock options may be granted only to full-time employees (including officers) of the Company, including its subsidiaries. Non-qualified options, restricted stock awards, SARs, and other permitted forms of awards may be granted to any person employed by or performing services for the Company, including directors. The Stock Incentive Plan provides for the issuance of an aggregate number of shares of Common Stock equal to 15% of the Company's fully diluted shares of Common Stock outstanding from time to time, subject to the issuance of a maximum of 1,000,000 shares pursuant to incentive stock options.

     Incentive stock options are also subject to certain limitations prescribed by the IRC, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option. In addition, such incentive stock options may not be exercised for more than five years from the stated grant.

     The Compensation Committee of the Board of Directors (or a subcommittee of the Compensation Committee comprised solely of "outside directors" within the meaning of Section 162(m) of the IRC, in the case of option grants to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company ("Designated Executive Officers")) otherwise generally has discretion to set the terms and conditions of options and restricted stock awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards; and to interpret and administer the Stock Incentive Plan. The Stock Incentive Plan limits the number of shares of Common Stock with respect to which options may be granted to any individual during any calendar year to 450,000.


     As of December 31, 1997, options to purchase an aggregate of 413,825 shares of Common Stock have been granted under the Stock Incentive Plan and were outstanding, including options for 211,600 shares of Common Stock to various directors and executive officers of the Company. This amount includes options for 103,800, 27,000, and 20,800 shares of Common Stock issued to Mr. Pinson, Mr. Smith, and Mr. Healey, respectively, and 15,000 shares to each of the four outside directors.


EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") under which qualified employees of the Company and its subsidiaries have the right to purchase shares of Common Stock on a quarterly basis through payroll deductions by the employee. The Stock Purchase Plan is administered by the Compensation Committee of the Company's Board of Directors. The price to be paid for a share of Common Stock under the plan is 85% of the fair market value (as defined in the Stock Purchase Plan) of a share of Common Stock at the beginning or the end of each quarterly purchase period, whichever is lower. The amount of any participant's payroll deductions or cash contributions made pursuant to the Stock Purchase Plan may not exceed 10% of such participant's total annual compensation and may not exceed $25,000 per year. A maximum of 500,000 shares of Common Stock may be issued under the Stock Purchase Plan. The Stock Purchase Plan may be terminated or amended by the Company's Board of Directors; provided, however, that no such amendment shall
(i) disqualify the Stock Purchase Plan under Section 423 of the IRC or (ii) without the consent of a participant, materially impair the rights of such participant with respect to any shares of Common Stock previously purchased for him or her under the Stock Purchase Plan.

     The Stock Purchase Plan is intended to qualify under Sections 421 and 423 of the IRC. In accordance therewith, no income will be recognized by a participant when shares are acquired pursuant to the Stock Purchase Plan. With certain exceptions, when a participant disposes of such shares, he or she will recognize a capital gain equal to the difference between the acquisition price and the amount realized on such disposition. The Company will not be allowed a deduction with respect to any shares transferred to a participant pursuant to the Stock Purchase Plan.

MANAGEMENT INCENTIVE PROGRAM


     The Company has adopted a Management Incentive Program (the "Management Incentive Program"). The Company believes that the Management Incentive Program will play a central role in providing incentives and rewarding key management personnel of the Company and its business units for achieving performance goals that promote the financial success of the Company and enhance value for the Company's stockholders.

     The Management Incentive Program will be administered by a committee designated by the Board of Directors (the "Program Committee") that meets the requirements of Section 162(m) of the IRC. The Program Committee has the right to delegate to the Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of the Company administration of certain aspects of the Management Incentive Program as it relates to participants other than Designated Executive Officers. Presently, the Compensation Committee of the Board serves as the Program Committee, except that with respect to decisions concerning the Designated Executive Officers, its subcommittee comprised of Messrs. Fenoglio and Seigel will serve as the Program Committee.

     Prior to, or as soon as practical after, the commencement of each fiscal year beginning with 1998, the Program Committee will establish the rules or guidelines applicable under the Management Incentive Program for that fiscal year (the "Program Rules") for one or more groups of eligible participants who may include executive officers and other management personnel. Program Rules in general will establish performance goals relating to, among other things, increasing operating income and return on investment, increasing stockholder value, promoting growth and efficient use of resources, and achieving specific individual goals. The performance criteria applicable to Designated Executive Officers will include one or more of the following: operating income, return on investment, estimated earnings, net income, earnings per share, return on equity, return on assets (or net assets), pre-tax profit, market value of the Company's stock, and total stockholder return. The maximum incentive award payable to an eligible participant in any year will be $1.0 million, which will be paid in such form as the Program Committee provides.

     Awards will generally be paid in cash, unless the Program Committee specifies at the beginning of the year that some or all of the award will be paid in shares of Common stock (or that the executive can elect some or all of the award to be paid in shares). Subject to adjustment for any change in corporate capitalization, the maximum number of shares that can be issued under the Management Incentive Program is 250,000.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Company's Certificate of Incorporation and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and losses suffered and reasonable expenses incurred by such person in any action, suit, or proceeding in which such person was (or is made or threatened to be made) a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company has entered into indemnification agreements with its directors and certain executive officers. It will be obligated to pay the reasonable expenses of the directors or officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced by the Company if it is ultimately determined that such indemnified party is not entitled to indemnification. See "Description of Capital Stock -- Indemnification and Limitations on Liability of Officers and Directors".

                             PRINCIPAL STOCKHOLDERS


     The table below sets forth information regarding the beneficial ownership of the Common Stock, as of May 11, 1998 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by them.



                                                                    SHARES
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   PERCENT(1)
------------------------                                      ------------------   ----------
Dresdner RCM Global Investors LLC(2)........................       544,700            6.65%
Andrew B. Shearer(3)........................................       514,889            6.29%
West Highland Capital, Inc.(4)..............................       500,000            6.11%
Northwestern Mutual Life Insurance Company(5)...............       364,600            4.45%
William J. Burkland(6)......................................       143,582            1.75%
Douglass C. Smith(7)........................................       123,874            1.51%
Martin S. Pinson............................................        81,274               *
George L. Sachs, Jr.........................................        55,214               *
Jack P. Healey..............................................        28,050               *
David K. Barth(8)...........................................        23,066               *
William T. Parr(9)..........................................         2,200               *
William R. Fenoglio.........................................         1,000               *
Richard M. Seigel...........................................         1,000               *
All Directors and Executive Officers as a Group (10
  persons)..................................................       974,149           11.90%


---------------

 *  Denotes less than 1%.

(1) The percentages shown are based on 8,187,152 shares of the Common Stock outstanding on May 11, 1998 plus, as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming the exercise of options held by such holder that are exercisable within 60 days of May 11, 1998.

(2) The address of Dresdner RCM Global Investors LLC is 4 Embaracadero Center Suite 3000, San Francisco, California 94111.
(3) The address for Mr. Shearer is 2500 Royal Place, Tucker, Georgia 30084.
(4) The address of West Highland Capital, Inc. is 300 Drakes Landing Road, Suite 290, Greenbrae, California 94904. The reporting person claims shared voting and investment power with respect to all of the shares.
(5) The address of Northwestern Mutual Life Insurance Company is 720 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The reporting person claims sole voting and investment power with respect to 284,700 shares and shared voting and investment power with respect to 79,900 shares.
(6) Includes an aggregate of 300 shares held by Mr. Burkland as custodian for his three minor children. Does not include an aggregate of 28,291 shares owned by Mr. Burkland's wife, with respect to which Mr. Burkland disclaims beneficial ownership.
(7) Does not include an aggregate of 372,331 shares owned by Mr. Smith's wife and his two adult daughters, with respect to which Mr. Smith disclaims beneficial ownership.
(8) Does not include an aggregate of 11,533 shares owned by Mr. Barth's business associate, with respect to which Mr. Barth disclaims beneficial ownership.
(9) Does not include an aggregate of 1,200 shares owned by Mr. Parr's wife, with respect to which Mr. Parr disclaims beneficial ownership.

                              CERTAIN TRANSACTIONS

FORMATION OR COMBINATION RELATED MATTERS

     In February 1997, the Company entered into agreements with nine companies (the "Founding Companies") that the Company acquired in September 1997 (the "Combination") to (i) confirm their respective intentions (without effecting a binding commitment to consummate the Combination) to assist the Company's pursuit of the Combination and the Company's initial public offering ("Offering") and (ii) commit to pay their pro rata share of the expenses thereof, whether or not the transactions were consummated. The Founding Companies advanced $1,496,950 to the Company pursuant to those agreements.

     In 1997, one of the Founding Companies paid $7,500 to Barth Smith Company, a consulting firm in which David K. Barth, a director of the Company, has a 75% ownership interest. The Company will pay Barth Smith Company an amount equal to 1% of the cash payment ultimately paid to a dissenting stockholder of TDG in connection with the Combination.

     In February 1997, Mr. Barth purchased 11,533 shares of Common Stock at an aggregate purchase price of $100. In June 1997, Messrs. Pinson, Healey, and Barth purchased 69,200, 25,950, and 11,533 shares, respectively, at aggregate purchase prices of $600, $225, and $100, respectively.

     During 1997, TDG paid approximately $157,000 in fees to Miller Ray Healey & Houser, certified public accountants, in connection with accounting services performed on behalf of TDG. Jack P. Healey was a partner in Miller Ray Healey & Houser through May 1997.

     In connection with the Combination, and as consideration for their respective interests in the Founding Companies, certain officers, directors, and principal stockholders of the Company, and certain family members and related parties of such individuals, received shares of Common Stock of the Company as follows: Douglass C. Smith -- 495,106 shares (including 371,332 shares that are not beneficially owned by Mr. Smith); William J. Burkland -- 684,467 shares (including 541,185 shares that are not beneficially owned by Mr. Burkland); Andrew B. Shearer -- 514,889 shares; and George L. Sachs, Jr. -- 53,989 shares.

     Upon consummation of the Combination, the Company succeeded to certain real property leases as lessee with respect to which stockholders of the Company (former stockholders of certain of the Founding Companies), or their affiliates, are the lessors. The Company believes that the monthly rent and other terms of each of these leases are not less favorable to the Company than could be obtained from unaffiliated parties for comparable properties in the respective geographic areas. Specifically, following consummation of the Combination, the Company leases property in (i) Spokane, Washington from a company in which the father of William J. Burkland has a 25% ownership interest; (ii) Whitehall, Pennsylvania from Andrew B. Shearer; (iii) York, Pennsylvania from a company in which Andrew B. Shearer has a 40% ownership interest; (iv) Reading, Williamsport, and York, Pennsylvania from a trust of which Andrew B. Shearer's mother is the trustee and he and his father, brother, and sisters are the beneficiaries; (v) Hazelton and Lancaster, Pennsylvania from a trust of which Andrew B. Shearer and his father, brother, and sisters are the beneficiaries; and (vi) St. Louis and Springfield, Missouri from a company in which George L. Sachs, Jr. has a 15% ownership interest. Messrs. Burkland, Shearer, and Sachs are directors of the Company, and Mr. Shearer is also a principal stockholder of the Company.

     In connection with the consummation of the Combination, the Company caused the release of certain personal guarantees of indebtedness of the Founding Companies granted by certain former stockholders of those Founding Companies who are now officers or directors of the Company. The aggregate amount of such guarantees for each of these individuals is as follows: Douglass C.
Smith -- $31,000 and George L. Sachs, Jr. -- $1,929,670.

     Prior to the Combination, B&J had agreed to pay Charles T. Burkland, a former president and a significant stockholder of B&J, a non-qualified, unfunded pension in the amount of $10,000 per month during his lifetime and thereafter to his spouse, if she survived him, for her lifetime. As a condition to B&J's participation in the Combination, B&J made a lump sum payment of $1.11 million to Charles T. Burkland in exchange for relief from its obligation to make such monthly pension payments through 2012. As part of that arrangement, the Company agreed to make such $10,000 monthly payments beginning in January 2013, if either Mr. Burkland or his spouse is then surviving, and continuing thereafter until both of them are deceased. In addition, the Company has agreed to pay 75% of the health and dental insurance costs of Mr. Burkland and his spouse until their deaths. Mr. Burkland is 71 years old, and his spouse is 67 years old. Mr. Burkland is the father of William J. Burkland, a director of the Company.

OTHER RELATED PARTY MATTERS

     The Company has entered into an agreement with Barth Smith Company pursuant to which that company will assist IDG in the implementation of its acquisition program through December 1998. Pursuant to the agreement, the Company is paying Barth Smith Company a monthly retainer of $12,500 plus expenses, a transaction fee for each acquisition, and a cash bonus if the Company meets certain increases in revenues due to the acquisitions and meets earnings per share targets for fiscal 1998. The Company has paid $124,224 to the Barth Smith Company under this agreement for the period from August 1997 through March 1998.

     Since January 1997, TDG and the Company have paid approximately $284,000 in insurance premiums to J. Smith Lanier & Co., an independent insurance agency, in connection with business and health insurance purchased by TDG and the Company. William T. Parr, a director of the Company, is the Vice Chairman of, and has a 12% ownership interest in, J. Smith Lanier & Co.

POLICY RESPECTING RELATED PARTY TRANSACTIONS

     On July 10, 1997, the Board of Directors adopted a policy that any transactions between the Company and any of its officers, directors, or principal stockholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by a majority of the disinterested members of the Board of Directors. The Audit Committee of the Board of Directors is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Pinson, Parr, and Seigel served as members of the Company's Compensation Committee during the 1997 fiscal year. Mr. Fenoglio was appointed on March 5, 1998 to serve on the Compensation Committee. While Mr. Pinson is the Chairman of the Board and Chief Executive Officer of the Company, none of Mr. Parr, Mr. Fenoglio, or Mr. Seigel is an officer or former officer of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.


     The Company has outstanding 8,187,152 shares of Common Stock. The 3,795,000 shares sold in the Company's initial public offering are freely tradable without restrictions or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"). In addition, the 919,532 Resale Shares covered by this Prospectus will be freely tradable by purchasers who are not affiliated with the Company; provided, however, that the Selling Shareholders may not sell any such shares until the expiration of restrictions imposed by pooling-of-interest accounting rules and contractual restrictions agreed upon with the Company. See "Selling Shareholders". In addition, any of the New Issue Shares that are issued by the Company pursuant to this Prospectus in connection with future acquisitions, and any of the Options Shares issued by the Company pursuant to this Prospectus, generally will be freely tradable by persons not affiliated with the Company, unless subject to pooling-of-interest accounting treatment restrictions or contractual restrictions agreed upon with the Company. Furthermore, the Company has filed registration statements on Form S-8 under the Securities Act to register 1,000,000 shares of Common Stock issuable pursuant to the Stock Incentive Plan and 500,000 shares of Common Stock issuable pursuant to the Stock Purchase Plan. The shares issued pursuant to the Stock

Purchase Plan and issuable upon exercise of options granted under the Stock Incentive Plan will be freely tradable by the holders thereof unless purchased by affiliates as defined under Rule 144.

     Shares of Common Stock not sold in the initial public offering, pursuant to the Stock Purchase Plan, upon exercise of options granted under the Stock Incentive Plan, or pursuant to this Offering were issued and sold by the Company in private transactions in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and are restricted securities under Rule 144. These shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, pursuant to Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the Company's initial public offering, a person who has beneficially owned any such shares for at least one year, including "affiliates" of the Company, would be entitled to sell in broker's transactions or to market makers within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sale provisions, or notice requirements. The above is a summary of Rule 144 and is not intended to be a complete description thereof. Notwithstanding the eligibility of certain shares to be sold after the expiration of the 90 day period, such shares are subject to certain lockup agreements described below.

     As a condition to the acquisitions of the Founding Companies, the stockholders of the Founding Companies agreed that they will not, directly or indirectly, sell or otherwise dispose of the shares of Common Stock issued to them as acquisition consideration for a period of two years after such acquisitions. In addition, as a condition to acquisitions of additional businesses, shares issued by the Company to stockholders of such businesses may be subject to pooling-of-interest accounting treatment restrictions or contractual restrictions agreed upon with the Company similar to the restrictions applicable to the stockholders of the Founding Companies.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.10 par value per share, having such rights and privileges as the Board of Directors may from time to time determine. 8,187,152 shares of Common Stock, and no shares of Preferred Stock, are issued and outstanding.


     The following summary of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation, as amended, and Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on any issue submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so. All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors of the Company may, in its discretion, declare out of sources legally available therefor. See "Dividend Policy". Upon dissolution, liquidation, or winding up of the Company, holders of Common Stock are entitled to receive on a ratable basis, after payment or provision for payment of all debts and liabilities of the Company and any preferential amount due with respect to outstanding shares of Preferred stock, all assets of the Company available for distribution, in cash or in kind. Holders of shares of Common Stock do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding shares of Common Stock are, and the shares offered hereby (when sold in the manner contemplated by this Prospectus) will be, fully paid and nonassessable.

     The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the Company's Board of Directors will consist of not less than three but no more than 15 directors. Currently, there are nine directors, four of whom are independent directors.

     The Bylaws provide that, subject to any rights of the Preferred Stock, and unless the Board of Directors otherwise determines, any vacancies may be filled by the affirmative vote of a majority of the remaining directors. A vacancy resulting from an increase in the number of directors also may be filled by action of the Board of Directors.

PREFERRED STOCK

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors, from time to time, may authorize the issuance of shares of Preferred Stock in one or more series, may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences, and rights (including voting rights) of the shares of each such series and any qualifications, limitations, or restrictions thereon. No stockholder authorization is required for the issuance of shares of Preferred Stock unless imposed by then applicable law. Shares of Preferred Stock may be issued for any general corporate purposes, including acquisitions. The Board of Directors may issue one or more series of Preferred Stock with rights more favorable with regard to dividends and liquidation than the rights of holders of Common Stock. Any such series of Preferred Stock also could be used for the purpose of preventing a hostile takeover of the Company that is considered to be desirable by the holders of the Common Stock, could otherwise adversely affect the voting power of the holders of Common Stock, and could serve to perpetuate the directors' control of the Company under certain circumstances. No transaction is now contemplated that would result in the issuance of any such shares of Preferred Stock.

INDEMNIFICATION AND LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation provides for indemnification of directors to the full extent permitted by Delaware law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its stockholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Pursuant to its Certificate of Incorporation, the Company may indemnify its officers, employees, agents and other persons to the fullest extent permitted by Delaware law. The Company's Bylaws obligate the Company, under certain circumstances, to advance expenses to its directors and officers in defending an action, suit or proceeding for which indemnification may be sought. In addition, the Company has entered into indemnification agreements with its directors and executive officers pursuant to which the Company has agreed to indemnify such persons in certain circumstances.

     The Company's Bylaws also provide that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who, while a director, officer, employee or agent, is or was serving as a director, officer, trustee, general partner, employee or agent of one of the Company's subsidiaries or, at the request of the Company, of any other organization, against any liability asserted against such person or incurred by such person in any such capacity, whether the Company would have the power to indemnify such person against such liability under Delaware law. The Company has purchased and agreed to maintain insurance on behalf of all of its directors and executive officers.

OTHER MATTERS

     The Common Stock is listed on the New York Stock Exchange under the symbol "IDG".

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, counsel to the Company.

                                    EXPERTS

     The audited financial statements of the Company, TDG, Cramer Industrial Supply Company, and Associated Suppliers, Inc. in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of Shearer Industrial Supply Co. in this Prospectus and elsewhere in the Registration Statement have been audited by Miller & Co. LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of J. J. Stangel Co. in this Prospectus and elsewhere in the Registration Statement have been audited by Schenck & Associates, SC, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of Tri-Star Industrial Supply, Inc. in this Prospectus and elsewhere in the Registration Statement have been audited by Baird, Kurtz & Dobson, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL INFORMATION

                        HISTORICAL FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Industrial Distribution Group, Inc. ("IDG" or the "Company")
  Report of Independent Public Accountants..................  F-3
  Consolidated Balance Sheets...............................  F-4
  Consolidated Statement of Operations......................  F-5
  Consolidated Statements of Stockholders' Equity...........  F-6
  Consolidated Statements of Cash Flows.....................  F-7
  Notes to Consolidated Financial Statements................  F-8
Industrial Distribution Group, Inc. (now known as The
  Distribution Group, Inc.)
  Report of Independent Public Accountants..................  F-20
  Balance Sheets............................................  F-21
  Statements of Income......................................  F-22
  Statements of Shareholders' Equity........................  F-23
  Statements of Cash Flows..................................  F-24
  Notes to Financial Statements.............................  F-25
Associated Suppliers, Inc.
  Report of Independent Public Accountants..................  F-31
  Consolidated Balance Sheets...............................  F-32
  Consolidated Statements of Income.........................  F-33
  Consolidated Statements of Shareholders' Equity...........  F-34
  Consolidated Statements of Cash Flows.....................  F-35
  Notes to Consolidated Financial Statements................  F-36
Cramer Industrial Supplies, Inc.
  Report of Independent Public Accountants..................  F-42
  Consolidated Balance Sheets...............................  F-43
  Consolidated Statements of Operations.....................  F-44
  Consolidated Statements of Stockholders' Equity...........  F-45
  Consolidated Statements of Cash Flows.....................  F-46
  Notes to Consolidated Financial Statements................  F-47
Shearer Industrial Supply Co.
  Report of Independent Certified Public Accountants........  F-51
  Consolidated Balance Sheets...............................  F-52
  Consolidated Statements of Earnings.......................  F-54
  Consolidated Statements of Stockholders' Equity...........  F-55
  Consolidated Statements of Cash Flows.....................  F-56
  Notes to Consolidated Financial Statements................  F-58
J. J. Stangel Co.
  Report of Independent Public Accountants..................  F-67
  Balance Sheets............................................  F-68
  Statements of Income and Retained Earnings................  F-70
  Statements of Cash Flows..................................  F-71
  Notes to Financial Statements.............................  F-72

                                                              PAGE
                                                              ----
Tri-Star Industrial Supply, Inc.
  Independent Accountants' Report...........................  F-77
  Balance Sheets............................................  F-78
  Statements of Income......................................  F-79
  Statements of Retained Earnings...........................  F-80
  Statements of Cash Flows..................................  F-81
  Notes to Financial Statements.............................  F-82

                  PRO FORMA FINANCIAL STATEMENTS
Industrial Distribution Group, Inc. ("IDG" or the "Company")
  Introduction to Unaudited Pro Forma Combined Financial
     Statement..............................................  P-1
  Unaudited Pro Forma Combined Statement of Operations......  P-2
  Notes to Unaudited Pro Forma Combined Financial
     Statement..............................................  P-3

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Industrial Distribution Group, Inc.

     We have audited the accompanying consolidated balance sheets of INDUSTRIAL DISTRIBUTION GROUP, INC. AND SUBSIDIARIES (a Delaware corporation) (Note 1) as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Industrial Distribution Group, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 13, 1998

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                1997      1996
                                                              --------   -------
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 31,382   $ 1,407
  Short-term investments....................................        --       948
  Accounts receivable, net..................................    30,394     3,973
  Inventories, net..........................................    36,784     4,455
  Deferred tax assets.......................................     1,385       324
  Prepaid and other current assets..........................     2,182        94
                                                              --------   -------
          Total current assets..............................   102,127    11,201
PROPERTY AND EQUIPMENT, NET.................................     8,824     1,114
INTANGIBLE ASSETS, NET......................................    19,580        --
OTHER ASSETS................................................     2,112       633
                                                              --------   -------
          Total assets......................................  $132,643   $12,948
                                                              --------   -------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $    582   $    83
  Lines of credit...........................................     1,111     1,077
  Accounts payable..........................................    17,998     2,284
  Accrued compensation......................................     1,893       446
  Other accrued liabilities.................................     2,912       316
                                                              --------   -------
          Total current liabilities.........................    24,496     4,206
                                                              --------   -------
LONG-TERM DEBT..............................................     4,316       373
                                                              --------   -------
DEFERRED TAX LIABILITIES....................................       880        17
                                                              --------   -------
OTHER LONG-TERM LIABILITIES.................................     7,422     1,183
                                                              --------   -------
          Total liabilities.................................    37,114     5,779
                                                              --------   -------
COMMITMENTS AND CONTINGENCIES (NOTE 8)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.10 par value per share; 10,000,000
     shares authorized, no shares issued or outstanding in
     1997 and 1996..........................................        --        --
  Common stock, $.01 par value per share; 50,000,000 shares
     authorized, 7,261,551 and 912,620 shares issued in 1997
     and 1996, respectively.................................        73         9
  Additional paid-in capital................................    85,708        --
  Retained earnings.........................................     9,748     7,339
  Treasury stock, at cost (0 and 45,628 shares in 1997 and
     1996, respectively)....................................        --      (179)
                                                              --------   -------
          Total stockholders' equity........................    95,529     7,169
                                                              --------   -------
          Total liabilities and stockholders' equity........  $132,643   $12,948
                                                              ========   =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                 1997        1996       1995
                                                              ----------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
NET SALES...................................................  $  105,919   $ 29,083   $ 25,377
COST OF SALES...............................................      80,162     21,625     18,731
                                                              ----------   --------   --------
  Gross profit..............................................      25,757      7,458      6,646
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES...............      22,159      6,058      5,631
                                                              ----------   --------   --------
INCOME FROM OPERATIONS......................................       3,598      1,400      1,015
INTEREST EXPENSE............................................         398        213        129
INTEREST INCOME.............................................        (461)       (73)       (56)
OTHER INCOME, NET...........................................         (64)      (171)       (68)
                                                              ----------   --------   --------
INCOME BEFORE INCOME TAXES..................................       3,725      1,431      1,010
PROVISION FOR INCOME TAXES..................................       1,316        440        323
                                                              ----------   --------   --------
NET INCOME..................................................  $    2,409   $    991   $    687
                                                              ----------   --------   --------
EARNINGS PER SHARE:
  Basic.....................................................  $     0.91   $   1.14   $   0.79
                                                              ----------   --------   --------
  Diluted...................................................  $     0.91   $   1.14   $   0.79
                                                              ----------   --------   --------
WEIGHTED AVERAGE SHARES:
  Basic.....................................................   2,639,996    866,992    866,992
                                                              ----------   --------   --------
  Diluted...................................................   2,653,036    866,992    866,992
                                                              ----------   --------   --------

 The accompanying notes are an integral part of these consolidated statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                             COMMON STOCK      ADDITIONAL
                                          ------------------    PAID-IN     RETAINED    TREASURY
                                           SHARES     AMOUNT    CAPITAL     EARNINGS     STOCK      TOTAL
                                          ---------   ------   ----------   ---------   --------   -------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1994..............    912,620    $ 9      $     0      $5,661      $(179)    $ 5,491
  Net income............................          0      0            0         687          0         687
                                          ---------    ---      -------      ------      -----     -------
BALANCE, DECEMBER 31, 1995..............    912,620      9            0       6,348       (179)      6,178
  Net income............................          0      0            0         991          0         991
                                          ---------    ---      -------      ------      -----     -------
BALANCE, DECEMBER 31, 1996..............    912,620      9            0       7,339       (179)      7,169
  Retired treasury stock................    (45,628)     0         (179)          0        179           0
  Issuance of common stock to Founding
     Companies and Management...........  2,592,981     26       29,239           0          0      29,265
  Initial public offering...............  3,795,000     38       56,561           0          0      56,599
  Sale of shares through employee stock
     purchase plan......................      6,578      0           87           0          0          87
  Net income............................          0      0            0       2,409          0       2,409
                                          ---------    ---      -------      ------      -----     -------
BALANCE, DECEMBER 31, 1997..............  7,261,551    $73      $85,708      $9,748      $   0     $95,529
                                          ---------    ---      -------      ------      -----     -------

 The accompanying notes are an integral part of these consolidated statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                1997      1996      1995
                                                              --------   -------   ------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  2,409   $   991   $  687
                                                              --------   -------   ------
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................       756       132      153
     Gain on sale of assets.................................        (3)       (7)     (11)
     Deferred taxes.........................................      (276)      (92)      11
     Changes in operating assets and liabilities, net of
      acquisitions:
       Accounts receivable..................................    (1,093)   (1,138)    (721)
       Allowance for doubtful accounts......................       280        10       --
       Inventories, net.....................................      (119)     (559)    (232)
       Prepaids and other assets............................      (503)        8      275
       Accounts payable.....................................    (2,420)      833      433
       Accrued compensation.................................       105        25       86
       Other accrued liabilities............................    (1,413)      177      (48)
                                                              --------   -------   ------
          Total adjustments.................................    (4,686)     (611)     (54)
                                                              --------   -------   ------
          Net cash (used in) provided by operating
            activities......................................    (2,277)      380      633
                                                              --------   -------   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Changes in short-term investments.........................       948       (34)    (133)
  Cash from acquired companies..............................     1,851        --       --
  Additions to property and equipment, net..................      (747)      (51)    (117)
  Cash surrender value of life insurance....................       (24)      (67)    (100)
                                                              --------   -------   ------
          Net cash provided by (used in) investing
            activities......................................     2,028      (152)    (350)
                                                              --------   -------   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of issuance
     costs..................................................    56,599        --       --
  Short term borrowings (repayments)........................   (14,966)      177      320
  Payments on long-term debt................................   (11,409)     (118)    (105)
                                                              --------   -------   ------
          Net cash provided by financing activities.........    30,224        59      215
                                                              --------   -------   ------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................    29,975       287      498
CASH AND CASH EQUIVALENTS, beginning of year................     1,407     1,120      622
                                                              --------   -------   ------
CASH AND CASH EQUIVALENTS, end of year......................  $ 31,382   $ 1,407   $1,120
                                                              --------   -------   ------
SUPPLEMENTAL DISCLOSURES:
  Interest paid.............................................  $    398   $   214   $  213
                                                              --------   -------   ------
  Income taxes paid.........................................  $    867   $   309   $  121
                                                              --------   -------   ------
NONCASH TRANSACTIONS:
  Common stock issued in acquisitions (Note 1)..............  $ 35,312   $    --   $   --
                                                              ========   =======   ======

 The accompanying notes are an integral part of these consolidated statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996, AND 1995

1.  BASIS OF PRESENTATION

ORGANIZATION AND BUSINESS

     Industrial Distribution Group, Inc. ("IDG" or the "Company"), a Delaware corporation, was formed on February 12, 1997 to create a nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production products. The Company conducts business in 18 states and provides integrated supply, contract supply, stock/nonstock sales as well as industrial services to a wide range of industries.

BASIS OF PRESENTATION

     In September 1997, IDG completed an initial public offering of its common stock (NYSE: IDG) and, concurrent with the offering, acquired the following nine industrial distribution companies: Associated Suppliers, Inc. ("Associated"), B&J Industrial Supply Company ("B&J"), Cramer Industrial Supplies ("Cramer"), Grinding Supplies Company ("Grinding"), J.J. Stangel Co. ("J.J. Stangel"), Shearer Industrial Supply Co. ("Shearer"), Slater Industrial Supply Company ("Slater"), The Distribution Group ("TDG") (formerly known as "Industrial Distribution Group, Inc."), and Tri-Star Industrial Supply, Inc. ("Tri-Star") (collectively referred to as the "Founding Companies"). The accompanying financial statements of IDG represent B&J (deemed to be the acquiring company under the provisions of the Security and Exchange Commission's Staff Accounting Bulletin No. 97) for the three years ended December 31, 1997 and include the results of operations of the other eight Founding Companies since the effective date of the acquisitions (Note 11).

INITIAL PUBLIC OFFERING AND ACQUISITIONS

     Effective September 22, 1997, IDG declared a 115.333 for 1 stock split. All amounts in the financial statements and notes thereto have been restated for this stock split.

     On September 24, 1997, the Company sold 3,795,000 shares of common stock to the public at $17 per share (the "Offering"). The net proceeds to the Company from the Offering (after deducting underwriting commissions and offering expenses) were $56.6 million. Of this amount, $25.1 million was used to reduce the Founding Companies' indebtedness under their lines of credit.

     The consideration for the acquisitions of the Founding Companies consisted of the Company's common stock. A total of 3,330,224 shares of Company common stock was issued to the stockholders of the Founding Companies. These stockholders have contractually agreed with the Company not to offer, sell, or otherwise dispose of any of those shares for a minimum period of two years after the Offering. The fair value of these shares reflects this restriction.

     The closing of the acquisitions and the Offering occurred on September 29, 1997. For accounting purposes, however, September 24, 1997 has been established as the effective date of the acquisitions because management has determined that effective control of the operations of the Founding Companies transferred to IDG on that date.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

     The acquisitions were accounted for using the purchase method of accounting. The allocations of purchase price to the assets acquired and liabilities assumed of the Founding Companies have been recorded based on preliminary estimates of fair value as follows (in thousands):

Working capital, net........................................  $ 26,798
Property and equipment......................................     7,664
Integrated supply contracts.................................       570
Goodwill....................................................    19,144
Other assets................................................     2,075
Liabilities assumed.........................................   (20,939)
                                                              --------
                                                              $ 35,312
                                                              --------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     An allowance for uncollectible accounts has been established based on the Company's collection experience and an assessment of the collectibility of specific accounts. The allowance amounted to $846,000 and $125,000 as of December 31, 1997 and 1996, respectively.

INVENTORIES

     Inventories consist primarily of merchandise purchased for resale and are stated at the lower of cost or market value. Cost is determined on an average cost basis, and market is considered to be net realizable value.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the consolidated statements of operations.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

     Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements............................  40 years
Leasehold improvements................................  Life of related lease
Furniture, fixtures, and equipment....................  5-10 years
Computer hardware and software........................  5 years

INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill, which is amortized using the straight-line method over a period not to exceed 40 years. The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating possible impairment, the Company uses the most appropriate method of evaluation given the circumstances surrounding the particular acquisition, which has generally been an estimate of the related business unit's undiscounted operating income before interest and taxes over the remaining life of the goodwill.

     Additionally, $570,000 of the purchase price was allocated to the value of integrated supply contracts which is included in intangible assets on the balance sheet and is amortized over 13 years.

     Amortization expense related to intangible assets for 1997, 1996, and 1995 was $134,000, $0, and $0, respectively. At December 31, 1997 and 1996, accumulated amortization of intangible assets was $134,000 and $0, respectively.

OTHER ASSETS

     Other assets as of December 31, 1997 and 1996 included the cash surrender values of executive life insurance policies totaling $1,287,000 and $616,000, respectively.

OTHER LONG-TERM LIABILITIES

     One stockholder of TDG who owned approximately 45% of its stock dissented from the business unit's participation in the Offering. Pursuant to Georgia's dissenters' rights statute, the stockholder will be paid cash for the fair value of his interest in TDG (Note 8).

INCOME TAXES

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities using currently enacted tax rates.

REVENUE RECOGNITION

     Revenue is recognized on sales of products at the time of shipment.

COST OF SALES

     Cost of sales consists of the cost of materials purchased, offset by rebates received from suppliers.

FINANCIAL INSTRUMENTS

     The Company's carrying value of financial instruments (cash, trade receivables, accounts payable, accrued liabilities, and debt) approximates fair value due to the short maturity of those instruments. Credit risk on trade receivables is minimized by the large and diverse nature of the Company's customer base. No

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

one customer represented more than 10% of the Company's accounts receivable or sales for the periods presented.

RECLASSIFICATIONS

     Certain reclassifications have been made to 1996 and 1995 amounts to conform to the current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. The adoption of this statement as of January 1, 1996 did not have a significant impact on the Company's financial position or results of operations.

     The Company computes basic and diluted earnings per share in accordance with SFAS No. 128, "Earnings Per Share." The adoption of this statement in 1997 had no effect on previously reported earnings per share ("EPS").

     In 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity during the period that result from transactions and other economic events other than transactions with its stockholders. For the Company, SFAS No. 130 will be effective for the year beginning January 1, 1998. The Company has not completed its analysis of the impact of this new pronouncement. However, based on a preliminary review, the Company believes the implementation of SFAS No. 130 will not have a significant effect on its current financial reporting.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that an enterprise disclose certain information about operating segments. SFAS No. 131 is effective for financial statements for the Company's fiscal year ending December 31, 1998. The Company does not expect that SFAS No. 131 will require significant revision of prior disclosures.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1997 and 1996 (in thousands):

                                                               1997      1996
                                                              -------   -------
Land, building, and improvements............................  $ 4,528   $   817
Leasehold improvements......................................    1,363       435
Furniture, fixtures, and equipment..........................    3,807       804
Computer hardware and software..............................    1,390       464
                                                              -------   -------
                                                               11,088     2,520
Less accumulated depreciation...............................   (2,264)   (1,406)
                                                              -------   -------
Property and equipment, net.................................  $ 8,824   $ 1,114
                                                              -------   -------

     Depreciation expense totaled $622,000, $132,000, and $153,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

4.  REVOLVING CREDIT FACILITIES

     In December 1997, the Company entered into a $75,000,000 revolving credit facility with a five-bank syndicate. The facility has a three-year term, bears interest at either the bank's corporate base rate or a

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

Eurodollar rate plus applicable margins, and has a first security interest in the capital stock of the Company's business units. The agreement provides that the facility be used for operations and acquisitions and provides $5,000,000 each for swinglines and letters of credit. There is an annual commitment fee on the unused portion of the facility equal to between 20 and 30 basis points of the average daily unused portion of the aggregate commitment depending on the indebtedness to adjusted EBITDA ratio. At December 31, 1997, no amounts were outstanding under this facility. The revolving credit facility contains various covenants pertaining to maintenance of certain financial relationships. These covenants include requirements for interest coverage, cash flow, and net worth, among other restrictions. The Company is in compliance with these covenants as of December 31, 1997.

     Concurrent with the Offering, the Company obtained loan availability through a line of credit of one of the acquired business units. This loan was originally obtained in November 1993 and amended in March 1996. The loan availability under the line of credit is determined by a formula based on trade accounts receivable and merchandise inventory, not to exceed $15,000,000. As of December 31, 1997, the Company had $1,111,000 drawn on this line of credit. The line is secured by trade accounts receivable, merchandise inventory, intangibles, and other assets.

     Borrowings under the agreement bear interest, at the election of the Company, at either the bank's prime rate, plus a margin based on the Company's ratio of debt to adjusted tangible net worth, or LIBOR, plus a margin based on the Company's ratio of debt to adjusted tangible net worth. The prime rate is adjusted daily based on published rates, while the LIBOR rate is locked in for one, two, or three months, based on the Company's election. Interest is payable monthly with the principal balance due March 1998.

5.  LONG-TERM DEBT

     At December 31, 1997 and 1996, long-term debt consisted of the following (in thousands):

                                                               1997    1996
                                                              ------   ----
9.75% mortgage payable, due in monthly installments of
  $15,036, including interest, through July 1999, at which
  time remaining principal and interest are due; secured by
  a building with a net book value of approximately $2.3
  million...................................................  $1,573   $  0
Note payable to bank, due February 1999, payable in monthly
  installments of $11,500, plus interest at prime plus .25%;
  collateralized by inventory, property and equipment and
  accounts receivable.......................................   1,251      0
Notes payable due to various parties through 2008, bearing
  interest between 7% and 10.40%............................   1,148    326
Other.......................................................     926    130
                                                              ------   ----
  Total long-term debt......................................   4,898    456
Less current portion........................................    (582)   (83)
                                                              ------   ----
  Total long-term debt, less current portion................  $4,316   $373
                                                              ------   ----

     Maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

1998........................................................  $  582
1999........................................................   3,003
2000........................................................     266
2001........................................................     165
2002........................................................     132
Thereafter..................................................     750

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

6.  CAPITAL STOCK

PREFERRED STOCK

     Pursuant to the Company's certificate of incorporation, the board of directors, from time to time, may authorize the issuance of shares of preferred stock in one or more series, may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences, and rights (including voting rights) of the shares of each such series and any qualifications, limitations, or restrictions thereon. No stockholder authorization is required for the issuance of shares of preferred stock unless imposed by then-applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions. The board of directors may issue one or more series of preferred stock with rights more favorable with regard to dividends and liquidation than the rights of holders of common stock.

COMMON STOCK

     Options to purchase 409,825 shares of common stock at $17 per share were granted on September 24, 1997 and are included in the computation of diluted EPS because the options' exercise price was less than the average market price of the common shares during the year. The dilution effect of stock options outstanding during 1997 added 13,040 shares to the weighted average common shares outstanding for purposes of calculating diluted EPS. The options, which expire in 2007, were still outstanding at December 31, 1997 and vest ratably over a three-to-four year period. No options or other dilutive securities were outstanding during 1996 and 1995.

     At December 31, 1997, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock incentive plan and its employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method established in SFAS No. 123, the Company's net income and EPS would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                               1997    1996    1995
                                                              ------   -----   -----
Net income:
  As reported...............................................  $2,409   $ 991   $ 687
  Pro forma.................................................   2,095     991     687
Basic EPS:
  As reported...............................................  $ 0.91   $1.14   $0.79
  Pro forma.................................................    0.79    1.14    0.79
Diluted EPS:
  As reported...............................................  $ 0.91   $1.14   $0.79
  Pro forma.................................................    0.79    1.14    0.79

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate between 5.35% and 6.18%; an expected life of seven to eight years; volatility of 42%; dividend yield of 0%. The total value of options granted in 1997, 1996, and 1995 was $3,696,000, $0, and $0, respectively.

STOCK INCENTIVE PLAN

     In July 1997, the Company adopted its stock incentive plan to provide key employees, officers, and directors an opportunity to own common stock of the Company and to provide incentives for such persons to promote the financial success of the Company. Awards under the stock incentive plan may be structured in a

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

variety of ways, including "incentive and nonqualified stock options," shares of common stock subject to terms and conditions set by the board of directors ("restricted stock awards"), and stock appreciation rights ("SARs"). Incentive stock options may be granted only to full-time employees (including officers) of the Company and any subsidiaries. Nonqualified options, restricted stock awards, SARs, and other permitted forms of awards may be granted to any person employed by or performing services for the Company, including directors. The stock incentive plan provides for the issuance of an aggregate number of shares of common stock equal to 15% of the Company's diluted shares of common stock outstanding from time to time, subject to the issuance of a maximum of 1,000,000 shares pursuant to incentive stock options.

     Incentive stock options are also subject to certain limitations prescribed by the Internal Revenue Code and may not be exercised for more than five years from the stated grant date. The board of directors of the Company (or a committee designated by the board) generally has discretion to set the terms and conditions of options and other awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards; and to interpret and administer the stock incentive plan.

     A summary of the status of the stock incentive plan as of December 31, 1997 and changes during the year then ended is presented below:

                                                                SHARES     EXERCISE PRICE
                                                              ----------   --------------
Fixed options:
  Outstanding at beginning of year..........................          --       $   --
     Granted................................................     409,825        17.00
                                                              ----------       ------
  Outstanding at end of year................................     409,825       $17.00
                                                              ----------       ------
Options exercisable at end of year..........................          --           --
                                                              ----------       ------
Weighted average remaining contractual life.................  9.75 years

EMPLOYEE STOCK PURCHASE PLAN

     In 1997, the Company adopted an employee stock purchase plan (the "Stock Purchase Plan") under which qualified employees of the Company and its subsidiaries have the right to purchase shares of common stock on a quarterly basis through payroll deductions by the employee. The Stock Purchase Plan is administered by the compensation committee of the Company's board of directors. The price paid for a share of common stock under the plan is 85% of the fair market value (as defined in the Stock Purchase Plan) of a share of common stock at the beginning or the end of each quarterly purchase period, whichever is lower. The amount of any participant's payroll deductions or cash contributions made pursuant to the Stock Purchase Plan may not exceed 10% of such participant's total annual compensation and may not exceed $25,000 per year. A maximum of 500,000 shares of common stock may be issued under the Stock Purchase Plan. The Stock Purchase Plan may be terminated or amended by the Company's board of directors.

7.  INCOME TAXES

     The provision for income taxes includes income taxes deferred because of temporary differences between financial statement and tax bases of assets and liabilities and consisted of the following for the years ended December 31, 1997, 1996, and 1995 (in thousands):

                                                               1997    1996   1995
                                                              ------   ----   ----
Current.....................................................  $1,592   $532   $312
Deferred....................................................    (276)   (92)    11
                                                              ------   ----   ----
          Total provision...................................  $1,316   $440   $323
                                                              ======   ====   ====

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

     The provision for income taxes for the years ended December 31, 1997, 1996, and 1995 differs from the amount computed by applying the statutory rate of 34% due to the following (in thousands):

                                                               1997    1996   1995
                                                              ------   ----   ----
Tax at federal statutory rate...............................  $1,267   $486   $343
Nondeductible expenses......................................      35     29     41
Tax-exempt interest income..................................     (11)   (10)   (10)
Goodwill amortization.......................................      47     --     --
State income tax, net of federal benefit....................     104     --     --
Cash surrender value of life insurance......................       3    (23)   (34)
Other.......................................................    (129)   (42)   (17)
                                                              ------   ----   ----
          Provision for income taxes........................  $1,316   $440   $323
                                                              ======   ====   ====

     Deferred taxes are recorded based on differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows (in thousands):

                                                               1997     1996
                                                              -------   ----
Deferred tax assets:
  Allowance for doubtful accounts...........................  $   312   $ 42
  Accrued employee benefits.................................      199    153
  Capitalized inventory costs...............................      309     83
  Inventory allowance.......................................      475     75
  Accrued liabilities.......................................      828     --
          Net operating loss carryforward...................      241     --
                                                              -------   ----
                                                              $ 2,364   $353
                                                              =======   ====
Deferred tax liabilities:
  Book over tax depreciation................................      (50)   (17)
  Prepaid insurance.........................................       (5)   (29)
  Intangible integrated supply contract.....................     (206)    --
  Step-up in asset basis....................................     (917)    --
  Section 481-LIFO..........................................     (584)    --
  Other.....................................................      (97)    --
                                                              -------   ----
                                                               (1,859)   (46)
                                                              -------   ----
          Net deferred tax assets...........................  $   505   $307
                                                              =======   ====

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $650,000 as of December 31, 1997, which expire 2008 through 2010. The utilization of the related available deferred tax asset of $241,000 at December 31, 1997 is subject to certain limitations of the Internal Revenue Code Section 382.

     The Company intends to file a consolidated federal income tax return, which includes the operations of the Founding Companies for periods subsequent to the acquisition date.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases certain warehouse and office facilities as well as certain vehicles and office equipment under operating leases. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. The minimum future rental payments, net of sublease revenues, under all leases as of December 31, 1997 were as follows (in thousands):

1998........................................................  $1,989
1999........................................................   1,378
2000........................................................     610
2001........................................................     320
2002........................................................     287
Thereafter..................................................     908
                                                              ------
                                                              $5,492
                                                              ======

     During the years ended December 31, 1997, 1996, and 1995, rental expense under operating leases totaled $805,000, $254,000, and $232,000, respectively.

LITIGATION

     On November 18, 1996, Milliken & Company ("Milliken"), a textile manufacturer and customer of TDG, filed suit against a manufacturer of an industrial product and TDG. Milliken claims that a product sold to it by TDG as a distributor of the defendant-manufacturer was defective and caused a fire, severely damaging Milliken's textile manufacturing plant in LaGrange, Georgia. Milliken alleges damages of $500 million against the defendants. TDG has denied any liability, and its insurance carrier is vigorously defending the lawsuit on its behalf. The inclusion of the distributor of a product, along with its manufacturer, as a defendant in an action for alleged product defectiveness is unexceptional. The litigation is in the early stages of discovery, and while it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance, which provides for $12 million of coverage, will be adequate to cover any loss to TDG that might result from the lawsuit.

     On August 27, 1997, Robert Hallager filed suit against his former employer, Jessop Steel Company, and several manufacturers and distributors of industrial products, including Shearer (one of the Founding Companies). Mr. Hallager claims that he contracted cobalt poisoning and other pulmonary problems requiring his cessation of work and lifetime monitoring as a result of this exposure to steel containing cobalt, chromium, and nickel through a grinding process utilizing abrasive tools supplied by his employer by the various defendant-manufacturers and distributors. Mr. Hallager alleges damages "in excess of $50,000." The litigation is in the very early stages. Shearer has denied any liability, and its insurance carrier is defending the lawsuit on Shearer's behalf. While it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance, which provides for $7 million of coverage, will be adequate to cover any loss to Shearer that might result from the lawsuit.

     On December 22, 1997, TDG brought an action in DeKalb County Superior Court, Georgia, File No. 97-14388-4, against a former stockholder, under the Georgia dissenters' rights provisions of the Georgia Business Corporation Code (the "GBCC"). This former stockholder of TDG had exercised his rights pursuant to the GBCC to dissent from the merger of TDG with the Company. In accordance with the GBCC, TDG offered to pay the former stockholder $4.2 million for his interest in TDG. The former stockholder rejected that offer and demanded payment of $9 million. TDG brought this action to seek a judicial determination of the value of his interest in TDG as of the time of the merger. The proceeding is in the early stages of discovery, and it is not possible to predict the outcome at this time.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company believes that the ultimate resolution of such matters, including those identified above, will not have a material adverse effect on the Company's financial position or results of operations.

INSURANCE

     One of the Founding Companies began participating in a self-insured health insurance plan during 1997. Estimated reserves for reported and unreported claims are funded through a VEBA trust. The balance of this trust was approximately $414,000 as of December 31, 1997 and represents management's best estimate of its liability as of the end of the year. Revisions to estimated reserves are recorded in the period in which they become known.

EMPLOYMENT AGREEMENTS

     Included in the employment agreements of the Company's three executive officers and each of the nine presidents of the Founding Companies is a change-of-control provision. Upon certain changes in the majority stockholders or board of directors, the executive officers and company presidents may elect to receive a cash payment equal to the present value of their base salary for the longer of two years or the remaining term of their contract.

9.  SAVINGS PLANS

     Beginning January 1, 1989, B&J established a 401(k) savings plan (the "Plan") for the Company's nonunion employees under which participants may contribute up to 10% of their compensation. Employees over age 21 with more than one year of service who are not covered by a union plan are eligible for participation in the Plan. During 1996 and 1995, the Company made contributions to the Plan equivalent to 5% of eligible participants' salaries. The Company's contributions totaled $149,000 and $101,000 during 1996 and 1995, respectively. As a result of the acquisition of the other Founding Companies, the Company had a total of seven 401(k) plans in effect since September 24, 1997. Total Company contributions to 401(k) plans during 1997 were $203,000.

     Effective January 1, 1998, all existing 401(k) plans were merged into one new plan (the "New Plan"). All employees who are age 21 or older and have completed one year of service are eligible to participate in the New Plan. Once eligibility requirements are met, employees may join the New Plan on a quarterly basis. Employees may contribute between 1% and 15% of their compensation to the New Plan, subject to tax law limitations. For 1998, the Company will match 25% of the employee contribution up to a maximum of 1 1/2% of the employee's salary.

     One of the Founding Companies had a profit-sharing plan in effect during 1997. Employees must have one year of service and cannot be covered by a union plan. Participation in the profit sharing plan was closed as of January 1, 1998. Employer discretionary contributions vest over a seven-year period. No contributions have been made since September 24, 1997. Participants in the plan may continue participating in the plan while also participating in the New Plan.

10.  RELATED-PARTY TRANSACTIONS

     A business unit leases a facility from four former stockholders of the business unit (one of whom is a current director of the Company) under an operating lease that expires November 30, 2002. Minimum annual lease payments are $82,000 and are subject to increases at five-year intervals, based on increases in the consumer price index. Rental expense recognized under this lease was $82,000 for each of the years ended December 31, 1997, 1996, and 1995.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

     B&J was obligated to a retired officer to provide monthly payments of $10,000 over his remaining life or, in the event he predeceases his spouse, over the life of the spouse. As of December 31, 1996, B&J had accrued $1,133,000, discounted at a 10% annual interest rate to cover the cost of this obligation. The Company made a lump-sum payment of $1.1 million during 1997 for relief from its obligation through 2012. If either the retired officer or his spouse is surviving as of January 2013, monthly payments of $10,000 shall resume. In addition, the Company agreed to pay 75% of the health and dental insurance costs of the retired officer and his spouse until their deaths.

     A business unit of IDG leases certain properties used in its operations from a related-party family trust. A current member of the board of directors of IDG participates in this trust. Rent expense under these noncancelable leases was approximately $67,000 during 1997.

11.  PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)

     The following pro forma combined financial information for the two years ended December 31, 1997 includes the results of B&J (deemed to be the financial acquiror) combined with the other eight Founding Companies as if the acquisitions had occurred on January 1 of each respective period. This pro forma combined financial information includes the effects of (a) the acquisitions, (b) the Offering, (c) amortization of goodwill resulting from the acquisitions, (d) elimination of interest expense for the debt that was paid from the offering proceeds, and (e) provision for income taxes at 40%, even though one of the acquired companies had a Chapter S corporate tax status.

     The EPS amounts are based on 7,309,627 and 7,309,627 shares deemed to be outstanding for the periods ended December 31, 1997 and 1996, respectively. The net income amounts include estimates of the federal and state taxes that would have been applicable to the Company had the acquisitions occurred at the beginning of each respective period. The underlying tax rates differ from statutory federal and state rates primarily because amortization of goodwill related to the acquisitions is not deductible for tax purposes.

     The pro forma combined financial information does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions and events in fact had occurred on those dates or to project the Company's results of operations for any future period. (in thousands, except per share amounts)

                                                                1997       1996
                                                              --------   --------
Net sales...................................................  $284,870   $251,058
                                                              --------   --------
Net income..................................................  $  5,058   $  3,375
                                                              --------   --------
Earnings per share..........................................  $   0.69   $   0.46
                                                              --------   --------

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

12.  INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth certain quarterly financial data for the periods indicated (in thousands, except per share amounts):

                                                      FIRST      SECOND     THIRD      FOURTH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     --------   --------   --------   --------
1997:
Net sales..........................................   $8,161     $8,606    $15,427    $73,725
Gross profit.......................................    1,950      2,381      3,846     17,580
Net income.........................................      197        469        622      1,121
Diluted EPS*.......................................   $ 0.23     $ 0.53    $  0.42    $  0.15
1996:
Net sales..........................................   $6,582     $6,631    $ 7,830    $ 8,040
Gross profit.......................................    1,724      1,726      2,151      1,857
Net income.........................................      264        192        487         48
Diluted EPS........................................   $ 0.30     $ 0.22    $  0.56    $  0.06

---------------

* The sum of the diluted EPS for 1997 by quarter does not agree with the amount disclosed on the statement of operations due to the weighted average effect of the shares issued in the Offering and to the Founding Companies late in the third quarter of 1997.

13.  SUBSEQUENT EVENTS (UNAUDITED)

     In February 1998, the Company signed letters of intent to purchase Continental Air Tools, Inc., d/b/a Continental-McLaughlin, E. C. Blackstone Company, and Northern Tool & Supply. The combined annual revenue of these companies is approximately $46 million. The aggregate purchase price is approximately $12.5 million, of which approximately $1 million will be cash and the balance will be IDG common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Industrial Distribution Group, Inc.:

     We have audited the accompanying balance sheets of INDUSTRIAL DISTRIBUTION GROUP, INC. (a Georgia corporation) as of December 31, 1995 and 1996 and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Industrial Distribution Group, Inc. as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 23, 1997

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
              (NOW KNOWN AS THE DISTRIBUTION GROUP, INC. ("TDG"))

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              -----------------    JUNE 30,
                                                               1995      1996        1997
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    12   $     8     $    13
  Trade accounts receivable, net of allowance for doubtful
     accounts of $148 in 1995, 1996, and 1997...............    7,154     9,256       9,924
  Inventories, net..........................................   11,927    14,074      14,649
  Other receivables.........................................      141       144         269
  Prepaid expenses and other assets.........................       67       460         295
                                                              -------   -------     -------
          Total current assets..............................   19,301    23,942      25,150
PROPERTY AND EQUIPMENT, net.................................    2,142     2,166       1,961
OTHER ASSETS................................................      909       320       1,055
                                                              -------   -------     -------
          Total assets......................................  $22,352   $26,428     $28,166
                                                              =======   =======     =======

                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities under line of credit...................  $     0   $ 1,062     $     0
  Current maturities of long-term debt......................       42        47          54
  Accounts payable..........................................    6,168     4,730       6,679
  Accrued expenses..........................................    1,326       942         734
                                                              -------   -------     -------
          Total current liabilities.........................    7,536     6,781       7,467
                                                              -------   -------     -------
LINE OF CREDIT, less current maturities.....................    9,368    13,993      14,539
                                                              -------   -------     -------
LONG-TERM DEBT, less current maturities.....................    1,650     1,604       1,574
                                                              -------   -------     -------
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value; 1,000,000 shares authorized,
     110,665 shares issued and outstanding in 1995, 1996,
     and 1997...............................................        1         1           1
  Additional paid-in capital................................      307       307         307
  Retained earnings.........................................    3,490     3,742       4,278
                                                              -------   -------     -------
          Total shareholders' equity........................    3,798     4,050       4,586
                                                              -------   -------     -------
          Total liabilities and shareholders' equity........  $22,352   $26,428     $28,166
                                                              =======   =======     =======

      The accompanying notes are an integral part of these balance sheets.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                     SIX-MONTH
                                                                                   PERIOD ENDED
                                                     YEAR ENDED DECEMBER 31,         JUNE 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
NET SALES........................................  $75,624   $83,526   $90,786   $45,184   $49,960
COST OF SALES....................................   55,948    62,361    67,330    34,308    37,562
                                                   -------   -------   -------   -------   -------
  Gross profit...................................   19,676    21,165    23,456    10,876    12,398
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES....   17,447    18,803    21,160     9,785    10,747
                                                   -------   -------   -------   -------   -------
          Income from operations.................    2,229     2,362     2,296     1,091     1,651
                                                   -------   -------   -------   -------   -------
OTHER INCOME (EXPENSE):
  Gain (loss) on sale of assets..................       10         3        12         4         3
  Interest expense...............................     (856)     (963)   (1,016)     (511)     (778)
  Other income (expense).........................       43        57        47         8        19
  Litigation costs (Note 8)......................     (165)     (245)     (621)      (84)      (21)
                                                   -------   -------   -------   -------   -------
                                                      (968)   (1,148)   (1,578)     (583)     (777)
                                                   -------   -------   -------   -------   -------
          Income before state income tax
            provision............................    1,261     1,214       718       508       874
STATE INCOME TAX PROVISION (Note 2)..............        6        12        25        25        41
                                                   -------   -------   -------   -------   -------
NET INCOME.......................................  $ 1,255   $ 1,202   $   693   $   483   $   833
                                                   =======   =======   =======   =======   =======
PRO FORMA FEDERAL INCOME TAX PROVISION...........                      $   208             $   292
                                                                       -------             -------
PRO FORMA NET INCOME.............................                      $   485             $   541
                                                                       =======             =======

        The accompanying notes are an integral part of these statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   COMMON STOCK     ADDITIONAL                  TOTAL
                                                 ----------------    PAID-IN     RETAINED   SHAREHOLDERS'
                                                 SHARES    AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                 -------   ------   ----------   --------   -------------
BALANCE, December 31, 1993.....................  110,665     $1        $307       $2,100       $2,408
  Net income...................................        0      0           0        1,255        1,255
  Distributions to shareholders................        0      0           0         (517)        (517)
                                                 -------     --        ----       ------       ------
BALANCE, December 31, 1994.....................  110,665      1         307        2,838        3,146
  Net income...................................        0      0           0        1,202        1,202
  Distributions to shareholders................        0      0           0         (550)        (550)
                                                 -------     --        ----       ------       ------
BALANCE, December 31, 1995.....................  110,665      1         307        3,490        3,798
  Net income...................................        0      0           0          693          693
  Distributions to shareholders................        0      0           0         (441)        (441)
                                                 -------     --        ----       ------       ------
BALANCE, December 31, 1996.....................  110,665      1         307        3,742        4,050
  Net income...................................        0      0           0          833          833
  Distributions to shareholders................        0      0           0         (297)        (297)
                                                 -------     --        ----       ------       ------
BALANCE, June 30, 1997 (unaudited).............  110,665     $1        $307       $4,278       $4,586
                                                 =======     ==        ====       ======       ======

        The accompanying notes are an integral part of these statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                SIX-MONTH
                                                                               PERIOD ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                           -----------------------------    ------------------
                                            1994       1995       1996       1996       1997
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................  $ 1,255    $ 1,202    $   693    $   483    $   833
                                           -------    -------    -------    -------    -------
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
     Depreciation........................      271        320        357        166        203
     (Gain) loss on sale of assets.......      (10)        (3)       (12)        (4)        (3)
     Changes in assets and liabilities:
       Trade accounts receivable, net....     (544)      (510)    (2,102)    (2,258)      (670)
       Inventories, net..................   (1,500)    (1,387)    (2,147)      (242)      (608)
       Other receivables.................       10        (59)        (3)       126       (124)
       Prepaid expenses and other
          assets.........................      115       (338)       196        191       (494)
       Accounts payable and accrued
          expenses.......................    1,125        707     (1,822)      (473)     1,741
                                           -------    -------    -------    -------    -------
          Total adjustments..............     (533)    (1,270)    (5,533)    (2,494)        46
                                           -------    -------    -------    -------    -------
          Net cash provided by (used in)
            operating activities.........      722        (68)    (4,840)    (2,011)       878
                                           -------    -------    -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets...........       20          5         23         15          5
  Capital expenditures...................     (276)      (202)      (392)      (171)       (43)
                                           -------    -------    -------    -------    -------
          Net cash used in investing
            activities...................     (256)      (197)      (369)      (156)       (38)
                                           -------    -------    -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments) borrowings under line
     of credit...........................      (80)       819      5,687      2,521       (516)
  Principal repayments of long-term
     debt................................      (20)       (33)       (41)       (20)       (23)
  Repayment of note payable to
     shareholder.........................        0       (150)         0          0          0
  Distributions to shareholders..........     (517)      (550)      (441)      (311)      (296)
                                           -------    -------    -------    -------    -------
          Net cash (used in) provided by
            financing activities.........     (617)        86      5,205      2,190       (835)
                                           -------    -------    -------    -------    -------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS............................     (151)      (179)        (4)        23          5
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.................................      342        191         12         12          8
                                           -------    -------    -------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.................................  $   191    $    12    $     8    $    35    $    13
                                           =======    =======    =======    =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Noncash financing to purchase assets...  $    23    $    60    $     0
                                           =======    =======    =======
  Interest paid..........................  $   856    $   963    $   919
                                           =======    =======    =======
  Income taxes paid......................  $     6    $    12    $    25
                                           =======    =======    =======

        The accompanying notes are an integral part of these statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1995, AND 1996

1.  DESCRIPTION OF THE BUSINESS

     Industrial Distribution Group, Inc. (the "Company" or "TDG") is a wholesale industrial supply distribution company headquartered in Tucker, Georgia, with branch offices and warehouses in Georgia, North Carolina, South Carolina, Indiana, Tennessee, and Oregon. The Company distributes industrial supplies and equipment throughout the United States. The Company is also an authorized repair center for many of its suppliers and provides additional services, such as customizing conveyor belts and band saw blades, for its customers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION OF FINANCIAL STATEMENTS

     The financial statements of the Company include the corporate headquarters as well as its operating divisions, Boring-Smith, Dixie Industrial Supply, and Ensco Supply. All significant interdivisional transactions and balances have been eliminated.

CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

TRADE ACCOUNTS RECEIVABLE

     An allowance for doubtful accounts has been established based on a review of the current status of existing receivables, historical collection experience, and management's evaluation of the effect of existing economic conditions. Receivables are charged to the allowance account when deemed to be uncollectible.

INVENTORIES

     Inventories consist primarily of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined by the first-in, first-out basis, and market is considered to be net realizable value. Inventories are stated net of an allowance of $150,000 to adjust cost to net realizable value as of December 31, 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the accompanying statements of income. Depreciation of property and equipment is provided using either the straight-line or accelerated method using the following estimated useful lives:

Buildings...................................................  19-31 years
Office and warehouse equipment..............................    5-7 years
Vehicles....................................................    3-5 years

OTHER ASSETS

     As of December 31, 1995, other assets included a receivable from a shareholder for $52,000. During 1996, in connection with the settlement of a lawsuit filed by the shareholder (Note 8), the Company forgave the receivable from this shareholder.

INCOME TAXES

     The Company, with the consent of its shareholders, has elected as of January 1, 1990 to be taxed under the provisions of subchapter S of the Internal Revenue Code. Accordingly, the financial statements do not

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

include a provision for current income taxes because the Company does not incur federal income taxes. Instead, its earnings and losses are included in the shareholders' personal income tax returns, and the shareholders are taxed based on their personal income tax strategies.

     Subsequent to year-end, the Company will change from an S corporation to a C corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflects the estimated impact of recognizing income tax expenses as if the Company had been a C corporation for tax reporting purposes for the year ended December 31, 1996.

NATURE OF OPERATIONS, RISKS, AND UNCERTAINTIES

     The Company operates primarily in wholesale distribution of industrial supplies. There are no other significant business segments in which the Company operates. The Company has a broad customer base representing many diverse industries. As of December 31, 1994, 1995, and 1996, no one customer represented greater than 10% of the Company's revenues or accounts receivable. The principal industries served by Dixie Industrial Supply are the metal working, chemical, transportation, textile, pulp and paper, and furniture industries. Dixie Industrial Supply has seven branches located in North Carolina, South Carolina, Georgia, and Tennessee. The principal customers of Boring-Smith are the manufactured housing, recreational vehicle, and boating industries throughout the continental United States who purchase production tools and supplies. Boring-Smith distributes its products from three stationary warehouses and eight mobile warehouses. Ensco Supply's principal customers are primarily commercial mechanical, electrical, HVAC, and general contractors who purchase power tools and related supplies. Ensco Supply has three warehouses, all located in North Carolina.

     The following schedule reflects the distribution in gross sales for the years ended December 31, 1994, 1995, and 1996:

                                                              1994    1995    1996
                                                              ----    ----    ----
Dixie Industrial Supply.....................................   62%     62%     64%
Boring-Smith................................................   27      28      26
Ensco Supply................................................   11      10      10
                                                              ---     ---     ---
                                                              100%    100%    100%
                                                              ===     ===     ===

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue is recognized on sales of products at the time of shipment.

COST OF SALES

     Cost of sales consists of the cost of materials purchased offset by discounts and rebates received from suppliers.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," to be effective for fiscal years beginning after December 15, 1995. The adoption of this

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

statement as of January 1, 1996 did not have a significant impact on the Company's financial position or results of operations.

RECLASSIFICATIONS

     Certain reclassifications have been made to 1994 and 1995 amounts to conform to current year presentation.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

3.  PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1995 and 1996 consist of the following (in thousands):

                                                               1995      1996
                                                              -------   -------
Land........................................................  $   238   $   238
Buildings...................................................    2,141     2,221
Furniture and fixtures......................................    1,204     1,206
Computer equipment..........................................      700       735
Trucks......................................................      352       591
Leasehold improvements......................................      746       746
                                                              -------   -------
                                                                5,381     5,737
Less accumulated depreciation...............................   (3,239)   (3,571)
                                                              -------   -------
          Property and equipment, net.......................  $ 2,142   $ 2,166
                                                              =======   =======

     Depreciation expense was $271,000, $320,000, and $357,000 for the years ended December 31, 1994, 1995, and 1996, respectively.

4.  LINE OF CREDIT

     The Company obtained a line of credit from a financial institution in November 1993, which was amended in March 1996. The loan availability under the line of credit is determined by a formula based on trade accounts receivable and merchandise inventory, not to exceed $15,000,000. As of December 31, 1996, the Company had an overadvancement on the line of credit. In accordance with the loan agreement, the amount of overadvance is payable on demand and is included in the accompanying balance sheet as a current liability. The line is secured by trade accounts receivable, merchandise inventory, intangibles, and other assets.

     Borrowings under the agreement bear interest, at the election of the Company, at either the bank's prime rate, plus a margin based on the Company's ratio of debt to adjusted tangible net worth, or LIBOR, plus a margin based on the Company's ratio of debt to adjusted tangible net worth. The prime rate is adjusted daily based on published rates, while the LIBOR rate is locked in for one, two, or three months, based on the Company's election. Interest is payable monthly with the principal balance due in March 1999. The effective interest rate under the line of credit during 1996 was approximately 9.5%.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Borrowings outstanding under the line of credit as of December 31, 1995 and 1996 were as follows:

                                                               1995     1996
                                                              ------   -------
                                                               (IN THOUSANDS)
Variable rate line of credit, interest computed at prime
  plus .75%
  (9% as of December 31, 1996)..............................  $9,368   $ 7,555
Variable rate line of credit, interest computed at LIBOR
  plus 3.25%
  (8.75% as of December 31, 1996)...........................       0     7,500
                                                              ------   -------
          Total borrowings under line of credit.............   9,368    15,055
Less current maturities.....................................       0    (1,062)
                                                              ------   -------
Net long-term borrowings under line of credit...............  $9,368   $13,993
                                                              ======   =======

     The line of credit agreement contains various covenants pertaining to maintenance of certain financial relationships. These covenants include requirements on capital expenditures, maintaining a minimum adjusted tangible net worth, a maximum ratio of debt to adjusted tangible net worth, a minimum current ratio, a minimum EBITD ratio, and certain other covenants. The Company was in default of certain of these covenants as of December 31, 1996. The Company obtained a waiver in May 1997 for certain covenants, while other covenants were amended on a going-forward basis.

5.  LONG-TERM DEBT

     Long-term debt as of December 31, 1995 and 1996 consists of the following:

                                                               1995     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
9.75% mortgage payable, due in monthly installments of
  $15,036, including interest through July 1999, at which
  time remaining principal and interest are due; secured by
  a building................................................  $1,623   $1,600
8% note payable, due in monthly installments of $553,
  including interest through October 1998, at which time
  remaining principal and interest are due; secured by a
  vehicle and personal guaranty of a shareholder............      17       11
9% note payable, due in monthly installments of $822,
  including interest through March 1999, at which time
  remaining principal and interest are due; secured by a
  vehicle...................................................      27       20
8.5% note payable, due in monthly installments of $665,
  including interest through September 1999, at which time
  remaining principal and interest are due; secured by a
  vehicle...................................................      25       20
                                                              ------   ------
          Total long-term debt..............................   1,692    1,651
Less current portion........................................     (42)     (47)
                                                              ------   ------
          Total long-term debt, less current portion........  $1,650   $1,604
                                                              ======   ======

     Future maturities of long-term debt as of December 31, 1996 are as follows (in thousands):

1997........................................................  $   47
1998........................................................      50
1999........................................................   1,554
                                                              ------
                                                              $1,651
                                                              ======

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  EMPLOYEE BENEFIT PLAN

     During 1994, the Company amended its profit-sharing plan and implemented a 401(k) savings plan (the "Plan") for all eligible employees. Employees of the Company are eligible to participate in the Plan after satisfying certain requirements as to age and length of service. The Company, at its discretion, may make contributions equal to a matching percentage that it deems advisable based on a tiered formula in relation to the employees' eligible contributions. In addition, the Company, at its discretion, may contribute an amount which it designates as a qualified nonelective contribution. For the plan years ended December 31, 1994, 1995, and 1996, employer contributions to the Plan were $0, $89,000, and $0, respectively.

7.  RELATED-PARTY TRANSACTIONS

     The Company leases, at customary terms and market rates, vehicles, furniture, fixtures, and equipment from a limited partnership in which two shareholders of the Company are partners. Rental expense paid to this limited partnership amounted to $96,000, $71,000, and $31,000 during 1994, 1995, and 1996, respectively (Note 8).

     The Company purchases business and health insurance through an independent agency owned by a shareholder of the Company. The amount paid for such insurance during 1994, 1995, and 1996 was approximately $289,000, $288,000, and $294,000, respectively.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company has entered into operating leases for certain office and warehouse facilities and equipment. The Company also subleases a portion of its warehouse facilities. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

     As of December 31, 1996, minimum future rental payments due under noncancelable operating lease arrangements are as follows (in thousands):

1997........................................................  $1,116
1998........................................................     885
1999........................................................     673
2000........................................................     323
2001........................................................      26
Thereafter..................................................       0
                                                              ------
                                                              $3,023
                                                              ======

     Rental expense for all of the operating leases amounted to $1,309,000, $1,208,000, and $1,258,000 during 1994, 1995, and 1996, respectively. Of these amounts, $96,000, $71,000, and $31,000 were paid to related parties during 1994, 1995, and 1996, respectively (Note 7).

LITIGATION

     In 1993, a shareholder brought suit against the Company and members of management seeking dissolution of the Company on grounds that there was a shareholder voting deadlock and that those in control of the Company had acted in a fraudulent manner in the operation of the Company. The shareholder also sought certain damages from the Company and management. The court refused to dissolve the Company and found that management had not acted in a fraudulent manner in the operation of the Company. In a related judgment, the court ordered the Company to pay the shareholder's attorneys fees in the amount of $100,000.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                  (NOW KNOWN AS THE DISTRIBUTION GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Company has appealed that decision, but has recorded $100,000 as of December 31, 1996 in accrued expenses in the accompanying balance sheet. The parties submitted certain other claims by the shareholder and counterclaims by the Company to binding arbitration. Based on the arbitration, the Company was required to pay the shareholder and a related party approximately $263,000 and to forgive $68,000 owed the Company by the shareholder. During 1994, 1995, and 1996, the Company charged to expense approximately $165,000, $245,000, and $621,000, respectively, for legal fees and resolution of the aforementioned case and arbitration.

     On November 18, 1996, Milliken & Company ("Milliken"), a textile manufacturer and customer of the Company, filed suit against a manufacturer of an industrial product and the Company in the Superior Court of Troup County, Georgia. Milliken claims that a product sold to it by the Company as a distributor of the defendant-manufacturer was defective and caused a fire, severely damaging Milliken's textile manufacturing plant in LaGrange, Georgia, and alleges damages of $500 million against the defendants. The Company maintains insurance coverage under multiple policies in the aggregate amount of $11 million. The Company has denied any liability, and its insurance carrier is vigorously defending the lawsuit on its behalf. The litigation is in the early stages of discovery. While the damages alleged by Milliken are exceptional in amount, the inclusion of the distributor of a product, along with its manufacturer, as a defendant in an action for alleged product defectiveness is unexceptional. The litigation is in the early stages of discovery, and while it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance will be adequate to cover any loss to the Company that might result from the lawsuit.

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

9. SUBSEQUENT EVENT (UNAUDITED)

     Effective June 9, 1997, the judgment against the Company related to the $100,000 of attorneys fees was reversed on appeal (Note 8).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Associated Suppliers, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of ASSOCIATED SUPPLIERS, INC. (an Oregon corporation) AND SUBSIDIARIES as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Suppliers, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 1, 1997

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,
                                                            ------------------       JUNE 30,
                                                             1995        1996          1997
                                                            ------      ------      -----------
                                                                                    (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $   29      $   18        $   41
  Accounts receivable, less allowance for doubtful
     accounts of $46, $51, and $66 in 1995, 1996, and
     1997, respectively...................................   2,565       2,327         2,706
  Inventories, net........................................   3,190       2,806         3,192
  Prepaid expenses and other..............................      53          46           144
  Deferred tax assets.....................................      52          56            56
                                                            ------      ------        ------
          Total current assets............................   5,889       5,253         6,139
PROPERTY AND EQUIPMENT, net...............................     342         312           358
OTHER ASSETS..............................................      39         121           156
                                                            ------      ------        ------
          Total assets....................................  $6,270      $5,686        $6,653
                                                            ======      ======        ======

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit..........................................  $2,305      $1,921        $2,457
  Current portion of long-term debt and capital lease
     obligations..........................................      50          58           119
  Current portion of company-guaranteed debt of ESOP......     223         105            90
  Accounts payable........................................   1,541       1,255         1,410
  Accrued expenses........................................     204         236           110
  Income taxes payable....................................      73         123            53
                                                            ------      ------        ------
          Total current liabilities.......................   4,396       3,698         4,239
                                                            ------      ------        ------
LONG-TERM DEBT and CAPITAL LEASE OBLIGATIONS, less current
  portion.................................................     105          70           266
                                                            ------      ------        ------
COMPANY-GUARANTEED DEBT OF ESOP, less current portion.....     316         204           156
                                                            ------      ------        ------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 500,000 shares authorized,
     177,440, 164,420, and 163,672 shares issued and
     outstanding in 1995, 1996, and 1997, respectively....       0           0             0
  Additional paid-in capital..............................     782         587           575
  Retained earnings.......................................   1,210       1,436         1,663
                                                            ------      ------        ------
                                                             1,992       2,023         2,238
  Unearned compensation under ESOP........................    (539)       (309)         (246)
                                                            ------      ------        ------
          Total shareholders' equity......................   1,453       1,714         1,992
                                                            ------      ------        ------
          Total liabilities and shareholders' equity......  $6,270      $5,686        $6,653
                                                            ======      ======        ======

   The accompanying notes are an integral part of these consolidated balance sheets.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                SIX-MONTH
                                                          YEAR ENDED           PERIOD ENDED
                                                         DECEMBER 31,            JUNE 30,
                                                      ------------------    ------------------
                                                       1995       1996       1996       1997
                                                      -------    -------    -------    -------
                                                                               (UNAUDITED)
NET SALES...........................................  $24,471    $24,481    $12,265    $12,654
COST OF SALES.......................................   19,554     19,574      9,723      9,954
                                                      -------    -------    -------    -------
  Gross profit......................................    4,917      4,907      2,542      2,700
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES.......    4,226      4,156      2,372      2,250
                                                      -------    -------    -------    -------
  Income from operations............................      691        751        170        450
INTEREST EXPENSE....................................      269        278        127        128
OTHER (INCOME) EXPENSE..............................       (2)        89         (8)         1
                                                      -------    -------    -------    -------
INCOME BEFORE INCOME TAXES..........................      424        384         51        321
PROVISION FOR INCOME TAXES..........................      173        158         17         94
                                                      -------    -------    -------    -------
NET INCOME..........................................  $   251    $   226    $    34    $   227
                                                      =======    =======    =======    =======

 The accompanying notes are an integral part of these consolidated statements.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     UNEARNED
                                                           ADDITIONAL              COMPENSATION
                                                 COMMON     PAID-IN     RETAINED      UNDER
                                                 SHARES     CAPITAL     EARNINGS       ESOP       TOTAL
                                                 -------   ----------   --------   ------------   ------
BALANCE, December 31, 1994.....................  180,746      $830       $  959       $(469)      $1,320
  Acquisition of common stock from departing
     ESOP participants.........................   (3,306)      (48)           0        (266)        (314)
  Compensation under ESOP......................        0         0            0         196          196
  Net income...................................        0         0          251           0          251
                                                 -------      ----       ------       -----       ------
BALANCE, December 31, 1995.....................  177,440       782        1,210        (539)       1,453
  Acquisition of common stock from departing
     ESOP participants.........................  (13,020)     (195)           0           0         (195)
  Compensation under ESOP......................        0         0            0         230          230
  Net income...................................        0         0          226           0          226
                                                 -------      ----       ------       -----       ------
BALANCE, December 31, 1996.....................  164,420       587        1,436        (309)       1,714
  Acquisition of common stock from departing
     ESOP participants.........................     (748)      (12)           0           0          (12)
  Compensation under ESOP......................        0         0            0          63           63
  Net income...................................        0         0          227           0          227
                                                 -------      ----       ------       -----       ------
BALANCE, June 30, 1997 (unaudited).............  163,672      $575       $1,663       $(246)      $1,992
                                                 =======      ====       ======       =====       ======

 The accompanying notes are an integral part of these consolidated statements.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                SIX-MONTH
                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,      JUNE 30,
                                                              -------------   -------------
                                                              1995    1996    1996    1997
                                                              -----   -----   -----   -----
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 251   $ 226   $  34   $ 227
                                                              -----   -----   -----   -----
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................    122     130      72      50
     (Gain) loss on sale of equipment.......................    (13)     12       0       0
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (451)    238     (37)   (379)
       Inventories..........................................    (87)    384     404    (386)
       Prepaid expenses and other assets....................     10     (32)    (24)    (97)
       Deferred tax assets..................................      1      (4)     (4)      0
       Accounts payable, accrued expenses, and income taxes
          payable...........................................     20    (204)   (615)    (40)
                                                              -----   -----   -----   -----
          Total adjustments.................................   (398)    524    (204)   (852)
                                                              -----   -----   -----   -----
          Net cash (used in) provided by operating
            activities......................................   (147)    750    (170)   (625)
                                                              -----   -----   -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................   (167)   (112)    (34)    (97)
  Change in cash surrender value of officers' life
     insurance..............................................     (8)      2      (9)     (5)
  Investment in joint venture...............................      0     (45)      0     (30)
                                                              -----   -----   -----   -----
          Net cash used in investing activities.............   (175)   (155)    (43)   (132)
                                                              -----   -----   -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayment) under line of credit...........    397    (384)    231     536
  Net (repayments) borrowings of long-term debt and capital
     lease obligations......................................     (8)    (27)    (24)    256
  Acquisition of common stock from departing ESOP
     participants...........................................    (48)   (195)      0     (12)
                                                              -----   -----   -----   -----
          Net cash provided by (used in) financing
            activities......................................    341    (606)    207     780
                                                              -----   -----   -----   -----
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     19     (11)     (6)     23
CASH AND CASH EQUIVALENTS, beginning of period..............     10      29      29      18
                                                              -----   -----   -----   -----
CASH AND CASH EQUIVALENTS, end of period....................  $  29   $  18   $  23   $  41
                                                              =====   =====   =====   =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid..........................................  $ 230   $ 240
                                                              =====   =====
     Income taxes paid -- net of refunds....................  $  91   $ 116
                                                              =====   =====

 The accompanying notes are an integral part of these consolidated statements.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Associated Suppliers, Inc. and its five wholly owned subsidiaries (the "Company") are engaged in the wholesale distribution of industrial tools and supplies. The Company is located in Oregon, Washington, and Arizona. MACS Industrial Supply, Inc., a subsidiary located in New Mexico, was closed during 1995. A new subsidiary, Factory Tool Outlet, Inc., located in Oregon, was formed and opened during 1996.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Associated Suppliers, Inc. and its wholly owned subsidiaries: Davis Industrial Products, Co. (Oregon), Mining & Construction Suppliers, Inc. (Arizona), Tri-State Industrial Supply Co. (Washington), Supplies for Industry, Inc. (Washington), and Factory Tool Outlet, Inc. (Oregon). All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     An allowance for uncollectible accounts has been established based on the Company's collection experience and an assessment of the collectibility of specific accounts.

INVENTORIES

     Inventories consist primarily of merchandise purchased for resale and are valued at the lower of the weighted average cost or market value. Cost is determined on an average cost basis, and market is considered as net realizable value. Inventories are stated net of an allowance to adjust cost to net realizable value of $112,000 as of December 31, 1995 and 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other expense (income) in the accompanying financial statements. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the respective assets as follows:

Leasehold improvements......................................   Life of related lease
Machinery and office equipment..............................     Five to seven years
Motor vehicles..............................................     Five to seven years
Rental equipment............................................      One to three years

OTHER ASSETS

     Other assets as of December 31, 1995 and 1996 include the cash surrender value of executive life insurance policies totaling $39,000 and $37,000, respectively (face value of $550,000). In addition, during 1995, the Company entered into a joint venture agreement with Hermientos Y Servicios USAMEX, a Mexico corporation. The Company contributed capital of $45,000 to this joint venture in 1996. As it is not expected

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES that the Company will be able to exercise control over the Mexican company, the investment is accounted for using the cost method of accounting. There was no operating activity in this Mexico corporation in either 1995 or 1996.

INCOME TAXES

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities using currently enacted tax rates.

REVENUE RECOGNITION

     Revenue is recognized on sales of products at the time of shipment.

COST OF SALES

     Cost of sales includes the cost of merchandise purchased, less any applicable rebates and volume discounts.

CONCENTRATION OF CREDIT RISK

     The Company places its temporary cash investments with qualified financial institutions and, by policy, limits the amount of credit exposure to one financial institution. The Company has a broad customer base, representing many diverse industries doing business in numerous geographic areas. As of December 31, 1996, one customer represented 11% of the Company's accounts receivables. For the years ended December 31, 1995 and 1996, no one customer represented 10% of the Company's sales and one supplier represented 20% and 22%, respectively, of the Company's purchases.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

2.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1995 and 1996 (in thousands):

                                                               1995       1996
                                                              -------    ------
Leasehold improvements......................................  $   100    $   70
Machinery and equipment.....................................    1,044       848
Motor vehicles..............................................      224       174
Rental equipment............................................        9         0
                                                              -------    ------
                                                                1,377     1,092
Less accumulated depreciation...............................   (1,035)     (780)
                                                              -------    ------
          Property and equipment, net.......................  $   342    $  312
                                                              =======    ======

     Depreciation expense totaled $117,000 and $130,000 for the years ended December 31, 1995 and 1996, respectively.

3.  LINE OF CREDIT

     The Company has a revolving operating line-of-credit agreement with a bank maturing July 28, 1997. Interest is charged at the bank's prime lending rate (8.25% as of December 31, 1996) plus .25% and is collateralized by eligible accounts receivable, inventories, equipment, and other assets of the Company. At December 31, 1996, the Company's maximum borrowing base is $3,500,000. The outstanding balance on the line of credit at December 31, 1995 and 1996 is $2,305,000 and $1,921,000, respectively.

4.  LONG-TERM DEBT AND CAPITAL LEASES

     At December 31, 1995 and 1996, long-term debt and capital leases consist of the following:

                                                              1995     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Prime plus 1% note payable to bank, due in monthly
  installments of $546 through June 1998; collateralized by
  a vehicle.................................................  $ 15     $ 10
8.25% note payable to bank, due in monthly installments of
  $419 through October 1998; collateralized by a vehicle....    13        8
9% note payable to bank, due in monthly installments of $518
  through February 1998; collateralized by a vehicle........    12        7
Capital leases..............................................   115      103
                                                              ----     ----
          Total long-term debt and capital leases...........   155      128
Less current portion........................................   (50)     (58)
                                                              ----     ----
          Long-term debt and capital leases, less current
            portion.........................................  $105     $ 70
                                                              ====     ====

     Additionally, a bank has made available to the Company funds for foreign investment (Note 1) in the amount of $150,000 at a stated interest rate of the bank's prime lending rate plus 1%. At December 31, 1995 and 1996, no funds had been borrowed under this agreement.

     The capital lease obligations expire at various dates through July 2001, with estimated residual values totaling approximately $16,000.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

     Maturities of long-term debt and capital leases as of December 31, 1996 are as follows (in thousands):

1997........................................................  $ 66
1998........................................................    56
1999........................................................    11
2000........................................................     6
2001........................................................     3
                                                              ----
Total minimum obligations...................................   142
Less amount representing interest on capital leases.........   (14)
                                                              ----
Present value of minimum obligations........................  $128
                                                              ====

     Additionally, the Company was required to issue a letter of credit for $63,000 as security for one of the capital lease agreements. The letter of credit is to be exercised only upon default of the capital lease agreement.

5.  EMPLOYEE BENEFIT PLANS

     The Company has a leveraged noncontributory employee stock ownership plan ("ESOP") covering substantially all employees meeting certain age and length-of-service requirements.

     Contributions to the ESOP are determined by the Company's management. Management intends to fund the ESOP in an amount which, when aggregated with the ESOP plan's dividend and interest earnings, at least equals the annual principal and interest due on notes payable to former participants. The notes payable to former participants represent the debt incurred by the ESOP to repurchase shares held by these departing participants. The Company is contingently liable for repayment of the notes, and accordingly, the liability is included in the accompanying balance sheets with a corresponding amount representing unearned compensation shown as a reduction to shareholders' equity.

     Contributions for the years ended December 31, 1995 and 1996 are classified as follows in thousands:

                                                              1995   1996
                                                              ----   -----
Compensation expense........................................  $196   $  88
Interest expense............................................    39      38
Current employer contribution...............................    17       0
                                                              ----   -----
          Total contribution................................  $252   $ 126
                                                              ====   =====

     As payments are made on the notes, shares are released from collateral and the Company recognizes compensation expense equal to the carrying value of the shares allocated to participant accounts. The ESOP classifies shares which collateralize the debt as unallocated shares. All other shares of the ESOP are held in participant accounts and are considered allocated.

     At December 31, 1995 and 1996, the unallocated, allocated, and total shares held by the ESOP and their respective fair market values are as follows (in thousands except share data):

                                                            1995               1996
                                                      ----------------   ----------------
                                                                 FAIR               FAIR
                                                                MARKET             MARKET
                                                      SHARES    VALUE    SHARES    VALUE
                                                      -------   ------   -------   ------
Unallocated.........................................   35,000   $  530    20,000   $  303
Allocated...........................................  112,000    1,673   114,000    1,772
                                                      -------   ------   -------   ------
          Total.....................................  147,000   $2,203   134,000   $2,075
                                                      =======   ======   =======   ======

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

     The market value per share at December 31, 1995 and 1996 was $15.00 and $15.50, respectively.

     During 1996, the board of directors voted to terminate the ESOP. All funds of nonseparated participants shall be rolled into a 401(k) savings plan. Separated participants shall be paid out subsequent to year-end (Note 9).

6.  PROVISION FOR INCOME TAXES

     The provision for income taxes includes income taxes deferred because of temporary differences between financial statement and tax bases of assets and liabilities and consisted of the following for the years ended December 31, 1995 and 1996:

                                                              1995     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Current:
  Federal...................................................  $136     $132
  State and local...........................................    31       30
                                                              ----     ----
                                                               167      162
                                                              ----     ----
Deferred:
  Federal...................................................     4       (3)
  State and local...........................................     2       (1)
                                                              ----     ----
                                                                 6       (4)
                                                              ----     ----
          Total provision...................................  $173     $158
                                                              ====     ====

     The provision for income taxes for the years ended December 31, 1995 and 1996 differs from the amount computed by applying the federal statutory rate of 34% due to the following:

                                                              1995     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Tax at federal statutory rate...............................  $144     $131
State and local income taxes, net of federal benefit........    20       18
Nondeductible travel and entertainment......................     9        9
                                                              ----     ----
          Total provision...................................  $173     $158
                                                              ====     ====

     Deferred taxes are recorded on differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1995 and 1996 are as follows:

                                                              1995     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Deferred tax assets:
  Allowance for doubtful accounts...........................  $ 18     $ 20
  Inventory allowance.......................................    44       44
  Other.....................................................     2        5
                                                              ----     ----
                                                                64       69
Deferred tax liabilities:
  Other.....................................................   (12)     (13)
                                                              ----     ----
  Net deferred tax assets...................................  $ 52     $ 56
                                                              ====     ====

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

7.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company entered into operating leases for certain office, retail, and warehouse facilities and equipment. The Company also subleases a portion of its warehouse facilities. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

     Future minimum lease payments under all leases as of December 31, 1996 were as follows (in thousands):

1997........................................................  $288
1998........................................................   334
1999........................................................   305
2000........................................................   217
2001........................................................   183
Thereafter..................................................   844

     Total rental expense for the years ended December 31, 1995 and 1996 was approximately $287,000 and $351,000, respectively.

LITIGATION

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

8.  RELATED-PARTY TRANSACTIONS

     Davis Industrial Products Co. leased its office and warehouse facilities from a related party during the years ended December 31, 1995 and 1996. Total lease payments were $145,000 and $169,000 for the years ended December 31, 1995 and 1996, respectively.

     Mining & Construction Suppliers, Inc. leases its office and warehouse facilities from parties related through common ownership. The operating lease expires December 31, 1999. Total lease payments were approximately $70,000 for the years ended December 31, 1995 and 1996.

9.  SUBSEQUENT EVENTS

     The Company secured a $300,000 commitment from a bank to liquidate all outstanding debt obligations to separated participants in the ESOP plan (Note
5). Terms of the agreement call for 60 monthly principal payments of $5,000, plus interest at the bank's prime lending rate plus .75%. The commitment matures March 2002 and is secured by all assets of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cramer Industrial Supplies, Inc.

     We have audited the accompanying consolidated balance sheet of CRAMER INDUSTRIAL SUPPLIES, INC. (a New York corporation) AND SUBSIDIARY as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cramer Industrial Supplies, Inc. and subsidiary as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
June 20, 1997

                        CRAMER INDUSTRIAL SUPPLIES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................     $   17        $   77
  Accounts receivable, net of allowance for doubtful
     accounts of $115 and $128 in 1996 and 1997.............      1,083         1,261
  Inventories, net..........................................      1,419         1,505
  Prepaid expenses..........................................         40            43
                                                                 ------        ------
          Total current assets..............................      2,559         2,886
                                                                 ------        ------
PROPERTY AND EQUIPMENT:
  Land, building, and improvements..........................        565           565
  Furniture and fixtures....................................        174           175
  Machinery and equipment...................................        600           617
                                                                 ------        ------
                                                                  1,339         1,357
  Less accumulated depreciation.............................       (818)         (873)
                                                                 ------        ------
NET PROPERTY AND EQUIPMENT..................................        521           484
DEPOSITS AND OTHER ASSETS...................................         16            82
                                                                 ------        ------
          Total assets......................................     $3,096        $3,452
                                                                 ======        ======

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit............................................     $1,273        $1,307
  Current portion of long-term debt and capital lease
     obligations............................................         40            40
  Accounts payable..........................................      1,029         1,376
  Accrued expenses..........................................        177            69
                                                                 ------        ------
          Total current liabilities.........................      2,519         2,792
                                                                 ------        ------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS................        200           184
                                                                 ------        ------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 20,000 shares authorized,
     2,412 and 2,567 shares issued and outstanding in 1996
     and 1997...............................................          2             3
  Additional paid-in capital................................      1,235         1,298
  Accumulated deficit.......................................       (860)         (825)
                                                                 ------        ------
          Total stockholders' equity........................        377           476
                                                                 ------        ------
          Total liabilities and stockholders' equity........     $3,096        $3,452
                                                                 ======        ======

   The accompanying notes are an integral part of these consolidated balance sheets.

                        CRAMER INDUSTRIAL SUPPLIES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                           SIX-MONTH
                                                                         PERIODS ENDED
                                                                           JUNE 30,
                                                                        ---------------
                                                               1996      1996     1997
                                                              -------   ------   ------
                                                                          (UNAUDITED)
NET SALES...................................................  $11,467   $5,927   $5,903
COST OF SALES...............................................    9,294    4,699    4,633
                                                              -------   ------   ------
          Gross profit......................................    2,173    1,228    1,270
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES...............    2,159    1,145    1,143
                                                              -------   ------   ------
          Income from operations............................       14       83      127
INTEREST EXPENSE............................................     (173)     (88)     (81)
OTHER INCOME (EXPENSE)......................................        0        0      (11)
                                                              -------   ------   ------
(LOSS) INCOME BEFORE INCOME TAXES...........................     (159)      (5)      35
PROVISION FOR INCOME TAXES..................................        0        0        0
                                                              -------   ------   ------
NET (LOSS) INCOME...........................................  $  (159)  $   (5)  $   35
                                                              =======   ======   ======

 The accompanying notes are an integral part of these consolidated statements.

                CRAMER INDUSTRIAL SUPPLIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 COMMON STOCK     ADDITIONAL                     TOTAL
                                                ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                                SHARES   AMOUNT    CAPITAL       DEFICIT        EQUITY
                                                ------   ------   ----------   -----------   -------------
BALANCE AT DECEMBER 31, 1995..................  2,412      $2       $1,235        $(701)         $ 536
  Net loss....................................      0       0            0         (159)          (159)
                                                -----      --       ------        -----          -----
BALANCE AT DECEMBER 31, 1996..................  2,412       2        1,235         (860)           377
  Issuance of common stock....................    155       1           63            0             64
  Net income..................................      0       0            0           35             35
                                                -----      --       ------        -----          -----
BALANCE AT JUNE 30, 1997 (unaudited)..........  2,567      $3       $1,298        $(825)         $ 476
                                                =====      ==       ======        =====          =====

 The accompanying notes are an integral part of these consolidated statements.

                CRAMER INDUSTRIAL SUPPLIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR          SIX-MONTH
                                                                 ENDED         PERIOD ENDED
                                                              DECEMBER 31,       JUNE 30,
                                                              ------------    --------------
                                                                  1996        1996     1997
                                                              ------------    -----    -----
                                                                               (UNAUDITED)
OPERATING ACTIVITIES:
  Net (loss) income.........................................     $(159)       $  (5)   $  35
                                                                 -----        -----    -----
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities:
     Depreciation and amortization..........................        92           49       55
     Non cash compensation charge...........................         0            0       64
     Change in assets and liabilities:
       Accounts receivable, net.............................       (14)        (286)    (178)
       Inventory, net.......................................      (129)          24      (86)
       Prepaid expenses.....................................        21          (41)      (3)
       Other assets.........................................         0            0      (66)
       Accounts payable.....................................       243          475      347
       Accrued expenses.....................................       (77)        (128)    (108)
                                                                 -----        -----    -----
          Total adjustments.................................       136           93       25
                                                                 -----        -----    -----
          Net cash (used in) provided by operating
            activities......................................       (23)          88       60
                                                                 -----        -----    -----
INVESTING ACTIVITIES:
  Capital expenditures......................................      (138)         (59)     (18)
FINANCING ACTIVITIES:
  Net proceeds under line of credit agreement...............       153          103       34
  Net issue (repayment) of debt and capital lease
     obligations............................................         3          (27)     (16)
                                                                 -----        -----    -----
          Net cash provided by financing activities.........       156           76       18
                                                                 -----        -----    -----
NET CHANGE IN CASH..........................................        (5)         105       60
CASH AT BEGINNING OF PERIOD.................................        22           22       17
                                                                 -----        -----    -----
CASH AT END OF PERIOD.......................................     $  17        $ 127    $  77
                                                                 =====        =====    =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.............................................     $ 184
                                                                 =====
  Noncash financing to purchase assets......................     $  66
                                                                 =====

 The accompanying notes are an integral part of these consolidated statements.

                        CRAMER INDUSTRIAL SUPPLIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  DESCRIPTION OF BUSINESS

     Cramer Industrial Supplies, Inc. and subsidiary (the "Company") is a New York wholesale industrial distribution company located in Tonawanda, New York. There are no other significant business segments in which the Company operates. The Company sells primarily to customers in the Western New York area.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Cramer Industrial Supplies, Inc. and its majority-owned (99%) subsidiary, Fast Tool, LLC ("Fast Tool"). All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

ACCOUNTS RECEIVABLE

     An allowance for doubtful accounts has been established based on the Company's collection experience and an assessment of the collectibility of specific accounts.

INVENTORIES

     Inventories consist primarily of merchandise purchased for resale and are stated at the lower of cost or market value. Cost of Cramer Industrial Supplies, Inc. ("Cramer") inventory (89% of total inventory) is determined by the last-in, first-out ("LIFO") method. The inventory of Fast Tool (11% of total inventory) is determined by the first-in, first-out ("FIFO") method. If LIFO inventories were valued at current costs, the inventory amount would have been $95,000 higher than that reported at December 31, 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for repairs and maintenance not considered to substantially lengthen the asset lives are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the statements of operations. Depreciation is computed using straight-line or accelerated methods over the following estimated useful lives:

Buildings and improvements.........................  20 years -- straight line
                                                     5 to 8
Furniture and fixtures.............................  years -- accelerated
                                                     5 to 8
Machinery and equipment............................  years -- accelerated

INCOME TAXES

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities using currently enacted tax rates.

REVENUE RECOGNITION

     Revenue is recognized on sales of products at the time of shipment.

                        CRAMER INDUSTRIAL SUPPLIES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

COST OF SALES

     Cost of sales consists of the cost of materials purchased, offset by discounts and rebates received from suppliers.

CONCENTRATION OF CREDIT RISK

     The Company has a broad customer base representing many diverse industries doing business in the Western New York area. For the year ended December 31, 1996, one customer represented 10% of the Company's sales and ten customers represented 50% of the Company's sales. No one supplier represented 10% of the Company's purchases.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. The adoption of this statement as of January 1, 1996 did not have a significant impact on the Company's financial position or results of operations.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

3.  LINE OF CREDIT

     The Company has a line of credit with a bank requiring monthly payments of interest at the prime rate plus 2% (10.25% at December 31, 1996). The Company is allowed to borrow up to 80% of qualified accounts receivable and 40% of merchandise inventory up to $1.5 million. The maximum available line of credit was $1,273,000 at December 31, 1996. The line of credit is secured by inventory and accounts receivable of the Company. The balance outstanding under the line of credit was $1,273,000 at December 31, 1996.

                        CRAMER INDUSTRIAL SUPPLIES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consists of the following at December 31, 1996 (in thousands):

Mortgage payable in monthly installments of $1,944 through
  November 1999 plus interest at prime plus 2% (10.25% at
  December 31, 1996); secured by the commercial property and a security interest in the building and fixtures, with a
  combined net book value of approximately $335,000 at
  December 31, 1996, and a limited guarantee of a
  stockholder...............................................  $181
Capital lease obligations on equipment; maturing September
  1998; bearing interest at approximately 10%; with monthly
  principal and interest payments of $2,321.................    59
                                                              ----
                                                               240
Less current portion........................................    40
                                                              ----
Long term portion...........................................  $200
                                                              ====

     Minimum payments due subsequent to December 31, 1996 are as follows (in thousands):

1997........................................................  $ 40
1998........................................................    40
1999........................................................   143
2000........................................................    12
2001........................................................     5
                                                              ----
                                                              $240
                                                              ====

5.  INCOME TAXES

     The income tax provision (benefit) for the year ended December 31, 1996 includes income taxes deferred because of temporary differences between financial statement and tax bases of assets and liabilities and differs from the amount computed by applying the federal statutory rate of 34% due to the following (in thousands):

Tax at federal statutory rate...............................  $(54)
State income taxes, net of federal..........................    (6)
Nondeductible expenses......................................     8
Other.......................................................     5
Change in valuation allowance...............................    47
                                                              ----
Provision for income taxes..................................  $  0
                                                              ====

     Deferred taxes are recorded based on differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1996 are as follows (in thousands):

Deferred tax assets:
  Allowance for doubtful accounts...........................  $  46
  Net operating loss carryforwards..........................    244
  Inventory.................................................     58
                                                              -----
                                                                348
Valuation allowance.........................................   (348)
                                                              -----
          Net deferred tax assets...........................  $   0
                                                              =====

                        CRAMER INDUSTRIAL SUPPLIES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $600,000 as of December 31, 1996, which expire in 2008 through 2010. The loss carryforwards were used to offset fiscal 1996 taxable income. The available deferred tax asset of $348,000 at December 31, 1996 has been completely offset with a valuation allowance, since ultimate realization of these benefits is uncertain.

6.  RETIREMENT PLANS

     The Company maintains a deferred compensation plan for virtually all employees under Section 401(k) of the Internal Revenue Code. Under terms of the plan, participants may elect to contribute up to 15% of their defined compensation. In addition, the Company will contribute 25% of each respective participant's contributions up to a maximum of 5% of defined compensation. Total contributions to the plan were approximately $11,000 in 1996.

     In addition, the Company maintains a defined contribution, discretionary profit-sharing plan for all employees. No contributions have been made to the plan for 1996.

7.  RELATED PARTY TRANSACTIONS

     The president of the Company has a loan from the Company. The loan was for $10,500 on December 31, 1996.

     Cramer and its 99% subsidiary, Fast Tool, sell a limited amount of inventory between themselves. This inventory is sold at or near cost. Intercompany profit is eliminated during consolidation.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases various vehicles from lessors under operating leases that expire over time through August 1999. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

     The minimum future rental payments, under operating leases as of December 31, 1996 were as follows (in thousands):

1997........................................................  $39
1998........................................................   24
1999........................................................    9

     During the year ended December 31, 1996 rental expense under operating leases totaled $41,000.

LITIGATION

     The Company has been named a third party defendant along with a previous owner of Fast Tool Supply in a lawsuit filed by another previous owner of Fast Tool Supply. The Company began purchasing inventory from Fast Tool Supply in 1995. Management will vigorously defend all claims and does not believe that the results of the lawsuit will have a material adverse effect on the on the Company's financial position or results of operations.

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Shearer Industrial Supply Co.:

     We have audited the accompanying consolidated balance sheets of SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES as of December 31, 1995 and 1996 and the related consolidated statements of earnings, stockholder's equity, and cash flows for the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the consolidated financial position of Shearer Industrial Supply Co. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ MILLER & CO. LLP

York, Pennsylvania
February 21, 1997

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,
                                                              ---------------    JUNE 30,
                                                               1995     1996       1997
                                                              ------   ------   -----------
                                                                                (UNAUDITED)
                                          ASSETS
CURRENT ASSETS
  Accounts receivable, less allowance for doubtful accounts
     of $0, $0, and $23 in 1995, 1996, and 1997,
     respectively...........................................  $4,008   $5,311     $4,979
  Accounts receivable -- affiliates.........................       8       10         12
  Life insurance receivable.................................      77        0          0
  Inventories...............................................   3,818    3,515      3,136
  Prepaid expenses..........................................      50       57        289
                                                              ------   ------     ------
          Total current assets..............................   7,961    8,893      8,416
                                                              ------   ------     ------
EQUIPMENT AND IMPROVEMENTS
  Trucks and automobiles....................................     403      453        450
  Office equipment..........................................     479      479        479
  Store and warehouse equipment.............................     376      376        376
  Leasehold improvements....................................     306      306        306
                                                              ------   ------     ------
                                                               1,564    1,614      1,611
  Less accumulated depreciation and amortization............    (839)  (1,004)    (1,054)
                                                              ------   ------     ------
          Total equipment and improvements, net.............     725      610        557
                                                              ------   ------     ------
OTHER ASSETS
  Cash surrender value of life insurance....................     105      121        125
  Goodwill..................................................     111       89         78
  Investments...............................................     142      149        149
  Investments -- other......................................      27       26         27
                                                              ------   ------     ------
          Total other assets................................     385      385        379
                                                              ------   ------     ------
          Total assets......................................  $9,071   $9,888     $9,352
                                                              ======   ======     ======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              ----------------     JUNE 30,
                                                               1995     1996         1997
                                                              ------   -------   ------------
                                                                                 (UNAUDITED)
                            LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Cash overdraft............................................  $  214   $   797     $   768
  Line of credit............................................   3,618     3,296       2,311
  Current maturities of notes payable.......................     229       127         117
  Current maturities of obligations under capital leases....      24        21          30
  Accounts payable..........................................   2,034     2,297       2,487
  Other current liabilities.................................     499       592         601
                                                              ------   -------     -------
          Total current liabilities.........................   6,618     7,130       6,314
NOTES PAYABLE...............................................     827       726         676
OBLIGATIONS UNDER CAPITAL LEASES............................      31         9           4
DEFERRED COMPENSATION.......................................      31        37          33
DEFERRED INCOME TAXES.......................................      47        52          52
                                                              ------   -------     -------
          Total liabilities.................................   7,554     7,954       7,079
                                                              ------   -------     -------
COMMITMENTS AND CONTINGENCY
STOCKHOLDER'S EQUITY
  Preferred stock -- voting (no par value; 5,000,000 shares
     authorized; 17,500 shares issued; 258 shares
     outstanding; $10 per share liquidation preference;
     $1.40 noncumulative dividend)..........................      62        62          62
  Common stock -- nonvoting (no par value; 5,000,000 shares
     authorized; 9,500 shares issued; 2,375 shares
     outstanding)...........................................      33        33          33
  Retained earnings.........................................   1,934     2,347       2,686
  Unrealized holding gains..................................      83        87          87
                                                              ------   -------     -------
                                                               2,112     2,529       2,868
  Less treasury stock, at cost
     (Preferred -- 17,242 shares)
     (Common -- 7,125 shares)...............................     595       595         595
                                                              ------   -------     -------
          Total stockholder's equity........................   1,517     1,934       2,273
                                                              ------   -------     -------
          Total liabilities and stockholder's equity........  $9,071   $ 9,888     $ 9,352
                                                              ======   =======     =======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                                                 SIX-MONTH PERIOD
                                                        DECEMBER 31,              ENDED JUNE 30,
                                                 ---------------------------   ---------------------
                                                  1994      1995      1996      1996        1997
                                                 -------   -------   -------   -------   -----------
                                                                                    (UNAUDITED)
NET SALES......................................  $32,689   $35,946   $44,184   $21,246     $23,110
COST OF SALES..................................   25,385    28,222    34,165    16,769      18,291
                                                 -------   -------   -------   -------     -------
  Gross profit.................................    7,304     7,724    10,019     4,477       4,819
OPERATING EXPENSES.............................    1,967     1,900     2,297     1,420       1,393
SELLING EXPENSES...............................    4,885     5,350     6,788     2,684       2,820
                                                 -------   -------   -------   -------     -------
  Earnings from operations.....................      452       474       934       373         606
INTEREST EXPENSE...............................      317       328       437       223         182
OTHER EXPENSES.................................      314       216       266       145         201
OTHER INCOME...................................      446       550       501       386         342
                                                 -------   -------   -------   -------     -------
  Earnings before income taxes.................      267       480       732       391         565
INCOME TAXES...................................      131       179       319       156         226
                                                 -------   -------   -------   -------     -------
          Net earnings.........................  $   136   $   301   $   413   $   235     $   339
                                                 =======   =======   =======   =======     =======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                        UNREALIZED                  TOTAL
                                        PREFERRED   COMMON   RETAINED    HOLDING     TREASURY   STOCKHOLDER'S
                                          STOCK     STOCK    EARNINGS     GAINS       STOCK        EQUITY
                                        ---------   ------   --------   ----------   --------   -------------
BALANCES -- DECEMBER 31, 1993.........     $62       $33      $1,497       $ 0         $595        $  997
  Net earnings........................       0         0         136         0            0           136
  Unrealized holding gains (net of $53
     of deferred income taxes)........       0         0           0        76            0            76
                                           ---       ---      ------       ---         ----        ------
BALANCES -- DECEMBER 31, 1994.........      62        33       1,633        76          595         1,209
  Net earnings........................       0         0         301         0            0           301
  Unrealized holding gains (net of $4
     of deferred income taxes)........       0         0           0         7            0             7
                                           ---       ---      ------       ---         ----        ------
BALANCES -- DECEMBER 31, 1995.........      62        33       1,934        83          595         1,517
  Net earnings........................       0         0         413         0            0           413
  Unrealized holding gains (net of $3
     of deferred income taxes)........       0         0           0         4            0             4
                                           ---       ---      ------       ---         ----        ------
BALANCES -- DECEMBER 31, 1996.........      62        33       2,347        87          595         1,934
  Net earnings........................       0         0         339         0            0           339
                                           ---       ---      ------       ---         ----        ------
BALANCES -- JUNE 30, 1997
  (unaudited).........................     $62       $33      $2,686       $87         $595        $2,273
                                           ===       ===      ======       ===         ====        ======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  SIX-MONTH PERIOD
                                                            DECEMBER 31,           ENDED JUNE 30,
                                                      -------------------------   -----------------
                                                      1994     1995      1996       1996      1997
                                                      -----   -------   -------   --------   ------
                                                                                     (UNAUDITED)
RECONCILIATION OF NET EARNINGS TO NET CASH PROVIDED
  BY (USED IN) OPERATING ACTIVITIES:
  Net earnings......................................  $ 136   $   301   $   413   $   235     $   339
  Adjustments to reconcile net earnings to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..................    103       106       168        76          50
     Amortization of goodwill.......................      9         0        22        11          11
     Bad debts......................................    131        22        30         0          23
     Increase in cash surrender value of life
       insurance....................................    (11)      (18)      (16)       (2)         (4)
     Change in LIFO reserve.........................     26        67        44         0           0
     Deferred income taxes..........................     28         9         2         3           0
     (Increase) decrease in assets:
       Accounts receivable..........................   (943)       38    (1,333)   (1,534)       (309)
       Accounts receivable -- affiliates............     26         0        (2)        3          (2)
       Life insurance receivable....................      0       (65)       77        77           0
       Inventories..................................     97      (172)      259       126         379
       Prepaid expenses.............................     51       (13)       (7)        2        (237)
     Increase (decrease) in liabilities:
       Accounts payable.............................    266        94       263       463         190
       Other current liabilities and deferred
          compensation..............................    207       (56)       99      (245)          9
                                                      -----   -------   -------   -------     -------
       Net cash provided by (used in) operating
          activities................................    126       313        19      (785)      1,067
                                                      -----   -------   -------   -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net.........................   (124)      (47)      (53)      (10)          3
  Repayment of note receivable......................      0        38         0         0           0
  Cash paid to acquire certain net assets...........      0    (1,407)        0         0           0
                                                      -----   -------   -------   -------     -------
          Net cash used in investing activities.....   (124)   (1,416)      (53)      (10)          3
                                                      -----   -------   -------   -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in line of credit......................   (123)    1,307      (322)     (108)       (985)
  Proceeds from notes payable.......................     44       100        27         0           0
  Principal repayments of notes payable.............   (131)     (151)     (230)     (199)        (60)
  Principal (repayments) borrowings of obligations
     under capital leases...........................     (7)       (5)      (24)      (55)          4
                                                      -----   -------   -------   -------     -------
          Net cash (used in) provided by financing
            activities..............................   (217)    1,251      (549)     (362)     (1,041)
                                                      -----   -------   -------   -------     -------
          Net (decrease) increase in cash...........   (215)      148      (583)   (1,157)         29
CASH OVERDRAFT -- BEGINNING.........................   (147)     (362)     (214)     (214)       (797)
                                                      -----   -------   -------   -------     -------
CASH OVERDRAFT -- ENDING............................  $(362)  $  (214)  $  (797)  $(1,371)    $  (768)
                                                      =====   =======   =======   =======     =======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                                 (IN THOUSANDS)

SUPPLEMENTARY SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

IN 1994:

     The Company reclassified $38,038 of a related party notes receivable, which had been previously netted against notes payable, to notes receivable.

     The Company recorded unrealized holding gains of $129,211, net of related deferred income taxes of $53,000 on available-for-sale securities as a direct increase to equity.

IN 1995:

     The Company recorded unrealized holding gains of $11,306 on available-for-sale securities, less related deferred income taxes of $4,000, as a direct increase to equity.

     The Company's subsidiary, Wm. H. Taylor & Co., Inc. incurred a note payable of $75,000 for the purchase of goodwill.

     The Company's subsidiary, Turner Industries, Inc., purchased the operations and certain net assets of three companies for $1,406,850. In conjunction with this acquisition, liabilities were assumed as follows:

                                                               LIABILITIES
                                                                 ASSUMED
                                                              --------------
                                                              (IN THOUSANDS)
Fair value of assets acquired...............................     $ 1,473
Cash paid for certain net assets............................      (1,407)
                                                                 -------
                                                                 $    66
                                                                 =======

IN 1996:

     The Company recorded unrealized holding gains of $6,584 on available-for-sale securities, less related deferred income taxes of $3,000, as a direct increase to equity.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1995, AND 1996

1.  NATURE OF OPERATIONS

     The Company and its subsidiaries are primarily distributors of general line industrial products with customers located in the Mid-Atlantic states.

2.  ESTIMATES AND SUMMARY OF ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of Shearer Industrial Supply Co. (the "Company") and its wholly owned subsidiaries, Wm. H. Taylor & Co., Inc., and Turner Industries, Inc., all of which are Pennsylvania corporations. All significant intercompany balances and transactions are eliminated in consolidation.

ACCOUNTS RECEIVABLE

          The Companies consider accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

INVENTORIES

          Inventories are determined primarily from perpetual records. Inventories owned by the Company are stated at cost using the last-in, first-out ("LIFO") method. Inventories owned by the Company's subsidiaries are stated at the lower of average cost or market.

EQUIPMENT AND IMPROVEMENTS

          Equipment and improvements are stated at cost and depreciated or amortized using the straight-line and accelerated methods over their estimated average useful lives as follows: trucks and automobiles, 3 to 5 years; office equipment, 5 to 10 years; store and warehouse equipment, 5 to 7 years; and leasehold improvements, 31.5 to 39 years.

GOODWILL

          Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. Goodwill is amortized using the straight-line method over five years beginning January 1, 1996.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

INVESTMENTS

          At the date of acquisition and each subsequent balance sheet date, investments in debt and equity securities are classified into three categories and accounted for as follows:

             1. Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost.

             2. Debt securities and equity securities having a readily determinable fair value that are acquired and held principally for the purpose of selling and benefiting from short-term price fluctuations are classified as trading securities and stated at fair value. Unrealized gains and losses are included in operating results.

             3. Debt securities and equity securities having a readily determinable fair value and not classified as held-to-maturity or trading securities are classified as available-for-sale securities and stated at fair value. Unrealized gains and losses are excluded from operating results and are reported, net of tax, as a separate component of equity.

          Realized gains and losses, if any, on the sale or disposal of investments are computed on a specific identification basis.

INVESTMENTS -- OTHER

          Investments -- other represent investments in equity securities and are stated at the lower of aggregate cost or estimated market value because no readily determinable fair value is available.

ADVERTISING COSTS

     Advertising costs are expensed as incurred.

INCOME TAXES

          Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes relate to differences between the bases of inventories, equipment and improvements, goodwill, investments, and deferred compensation for financial and income tax reporting. Collectively, these differences are referred to as temporary differences. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the temporary differences reverse, or when the underlying assets and liabilities are recovered or settled.

INTERIM UNAUDITED FINANCIAL INFORMATION

          The consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

3.  INVENTORIES

     Inventories consist of the following as of December 31 (in thousands):

                                                               1995     1996
                                                              ------   ------
Inventories owned by Shearer Industrial Supply Co. (at FIFO
  costs)....................................................  $2,968   $3,317
Less LIFO reserve...........................................   1,102    1,146
                                                              ------   ------
Inventories owned by Shearer Industrial Supply Co. (at LIFO
  costs)....................................................   1,866    2,171
Inventories owned by Wm. H. Taylor & Co., Inc. (at average
  costs)....................................................     849      762
Inventories owned by Turner Industries, Inc.................   1,103      582
                                                              ------   ------
                                                              $3,818   $3,515
                                                              ======   ======

     The LIFO reserve increased by $25,565 in 1994, which caused gross profit to decrease by $25,565. The LIFO reserve increased by $67,064 in 1995, which caused gross profit to decrease by $67,064. The LIFO reserve increased $43,806 in 1996, which caused gross profit to decrease by $43,806.

4.  CASH SURRENDER VALUE OF LIFE INSURANCE

     The Company is the owner and beneficiary of several life insurance policies on the lives of its officers and former officers having an aggregate face value of $2,936,000. As of December 31, 1995 and 1996, the cash surrender value is stated net of policy loans totaling $41,304 and $40,304, respectively.

     Wm. H. Taylor & Co., Inc. is the owner and beneficiary of life insurance policies having an aggregate face value of $462,600. As of December 31, 1995 and 1996, the cash surrender value is stated net of policy loans totaling $198,544.

5.  GOODWILL

     Goodwill consists of the following as of December 31 (in thousands):

                                                              1995   1996
                                                              ----   ----
Cost........................................................  $111   $111
          Less accumulated amortization.....................     0     22
                                                              ----   ----
                                                              $111   $ 89
                                                              ====   ====

6.  INVESTMENTS

     The cost, gross unrealized gains and losses, and fair value of available-for-sale securities consist of the following as of December 31 (in thousands):

                                                                         GROSS
                                                                       UNREALIZED
                                                                     --------------   FAIR
AVAILABLE-FOR-SALE                                            COST   GAINS   LOSSES   VALUE
------------------                                            ----   -----   ------   -----
1995:
Equity securities...........................................   $2    $140      $0     $142
                                                               ==    ====      ==     ====
1996:
Equity securities...........................................   $2    $147      $0     $149
                                                               ==    ====      ==     ====

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

     Unrealized holding gains on available-for-sale securities included as a separate component of equity consist of the following as of and for the years ended December 31 (in thousands):

                                                              1995    1996
                                                              ----    ----
Unrealized holding gains -- beginning (net of cumulative
  deferred taxes of $53 and $57, respectively)..............  $76     $84
Net unrealized holding gains................................   11       6
Deferred income tax effect..................................   (4)     (3)
                                                              ---     ---
Unrealized holding gains -- ending (net of cumulative
  deferred taxes of $57 and $60, respectively)..............  $83     $87
                                                              ===     ===

7.  INVESTMENTS -- OTHER

     The Company's subsidiary, Turner Industries, Inc., owns shares of stock in ServiStar as follows as of December 31 (in thousands):

                                                              1995    1996
                                                              ----    ----
8 shares of common stock....................................  $ 1     $ 1
521 shares of preferred stock...............................   26      25
                                                              ---     ---
                                                              $27     $26
                                                              ===     ===

     Cost is estimated to equal market value.

8.  CASH OVERDRAFT

     The cash overdraft represents net outstanding checks which have not been presented to the bank for payment as of December 31, 1995 and 1996. Under the Companies' cash management arrangement, as checks and deposits are presented to the bank, they will be applied to the line of credit outstanding balance.

9.  LINES OF CREDIT

     The Company and its subsidiaries have an authorized $4,500,000 line of credit with CoreStates Hamilton Bank. The line of credit is subject to a borrowing base formula. The first $1,315,850 of borrowings on the line of credit bear interest at the bank's prime rate, or 8.25% as of December 31, 1996. Advances above $1,315,850 bear interest at the lower of the bank's prime rate or the bank's money market loan rate, or 8.25% as of December 31, 1996. Total borrowings outstanding as of December 31, 1995 and 1996 amounted to $3,295,850 and $3,617,850, respectively.

     Additionally, in 1996 CoreStates Hamilton Bank has extended the Company an additional authorized $500,000 line of credit. Borrowings bear interest at the lower of the bank's prime rate or the bank's money market loan rate. There were no borrowings against the additional line of credit as of December 31, 1996.

     Both lines of credit are collateralized by the Company's assets. The lines of credit, if not renewed by the bank, expire May 31, 1997. The lines of credit agreements require the Companies to maintain certain financial covenants. The agreements also require the Companies to obtain the bank's approval prior to incurring any other indebtedness, excluding normal trade debt. The agreements also contain certain other restrictive covenants.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

10.  NOTES PAYABLE

     Notes payable consist of the following as of December 31, 1995 and 1996 (in thousands):

                                                               1995    1996
                                                              ------   ----
Uncollateralized notes payable to former stockholders of Wm.
  H. Taylor & Co., Inc.; originating from the purchase of
  treasury stock; interest at 7% to 10.4%; payable in
  varying installments......................................  $  392   $369
Uncollateralized notes payable to former stockholders of the
  Company; originating from the 1991 purchases of treasury
  stock; interest at 8% to 9%; payable in varying
  installments..............................................     401    364
Uncollateralized noninterest bearing note payable to Air
  Compressor Services, Inc.; originating from the purchase
  of goodwill; payable in equal monthly principal
  installments of $2,083; interest at 0%, beginning November
  12, 1996; the effect of unrecorded imputed interest is
  insignificant.............................................      75     71
Note payable to Navistar Financial; payable in equal monthly principal and interest installments of $859; interest at
  8.75%; collateralized by a truck..........................       0     25
Note payable to CoreStates Hamilton Bank; payable in equal
  monthly principal and interest installments of $1,382;
  interest at 8.15%; collateralized by accounts receivable;
  inventories and certain equipment.........................      27     12
Note payable to CoreStates Hamilton Bank; payable in equal
  monthly principal and interest installments of $480;
  interest at 10.65%........................................      16     11
Note payable to CoreStates Hamilton Bank; payable in equal
  monthly principal and interest installments of $673;
  interest at 6.15%; collateralized by a truck..............       8      1
Uncollateralized demand note payable to a related party;
  interest at prime less 1%; repaid during 1996.............     100      0
Note payable to Phoenixcor, Inc.; payable in thirty monthly
  principal and interest installments of $2,628, and then
  thirty additional principal and interest installments of
  $1,617; including interest at 11.88%; collateralized by
  certain equipment owned by Turner Industries, Inc.; repaid
  during 1996...............................................      17      0
Note payable to CoreStates Hamilton Bank; payable in equal
  monthly principal and interest installments of $3,187;
  interest at 6.5%; collateralized by accounts receivable
  inventories and certain equipment; repaid during 1996.....      13      0
Note payable to Clarklift Services, Inc.; payable in equal
  monthly principal and interest installments of $348;
  interest at 10.74%; collateralized by a truck; repaid
  during 1996...............................................       4      0
Note payable to Ford Credit Co.; payable in equal monthly
  principal and interest installments of $454; interest at
  9.5%; collateralized by a truck; repaid during 1996.......       3      0
                                                              ------   ----
                                                               1,056    853
Less current maturities.....................................     229    127
                                                              ------   ----
                                                              $  827   $726
                                                              ======   ====

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

     Aggregate maturities of notes payable, assuming no change in current terms, consist of the following for the five years ending December 31 (in thousands):

                                                              AGGREGATE
                                                              MATURITIES
                                                               OF NOTES
                                                               PAYABLE
                                                              ----------
1997........................................................     127
1998........................................................     122
1999........................................................     120
2000........................................................      92
2001........................................................      70

11.  OBLIGATIONS UNDER CAPITAL LEASES

     The Company's subsidiary, Turner Industries, Inc. entered into a capital lease agreement in order to finance the purchase of equipment. The lease term was forty-eight months and required twenty-four payments of $750 and twenty-four payments of $504, which included interest at 11.014%. The lease was repaid during 1996.

     During 1995, Turner Industries, Inc. also assumed a capital lease agreement in order to finance the purchase of office equipment. The remaining lease term is twenty-nine months and requires monthly payments of $1,938, which includes interest at 8.75%.

     Future minimum lease payments consist of the following for the remaining two years ending December 31:

                                                               FUTURE
                                                              MINIMUM
                                                               LEASE
                                                              PAYMENTS
                                                              --------
1997........................................................  $23,253
1998........................................................    9,689
                                                              -------
                                                               32,942
Less amount representing interest...........................    2,066
                                                              -------
                                                               30,876
Less current portion........................................   21,396
                                                              -------
                                                              $ 9,480
                                                              =======

     The cost, accumulated amortization, net book value, and amortization expense of the capital lease assets consist of the following as of and for the years ended December 31 (in thousands):

                                                              1994   1995   1996
                                                              ----   ----   ----
Cost........................................................         $75    $76
Less accumulated amortization...............................          17     30
                                                                     ---    ---
                                                                     $58    $46
                                                                     ===    ===
Amortization expense........................................  $ 4    $ 3    $12
                                                              ===    ===    ===

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

12.  OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following as of December 31 (in thousands):

                                                              1995   1996
                                                              ----   ----
Accrued interest............................................  $ 30   $ 16
Accrued payroll and commissions.............................   218    298
Deferred compensation.......................................     7      0
Accrued profit sharing......................................    60     75
Payroll taxes withheld and accrued..........................    25     15
Accrued expenses............................................    34     33
Sales taxes payable.........................................     9      0
Accrued corporate taxes.....................................   116    155
                                                              ----   ----
                                                              $499   $592
                                                              ====   ====

13.  DEFERRED COMPENSATION AGREEMENTS

     The Company's subsidiary, Wm. H. Taylor & Co., Inc., entered into deferred compensation agreements with certain individuals. These agreements require the payment of monthly amounts commencing with the retirement of these individuals. The costs associated with these agreements are being accrued ratably over the employment period of the individuals.

14.  COMMITMENTS

     The Company and its subsidiaries lease facilities and certain vehicles under operating leases which have varying terms and monthly payments.

     Future minimum lease payments consist of the following for each of the five years ending December 31, 2001, and thereafter (in thousands):

                                                              VEHICLES   BUILDINGS   TOTALS
                                                              --------   ---------   ------
1997........................................................    $152      $  401     $  553
1998........................................................      79         255        334
1999........................................................      24         174        198
2000........................................................       0         151        151
2001........................................................       0         165        165
Thereafter..................................................       0       1,545      1,545
                                                                ----      ------     ------
                                                                $255      $2,691     $2,946
                                                                ====      ======     ======

     The Company also leases certain facilities on a year-to-year basis. Total rent expense under operating leases for vehicles and buildings amounted to $402,857, $427,204, and $593,264 for the years ended December 31, 1994, 1995, and 1996, respectively.

     During 1991, the Company entered into a noncompete agreement with its former majority stockholder. The agreement, as amended, prohibits the former stockholder from competing with the Company for a ten-year period. The $550,000 cost of the agreement is payable by the Company in monthly payments of $4,583. Total noncompete agreement expense for the years ended December 31, 1994, 1995, and 1996 was $55,000. The cost of the agreement is being expensed as paid over the ten-year noncompete term. As of December 31, 1995 and 1996, future payments required by the noncompete agreement amount to $293,333 and $238,333, respectively.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

15.  CONTINGENCY

     The Company self-insures its group health insurance coverage through an insurance trust. The plan is administered through a third-party administrator who approves all claims and draws checks from the trust to pay all claims. As protection for substantial claims, the Company purchased stop-loss insurance, therefore placing caps on specific and aggregate claims.

     Approximate maximum exposure consists of the following as of December 31, 1996:

Specific loss (per person/per plan year)....................  $ 30,000
Aggregate loss..............................................   299,000

     No accrual has been made for incurred but unpaid claims as of December 31, 1995 and 1996, because it was determined that the insurance trust has sufficient assets to provide for such claims. The assets of the insurance trust are not included in the financial statements of the Company.

16.  PROFIT SHARING PLAN

     The Companies sponsor a combination profit sharing and 401(k) retirement savings plan which covers substantially all of their employees. Contributions to this plan are made at the sole discretion of management, and profit sharing expense amounted to $55,000, $60,000, and $76,557 for the years ended December 31, 1994, 1995, and 1996, respectively.

17.  INCOME TAXES

     Income taxes consist of the following for the years ended December 31 (in thousands):

                                                              1994   1995   1996
                                                              ----   ----   ----
Current expense:
  Federal...................................................  $ 74   $140   $238
  State.....................................................    29     30     79
                                                              ----   ----   ----
                                                               103    170    317
Deferred expense............................................    28      9      2
                                                              ----   ----   ----
                                                              $131   $179   $319
                                                              ====   ====   ====

     The federal income tax provision differs from the provision that would result from applying graduated federal statutory rates to earnings before income taxes because of the federal benefit of state income taxes and because certain transactions, such as a portion of meals and entertainment, a portion of noncompete expense, net life insurance expense, and certain dues, are without tax consequence.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

     Net deferred income taxes in the accompanying balance sheets consist of the following as of December 31 (in thousands):

                                                              1995   1996
                                                              ----   -----
Deferred income tax assets:
  Inventories...............................................  $ 24   $  37
  Deferred compensation.....................................    16      15
                                                              ----   -----
                                                                40      52
Deferred income tax liabilities:
  Equipment and improvements and goodwill...................   (32)    (45)
  Investments...............................................   (55)    (59)
                                                              ----   -----
                                                               (87)   (104)
                                                              $(47)  $ (52)
                                                              ====   =====

     The Company and its subsidiaries' effective tax rate varied from the statutory U.S. federal income tax rate for the years ended December 31:

                                                              1994    1995    1996
                                                              ----    ----    ----
U.S. federal income tax rate................................  32.7%   34.0%   34.0%
State income taxes, net of federal benefit..................   8.0     6.6     6.6
Nondeductible meals and entertainment.......................   4.0     2.8     2.0
Nontaxable life insurance proceeds..........................   0.0    (5.5)    0.0
Other individually insignificant items......................   4.3    (0.6)    1.0
                                                              ----    ----    ----
                                                              49.0%   37.3%   43.6%
                                                              ====    ====    ====

18.  RELATED PARTY TRANSACTIONS

     The Company is related to York Penn Machinery Co. through common management and ownership. The Company receives reimbursements, primarily group insurance, for payments made on behalf of the affiliates.

     The Company also leases certain property used in its operations from related parties under noncancelable lease agreements. Rent expense for these properties was $244,602, $256,252, and $265,877 for the years ended December 31, 1994, 1995, and 1996, respectively.

     The Company also paid interest to former stockholders of the Company on uncollateralized notes payable. Total interest expense on these uncollateralized notes payable is $0, $35,012, and $31,889, for the years ended December 31, 1994, 1995, and 1996, respectively.

19.  ADVERTISING COSTS

     Advertising costs for the years ended December 31, 1994, 1995, and 1996 amounted to $104,000, $141,710, and $142,228, respectively.

20.  CONCENTRATION OF CREDIT RISK

     The Company grants normal credit terms to its customers which are principally manufacturing industries in Pennsylvania and surrounding states.

21.  VENDOR DEPENDENCE

     The Company purchased approximately 25%, 25%, and 24% of its inventory from one vendor for the years ended December 31, 1994, 1995, and 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To J. J. Stangel Company:

     We have audited the accompanying balance sheet of J. J. STANGEL COMPANY as of September 30, 1996 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. J. Stangel Company as of September 30, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ SCHENCK & ASSOCIATES, SC

Green Bay, Wisconsin
February 27, 1997

                             J. J. STANGEL COMPANY

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1996           1997
                                                              -------------   -----------
                                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................     $  223         $  379
  Receivables:
     Trade, net of allowance of $9 and $12, respectively....        711            784
     Other..................................................         39             34
  Note receivable...........................................         20              0
  Inventories...............................................      1,087            988
  Prepaid expenses..........................................         52            106
  Refundable income taxes...................................         29              0
                                                                 ------         ------
          Total current assets..............................      2,161          2,291
                                                                 ------         ------
PROPERTY AND EQUIPMENT:
  Leasehold improvements....................................         70             70
  Office furniture and fixtures.............................        180            182
  Data processing equipment.................................        258            264
  Equipment.................................................        200            200
  Vehicles..................................................        221            267
                                                                 ------         ------
                                                                    929            983
  Less accumulated depreciation.............................       (588)          (666)
                                                                 ------         ------
                                                                    341            317
  Capital lease building, less accumulated amortization of
     $251 and $264, respectively............................        266            253
                                                                 ------         ------
          Net property and equipment........................        607            570
                                                                 ------         ------
OTHER ASSETS:
  Deferred charge, net of amortization......................          9              8
  Cash surrender value of life insurance....................        113            123
  Deferred tax benefit......................................         78             78
                                                                 ------         ------
          Total other assets................................        200            209
                                                                 ------         ------
          Total assets......................................     $2,968         $3,070
                                                                 ======         ======

                       See notes to financial statements.

                             J. J. STANGEL COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1996           1997
                                                              -------------   -----------
                                                                              (UNAUDITED)
                          LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities........................................     $   20         $   22
  Current maturities of deferred compensation...............         19             20
  Accounts payable..........................................        668            674
  Accrued liabilities:
     Profit sharing.........................................         67             17
     Payroll and payroll taxes..............................        137            103
     Vacation...............................................         19             19
     Other..................................................         33             89
                                                                 ------         ------
          Total current liabilities.........................        963            944
LONG-TERM DEBT, less current maturities.....................        645            628
DEFERRED COMPENSATION.......................................        102             88
                                                                 ------         ------
          Total liabilities.................................      1,710          1,660
                                                                 ------         ------
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDER'S EQUITY:
  Common stock, $100 par value:
     Issued, 173 shares.....................................         17             17
  Additional paid-in capital................................         14             14
  Retained earnings.........................................      1,528          1,680
                                                                 ------         ------
                                                                  1,559          1,711
  Less treasury stock, at cost, 83 shares...................       (301)          (301)
                                                                 ------         ------
          Total stockholder's equity........................      1,258          1,410
                                                                 ------         ------
          Total liabilities and stockholder's equity........     $2,968         $3,070
                                                                 ======         ======

                       See notes to financial statements.

                             J. J. STANGEL COMPANY

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 YEAR ENDED     NINE-MONTH PERIOD
                                                                SEPTEMBER 30,     ENDED JUNE 30,
                                                                -------------   ------------------
                                                                    1996         1996       1997
                                                                -------------   -------    -------
                                                                                   (UNAUDITED)
  NET SALES...................................................     $11,713      $8,830     $8,951
  COST OF SALES...............................................       8,990       6,717      6,783
                                                                   -------      ------     ------
    Gross profit..............................................       2,723       2,113      2,168
  OPERATING EXPENSES..........................................       2,534       1,782      1,840
                                                                   -------      ------     ------
    Income from operations....................................         189         331        328
                                                                   -------      ------     ------
  OTHER INCOME (EXPENSE):
    Interest and other income (expense).......................          78         (24)        (6)
    Interest expense..........................................         (71)        (63)       (60)
                                                                   -------      ------     ------
  OTHER INCOME (EXPENSE), Net.................................           7         (87)       (66)
                                                                   -------      ------     ------
  INCOME BEFORE INCOME TAXES..................................         196         244        262
  PROVISION FOR INCOME TAXES..................................          72          99        110
                                                                   -------      ------     ------
  NET INCOME..................................................         124      $  145        152
                                                                                ======
  RETAINED EARNINGS:
    Beginning of year.........................................       1,404                  1,528
                                                                   -------                 ------
    End of year...............................................     $ 1,528                 $1,680
                                                                   =======                 ======

                       See notes to financial statements.

                             J. J. STANGEL COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                                     NINE-MONTH
                                                                                       PERIOD
                                                                   YEAR ENDED      ENDED JUNE 30,
                                                                  SEPTEMBER 30,    --------------
                                                                      1996         1996     1997
                                                                  -------------    -----    -----
                                                                                    (UNAUDITED)
  OPERATING ACTIVITIES:
    Net income................................................        $124         $145     $152
    Adjustments to reconcile net income to net cash provided
       by operating activities:
       Depreciation...........................................         104           90       90
       Amortization...........................................          17            0        0
       Increase in cash surrender value of life insurance.....          (1)           0        0
       Decrease (increase) in:
         Receivables..........................................          30          (34)     (67)
         Refundable income taxes..............................         (29)           0        0
         Inventories..........................................         105           27       99
         Other current assets.................................          21            2      (54)
         Deferred tax benefit.................................          (2)           0        0
       (Decrease) increase in:
         Accounts payable.....................................         (63)         (27)      22
         Accrued income taxes.................................         (37)         (16)      84
         Other current liabilities............................          56          (18)     (99)
                                                                      ----         ----     ----
            Net cash provided by operating activities.........         325          169      227
                                                                      ----         ----     ----
  INVESTING ACTIVITIES:
    Purchase of property and equipment........................         (84)         (45)     (54)
    Collection on notes receivable............................          72            0       20
    Issuance of notes receivable..............................         (70)         (49)       0
    Purchase of cash surrender value of life insurance........         (11)          (8)      (9)
                                                                      ----         ----     ----
            Net cash used for investing activities............         (93)        (102)     (43)
                                                                      ----         ----     ----
  FINANCING ACTIVITIES:
    Repayment of deferred compensation obligation.............         (19)         (15)     (13)
    Repayment of capital lease obligation.....................          (7)          (5)      (5)
    Retirement of long-term debt..............................         (12)          (9)     (10)
                                                                      ----         ----     ----
            Net cash used for financing activities............         (38)         (29)     (28)
                                                                      ----         ----     ----
  CASH AND CASH EQUIVALENTS:
    Net increase..............................................         194           38      156
    Beginning of period.......................................          29           28      223
                                                                      ----         ----     ----
    End of period.............................................        $223         $ 66     $379
                                                                      ====         ====     ====
  SUPPLEMENTAL CASH FLOWS INFORMATION:
    Cash paid for:
       Interest...............................................        $ 71
                                                                      ====
       Income taxes...........................................        $140
                                                                      ====

                       See notes to financial statements.

                             J. J. STANGEL COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

A.  NATURE OF BUSINESS

     J.J. Stangel Company (the "Company") (a Wisconsin corporation) provides industrial tools and supplies for sale to customers located mainly in northeastern Wisconsin.

B.  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

C.  CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company did not have cash equivalents at September 30, 1996.

D.  INVENTORIES

     Inventories are stated at the lower of cost, determined on the last-in, first-out ("LIFO") method, or market.

E.  PROPERTY, EQUIPMENT, AND RELATED DEPRECIATION

     Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized, while replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold or otherwise disposed of are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

     Depreciation for financial reporting purposes is provided over the estimated useful lives of the respective assets, using both straight-line and accelerated methods as follows:

Building and building improvements..........................    19-31.5 years
Office furniture and fixtures...............................       5-10 years
Data processing equipment...................................       3-10 years
Equipment...................................................       5-15 years
Vehicles....................................................          5 years

     For income tax purposes, accelerated depreciation methods are used.

F.  DEFERRED CHARGE

     A deferred charge has been established for a membership fee. The deferred charge is amortized on the straight-line method over a 15-year period for financial statement and income tax reporting purposes.

G.  INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment and accrued between the basis of property and equipment and accrued liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences

                             J. J. STANGEL COMPANY
of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

H.  ADVERTISING COSTS

     Advertising and marketing costs are expensed as incurred. Advertising and marketing costs amounted to $12,043 for the year ended September 30, 1996.

I.  NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," to be effective for fiscal years beginning after December 15, 1995. The Company does not anticipate that the adoption of this statement will have a significant impact on the Company's financial position or results of operations.

J.  INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of June 30, 1997, and for the nine months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

2.  CONCENTRATIONS OF CREDIT RISK

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes that it is not exposed to any significant credit risk on cash and cash equivalents.

3.  INVENTORIES

     Inventories as of September 30, 1996 consist of the following (in thousands):

Inventories at average cost.................................  $1,470
Adjustment to LIFO basis....................................    (383)
                                                              ------
Inventories at LIFO.........................................  $1,087
                                                              ======

     The Company uses the LIFO method of valuing inventories for both financial reporting and income tax purposes. The use of the LIFO method of inventory valuation had the effect of decreasing the income before tax of the Company by approximately $29,000 for the year ended September 30, 1996.

     During 1996, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 1996 purchases, the effect of which decreased cost of goods sold by approximately $2,500.

4.  NOTE RECEIVABLE

     The note receivable of $20,000 at September 30, 1996 was due on demand from the Company's stockholder at an interest rate of 9.25%.

                             J. J. STANGEL COMPANY

5.  LIFE INSURANCE

     The Company is beneficiary of life insurance policies totaling $750,000 on John J. Zimmer, President of the Company, and $135,000 on Joseph A. Zimmer, former stockholder of the Company. There are no policy loans outstanding at September 30, 1996.

6.  NOTE PAYABLE

     The Company has a $650,000 line of credit with First National Bank in Manitowoc which provides for interest at 1% over prime (effectively 9.25% at September 30, 1996). The line is secured by substantially all assets under a Selective Business Security Agreement. There were no borrowings against the line of credit at September 30, 1996.

7.  LONG-TERM DEBT

     Long-term debt at September 30, 1996 consists of the following:

                                                              (IN THOUSANDS)
                                                              --------------
Joseph A. Zimmer:
  8% note, due in monthly installments of $2,703 through
     July 2008, under the terms of a stock redemption
     agreement dated August 1, 1991, secured by treasury
     stock..................................................       $247
Zimmer Family Trust:
  Capital lease obligation due in monthly installments of
     $2,887, including interest at 12%, through 2014 (Note
     10)....................................................        265
  Capital lease obligation due in monthly installments of
     $1,668, including interest at 12%, through 2014 (Note
     10)....................................................        153
                                                                   ----
                                                                    665
Less current maturities.....................................         20
                                                                   ----
Long-term debt, less current maturities.....................       $645
                                                                   ====

     Maturities of long-term debt for each of the five years succeeding September 30, 1996 and in total are as follows (in thousands):

1997........................................................  $ 20
1998........................................................    22
1999........................................................    25
2000........................................................    27
2001........................................................    30
Thereafter..................................................   541
                                                              ----
                                                              $665
                                                              ====

8.  PROFIT-SHARING PLAN

     The Company maintains a defined contribution plan with Section 401(k) features, which covers substantially all employees. Those covered may elect to make contributions to the plan's trust fund. The Company may contribute a discretionary amount based upon the profit of the Company. The Company contributions under this plan approximated $89,000 for the year ended September 30, 1996.

                             J. J. STANGEL COMPANY

9.  INCOME TAXES

     The provision for income taxes for the year ended September 30, 1996 consists of the following (in thousands):

Current:
  Federal...................................................  $57
  State.....................................................   17
Deferred....................................................   (2)
                                                              ---
                                                              $72
                                                              ===

     For tax purposes, the Company has approximately $36,000 of charitable contribution carryforwards.

     The provision for income taxes for the year ended September 30, 1996 differs from the amount computed by applying the federal statutory rate of 34% due to the following (in thousands):

Tax at federal statutory rate...............................  $67
State income taxes, net of federal benefit..................   10
Nondeductible travel and entertainment......................    4
Other.......................................................   (9)
                                                              ---
          Total provision...................................  $72
                                                              ===

     The Company's total deferred tax assets and liabilities at September 30, 1996 are as follows (in thousands):

Deferred tax assets:
  Allowance for doubtful accounts...........................  $  3
  Inventory allowance.......................................    25
  Accrued vacation..........................................     7
  Deferred compensation.....................................    44
  Charitable contributions carryforward.....................    13
  Fixed assets..............................................    10
                                                              ----
                                                               102
Deferred tax liabilities:
  Other.....................................................   (24)
                                                              ----
                                                              $ 78
                                                              ====

     The deferred tax assets have not been offset by a valuation allowance because the Company believes there is at least a 50% chance that the deferred tax assets will be realized.

10.  CAPITAL LEASES

     The Company leases its office and warehouse building from the Zimmer Family Trust. These leases, which expire in 1999 with 15-year renewal options expiring in 2014, are accounted for as capital leases.

                             J. J. STANGEL COMPANY

     The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments at September 30, 1996 are as follows (in thousands):

1997........................................................  $ 55
1998........................................................    55
1999........................................................    55
2000........................................................    55
2001........................................................    54
Thereafter..................................................   715
                                                              ----
                                                               989
Less amount representing interest...........................   571
                                                              ----
                                                              $418
                                                              ====

11.  DEFERRED COMPENSATION

     The Company has a deferred compensation agreement with one of its former officers/stockholders. The agreement provides for monthly payments of $3,333 from July 1995 (the "agreed retirement date") to December 1995; $2,500 from January 1996 through December 1999; and $1,667 from January 2000 through December 2002. The present value (at 10%) of these payments at September 30, 1996 is $120,840.

12.  COMMITMENTS

     The Company has an outstanding obligation with a former employee to make monthly retirement payments of $1,438 for the rest of her life. Based on the former employee's age and a discount rate of 8.25%, the present value of these future payments is $54,000. Management has not recorded this liability since they do not believe it is material to the financial position of the Company.

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

                        INDEPENDENT ACCOUNTANTS' REPORT

To Tri-Star Industrial Supply, Inc.:

     We have audited the accompanying balance sheets of TRI-STAR INDUSTRIAL SUPPLY, INC. as of September 30, 1995 and 1996 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRI-STAR INDUSTRIAL SUPPLY, INC. as of September 30, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ BAIRD, KURTZ & DOBSON

April 4, 1997
St. Louis, Missouri

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               SEPTEMBER 30,
                                                              ---------------    JUNE 30,
                                                               1995     1996       1997
                                                              ------   ------   -----------
                                                                                (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash......................................................  $    8   $   60     $  176
  Accounts receivable, less allowance for doubtful accounts;
     1995 -- $25, 1996 -- $50, 1997 -- $62..................   2,796    2,539      3,424
  Inventory.................................................   2,543    2,362      4,437
  Prepaid expenses..........................................      67       67        176
  Deferred income taxes.....................................      70       92        128
                                                              ------   ------     ------
          Total current assets..............................   5,484    5,120      8,341
                                                              ------   ------     ------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements....................................     248      280        310
  Machinery and equipment...................................      64       64         71
  Furniture and fixtures....................................     442      495        660
                                                              ------   ------     ------
                                                                 754      839      1,041
  Less accumulated depreciation.............................     291      437        559
                                                              ------   ------     ------
          Property and equipment, net.......................     463      402        482
                                                              ------   ------     ------
OTHER ASSETS:
  Noncompete agreements, at amortized cost..................      78       45         20
  Deferred income taxes.....................................      32       35          0
                                                              ------   ------     ------
          Total other assets................................     110       80         20
                                                              ------   ------     ------
          Total assets......................................  $6,057   $5,602     $8,843
                                                              ======   ======     ======

                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable to banks....................................  $1,500   $  700     $3,300
  Current maturities of long-term debt......................     134      182        182
  Accounts payable..........................................   1,571    1,315      1,495
  Accrued expenses..........................................     325      275        224
  Income taxes payable......................................     132       63         59
                                                              ------   ------     ------
          Total current liabilities.........................   3,662    2,535      5,260
                                                              ------   ------     ------
LONG-TERM DEBT..............................................   1,107    1,400      1,277
                                                              ------   ------     ------
DEFERRED INCOME TAXES.......................................       0        0        263
                                                              ------   ------     ------
SHAREHOLDERS' EQUITY:
  Common stock, $10 par value; authorized 3,000 shares;
     issued and outstanding 501 shares......................       5        5          5
  Retained earnings.........................................   1,298    1,677      2,053
                                                              ------   ------     ------
                                                               1,303    1,682      2,058
  Treasury stock, 75 shares, at cost........................     (15)     (15)       (15)
                                                              ------   ------     ------
  Shareholders' equity......................................   1,288    1,667      2,043
                                                              ------   ------     ------
          Total liabilities and shareholders' equity........  $6,057   $5,602     $8,843
                                                              ======   ======     ======

      The accompanying notes are an integral part of these balance sheets.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                               YEAR ENDED       NINE-MONTH PERIOD
                                                              SEPTEMBER 30,      ENDED JUNE 30,
                                                            -----------------   -----------------
                                                             1995      1996      1996      1997
                                                            -------   -------   -------   -------
                                                                                   (UNAUDITED)
NET SALES.................................................  $23,633   $23,588   $17,930   $20,688
COST OF GOODS SOLD........................................   18,962    18,688    13,970    16,166
                                                            -------   -------   -------   -------
  Gross profit............................................    4,671     4,900     3,960     4,522
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..............    3,815     4,051     3,324     3,776
                                                            -------   -------   -------   -------
  Income from operations..................................      856       849       636       746
                                                            -------   -------   -------   -------
OTHER EXPENSE (INCOME):
  Interest................................................      199       214       169       147
  Other...................................................        0        19        14       (22)
                                                            -------   -------   -------   -------
                                                                199       233       183       125
                                                            -------   -------   -------   -------
INCOME BEFORE INCOME TAXES................................      657       616       453       621
PROVISION FOR INCOME TAXES................................      270       237       175       245
                                                            -------   -------   -------   -------
NET INCOME................................................  $   387   $   379   $   278   $   376
                                                            =======   =======   =======   =======

        The accompanying notes are an integral part of these statements.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                        STATEMENTS OF RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                YEAR ENDED
                                                               SEPTEMBER 30,      NINE-MONTH
                                                              ---------------    PERIOD ENDED
                                                               1995     1996    JUNE 30, 1997
                                                              ------   ------   --------------
                                                                                 (UNAUDITED)
BALANCE, beginning of period................................  $  911   $1,298       $1,677
  Net income................................................     387      379          376
                                                              ------   ------       ------
BALANCE, end of period......................................  $1,298   $1,677       $2,053
                                                              ======   ======       ======

        The accompanying notes are an integral part of these statements.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                NINE-MONTH
                                                               YEAR ENDED      PERIOD ENDED
                                                              SEPTEMBER 30,      JUNE 30,
                                                              -------------   ---------------
                                                              1995    1996    1996     1997
                                                              -----   -----   -----   -------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 387   $ 379   $ 278   $   376
  Items not requiring (providing) cash:
     Depreciation and amortization..........................    164     180     105       122
     Gain on sale of equipment..............................     (1)      0       0         0
     Deferred income taxes..................................     (3)    (26)      0       227
     Payments on noncompete agreements......................    (33)      0      25        25
     Changes in:
       Accounts receivable..................................   (827)    257     475      (885)
       Inventory............................................   (759)    181     174    (2,075)
       Prepaid expenses.....................................    (17)      0       0       (73)
       Accounts payable.....................................    301    (255)    (81)      180
       Accrued expenses.....................................     59     (49)   (127)      (51)
       Income taxes payable.................................     66     (70)   (209)       (4)
                                                              -----   -----   -----   -------
          Net cash (used in) provided by operating
            activities......................................   (663)    597     640    (2,158)
                                                              -----   -----   -----   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of equipment...........................      1       0       0         0
  Purchase of property and equipment........................   (133)    (86)    (79)     (202)
                                                              -----   -----   -----   -------
          Net cash used in investing activities.............   (132)    (86)    (79)     (202)
                                                              -----   -----   -----   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under line of credit
     agreement..............................................    925    (800)   (950)    2,600
  Payments on long-term debt................................   (149)   (159)      0      (124)
  Long-term debt borrowings.................................      0     500     387         0
                                                              -----   -----   -----   -------
          Net cash provided by (used in) financing
            activities......................................    776    (459)   (563)    2,476
                                                              -----   -----   -----   -------
(DECREASE) INCREASE IN CASH.................................    (19)     52      (2)      116
CASH, beginning of period...................................     27       8       8        60
                                                              -----   -----   -----   -------
CASH, end of period.........................................  $   8   $  60   $   6   $   176
                                                              =====   =====   =====   =======

        The accompanying notes are an integral part of these statements.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1996 AND 1995

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Tri-Star Industrial Supply, Inc. ("the Company"), a Missouri corporation, has sales which are predominately earned as a midwestern distributor of industrial and construction tools, supplies and equipment. The Company generally extends unsecured credit to its customers.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY PRICING

     Inventory is stated at the lower of moving average cost or market.

PROPERTY AND EQUIPMENT

     Property and equipment are depreciated over the estimated useful life of each asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using the straight-line method over the following estimated useful lives:

Furniture and fixtures......................................  3-5 years
Leasehold improvements......................................    5 years
Machinery and equipment.....................................  3-5 years

INCOME TAXES

     Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

INTANGIBLE ASSETS

     Noncompete agreements are stated at cost, and are being amortized using the straight-line method over the lives of the contracts.

CONCENTRATION OF RISK

     In 1995 and 1996, approximately 15% of the Company's inventory purchases were from one supplier.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of June 30, 1997, and for the nine months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

2.  NOTE PAYABLE TO BANK

     The Company has a line-of-credit agreement which provides for borrowings up to $1,500,000. This arrangement expires in February 1997 and is collateralized by inventory, property and equipment, and accounts receivable. Interest is charged at the prime rate plus 1/4%. Borrowings, which have been guaranteed by the shareholders of the Company, aggregated $1,500,000 and $700,000 at September 30, 1995 and 1996, respectively.

3.  LONG-TERM DEBT

                                                               1995     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Note payable to bank, due February 1998; payable in monthly
  installments of $11,500, plus interest at prime plus
   1/4%; collateralized by inventory, property and
  equipment, and accounts receivable and guaranteed by the
  shareholders of the Company...............................  $1,039   $1,424
Note payable to bank, due October 1999; payable in monthly
  installments of $5,032, including interest at 8 3/4%;
  collateralized by equipment...............................     202      158
                                                              ------   ------
                                                               1,241    1,582
Less current maturities.....................................     134      182
                                                              ------   ------
                                                              $1,107   $1,400
                                                              ======   ======

     Aggregate annual maturities of long-term debt at September 30, 1996, were as follows (in thousands):

1997........................................................  $  182
1998........................................................   1,338
1999........................................................      57
2000........................................................       5
                                                              ------
                                                              $1,582
                                                              ======

     The carrying value of long-term debt and notes payable to bank is considered to approximate fair value, based upon available terms and rates for similar bank borrowings. The effective interest rate on all borrowings was 8.89% and 8.58% in 1995 and 1996, respectively.

4.  OPERATING LEASES

     The Company has entered into operating leases for office and warehouse facilities expiring through 2009. These leases generally require the Company to pay most executory costs (property taxes, maintenance and insurance). Rental expense was $156,000 in 1995 and 1996. Rental expense to a lessor with common ownership with the Company was $126,000 in 1995 and 1996.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

     Future minimum lease payments at September 30, 1996, were as follows (in thousands):

                                                              RELATED
                                                               PARTY    OTHER
                                                              -------   -----
1997........................................................  $  120     $26
1998........................................................     120      12
1999........................................................     121       0
2000........................................................     126       0
2001........................................................     126       0
Thereafter..................................................   1,017       0
                                                              ------     ---
                                                              $1,630     $38
                                                              ======     ===

5.  INCOME TAXES

     The provision for income taxes includes these components (in thousands):

                                                              1995   1996
                                                              ----   ----
Current tax expense.........................................  $273   $263
Deferred tax expense........................................    (3)   (26)
                                                              ----   ----
                                                              $270   $237
                                                              ====   ====

     A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is shown below (in thousands):

                                                              1995   1996
                                                              ----   ----
Computed at the statutory rate (34%)........................  $223   $209
Increase (decrease) in taxes resulting from:
  Non-deductible expenses...................................    15     21
  State income taxes -- net of federal tax benefits.........    29     28
  Change in expected rates..................................     0    (21)
  Change in valuation allowance.............................    (2)     1
  Other.....................................................     5     (1)
                                                              ----   ----
                                                              $270   $237
                                                              ====   ====

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

     The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (in thousands):

                                                              1995   1996
                                                              ----   ----
Deferred tax assets:
  Accumulated depreciation..................................  $  6   $ 13
  Inventory -- uniform capitalization.......................    61     67
  Allowance for doubtful accounts...........................     9     20
  Straight line rents.......................................     2      5
  Net operating loss carryforwards..........................    24     23
  Other.....................................................    10     10
                                                              ----   ----
Net deferred tax asset before valuation allowance...........   112    138
                                                              ----   ----
Valuation allowance:
  Beginning balance.........................................   (12)   (10)
  Change during the period..................................     2     (1)
                                                              ----   ----
  Ending balance............................................   (10)   (11)
                                                              ----   ----
Net deferred tax asset......................................  $102   $127
                                                              ====   ====

     The above net deferred tax assets are presented on the balance sheets as follows (in thousands):

                                                              1995   1996
                                                              ----   ----
Current asset...............................................  $ 70   $ 92
Long-term asset.............................................    32     35
                                                              ----   ----
                                                              $102   $127
                                                              ====   ====

     For federal income tax purposes, the Company has $58,000 of operating loss carryforwards which expire through 2002.

6. PROFIT-SHARING PLAN

     The Company has a profit-sharing plan covering substantially all employees. The Company makes matching contributions to the Plan equal to 25% of the first 2% and 5% of the next 4% of employee contributions. Contributions are limited to 15% of total compensation paid participants during the Plan year. Participant interests are vested over a period from two to six years of service. Contributions to the Plan were $9,600 and $11,000 for 1995 and 1996, respectively.

7. ADDITIONAL CASH FLOW INFORMATION

                                                               1995     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Additional Cash Information
  Interest paid.............................................   $199     $214
                                                               ====     ====
  Income taxes paid.........................................   $207     $333
                                                               ====     ====

8. SUBSEQUENT EVENT (UNAUDITED)

     On June 2, 1997, the Company purchased the net assets of a local industrial supplier for approximately $1,750,000. This transaction was principally financed through bank borrowings.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENT

     The unaudited pro forma combined statement of operations gives effect to the Combination as if it had occurred on January 1, 1997.

     The following unaudited pro forma financial statements present B&J and the Founding Companies other than B&J (the "Other Founding Companies") and give effect to the following pro forma adjustments: (i) the acquisition of the Other Founding Companies in accordance with the applicable provisions of SAB 97; (ii) the adjustment to compensation expense for specified Founding Company owners pursuant to the acquisition agreement applicable to such Founding Company ("Compensation Differential"); and (iii) the incremental provision for income taxes attributable to the income of TDG (an S Corporation), net of the income tax benefits related to the Compensation Differential and other.

     The Company has performed a preliminary analysis of the savings that it expects to realize as a result of (i) consolidating certain general and administrative functions; (ii) the reduction in interest payments related to the repayment of certain outstanding Founding Company debt; (iii) its ability to borrow at lower interest rates than the Founding Companies; (iv) the interest earned on the net proceeds of the Offering remaining after payment of the expenses of the Offering, the cash portion of the consideration paid for the Founding Companies, and the repayment of certain outstanding Founding Company debt; and (v) efficiencies in other general and administrative areas. The Company has not and cannot quantify these savings until after completion of the Combination. It is anticipated that these savings will be partially offset by the costs of the Company's new senior management and expenses associated with being a public company. These costs cannot be quantified accurately. Accordingly, only those anticipated savings and costs that are factually supportable have been included in the accompanying pro forma financial information of the Company.

     The pro forma financial data does not purport to represent what the Company's results of operations would actually have been if such transactions and events in fact had occurred on January 1, 1997 or to project the Company's results of operations for any future period. See "Risk Factors" included elsewhere herein.

     This pro forma financial statement should be read in conjunction with other information contained elsewhere in this Prospectus under the heading "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the historical financial statements of B&J and the Other Founding Companies. See "Index to Financial Statements".

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      IDG          TDG        ASSOCIATED   CRAMER   GRINDING   SHEARER   SLATER   J.J. STANGEL
                                    --------   ------------   ----------   ------   --------   -------   ------   ------------
NET SALES.........................  $105,919     $74,710       $18,771     $8,506    $6,209    $33,581   $5,591      $9,032
COST OF SALES.....................    80,162      56,604        14,739      6,759     4,605     26,479    4,317       6,817
                                    --------     -------       -------     ------    ------    -------   ------      ------
        Gross profit..............    25,757      18,106         4,032      1,747     1,604      7,102    1,274       2,215
SELLING, GENERAL, AND
  ADMINISTRATIVE EXPENSES.........    22,159      15,670         3,387      1,671     1,393      6,361    1,155       1,991
INCOME FROM OPERATIONS............     3,598       2,436           645         76       211        741      119         224
OTHER INCOME (EXPENSE):
  Interest expense................      (398)     (1,092)         (209)      (120)       --       (274)     (96)        (56)
  Other...........................       525           9            (1)       (22)       17        158       --          (8)
                                    --------     -------       -------     ------    ------    -------   ------      ------
INCOME (LOSS) BEFORE INCOME
  TAXES...........................     3,725       1,353           435        (66)      228        625       23         160
PROVISION FOR INCOME TAXES........     1,316          39           174         --        90        269        1          70
                                    --------     -------       -------     ------    ------    -------   ------      ------
NET INCOME (LOSS).................  $  2,409     $ 1,314       $   261     $  (66)   $  138    $   356   $   22      $   90
                                    ========     =======       =======     ======    ======    =======   ======      ======
PRO FORMA NET INCOME PER SHARE....  $   0.91
                                    ========
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE............     2,653
                                    ========

                                                PRO FORMA     PRO FORMA
                                    TRI-STAR   ADJUSTMENTS    COMBINED
                                    --------   ------------   ---------
NET SALES.........................  $22,551       $           $284,870
COST OF SALES.....................   17,731                    218,213
                                    -------                   --------
        Gross profit..............    4,820                     66,657
SELLING, GENERAL, AND
  ADMINISTRATIVE EXPENSES.........    4,162        (234)b       58,300
                                                    167c
                                                    372a
                                                     46f
INCOME FROM OPERATIONS............      658                      8,357
OTHER INCOME (EXPENSE):
  Interest expense................     (173)      1,775d          (643)
  Other...........................       24                        702
                                    -------       -----       --------
INCOME (LOSS) BEFORE INCOME
  TAXES...........................      509       1,424          8,416
PROVISION FOR INCOME TAXES........      201       1,198e         3,358
                                    -------       -----       --------
NET INCOME (LOSS).................  $   308       $ 226       $  5,058
                                    =======       =====       ========
PRO FORMA NET INCOME PER SHARE....                            $   0.69
                                                              ========
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE............                               7,310
                                                              ========

The accompanying notes are an integral part of this unaudited pro forma combined financial statement.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT
                               DECEMBER 31, 1997

1.  BACKGROUND

     Industrial Distribution Group, Inc., a Delaware corporation (the "Company"), was formed to create a nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production ("MROP") products.

2.  HISTORICAL FINANCIAL STATEMENTS

     The historical financial statements represent the results of operations of the Founding Companies and were derived from the respective financial statements where indicated. All Founding Companies have a December 31 year-end, or their financial results have been recast to a December 31 year-end.

3.  PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

    a. Records the pro forma amortization expense using a 40-year estimated life for goodwill and a 13-year estimated life for other intangible assets.

    b. Adjusts compensation to the level that the presidents of the Founding Companies have contractually agreed to receive subsequent to the Combination. The employment agreements have a term of three years and include certain severance provisions in the event of termination without cause.

    c. Records compensation for executive officers of the Company.

    d. Records change in interest expense for pro forma adjustments to debt based on the interest rate applicable to each instrument.

    e. Records the incremental provision for federal and state income taxes assuming a 40% effective tax rate.

    f. Adjusts the carrying value of property and equipment to fair market value and records the related depreciation expense.

                      [INDUSTRIAL DISTRIBUTION GROUP LOGO]
                        [MAP, SHOWING NAMES AND LOCATION
                           OF NINE FOUNDING COMPANIES]
                                  [TEXT BLOCK]

     IDG represents the industry's leading manufacturers of high quality Maintenance, Repair, Operating and Production (MROP) Supplies. We help our customers lower Operating Costs by focusing on continous process improvement. Industrial Distribution Group provides US customers with the products, services, and in-plant storeroom management systems that keep industrial manufacturing plants operating 24 hours per day, seven days per week, 365 days per year.

================================================================================

                      [INDUSTRIAL DISTRIBUTION (TM) LOGO]

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                        , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Company in connection with the issuance and distribution of the shares of Common Stock.

Securities and Exchange Commission Registration Fee...............................................  $        28,440
Printing Expenses.................................................................................           35,000
Legal Fees and Expenses...........................................................................           40,000
Accounting Fees and Expenses......................................................................            5,000
Miscellaneous.....................................................................................            2,000
                                                                                                    ---------------
          Total...................................................................................  $       110,440
                                                                                                    ===============

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     In addition, under the Company's Certificate of Incorporation and Article Eight of the Company's Bylaws, the Company shall indemnify its directors, officers, employees, and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity or was serving at the request of the Company as a director, officer, employee, or agent of another entity. In addition, the Company has entered into indemnification agreements with its directors and executive officers.

     The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitation.

     The Company has obtained directors' and officers' liability insurance coverage.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     In May 1998, the Company issued an aggregate of 379,735 shares of Common Stock in connection with the merger or acquisition of three corporations and one limited liability company, in reliance upon the exemptions contained in Section 4(2) of the Securities Act. In exchange therefor, the Company acquired all of the outstanding capital stock of each of the three corporations and the membership interests of the limited liability company.


     In March 1998, the Company issued an aggregate of 539,747 shares of Common Stock in connection with the merger or acquisition of three corporations, in reliance upon the exemptions contained in Section 4(2) of the Securities Act. In exchange therefor, the Company acquired all of the outstanding capital stock of each of the three corporations.

     The Company was incorporated in February 1997 in Georgia and was merged into a Delaware corporation on July 2, 1997. Simultaneously with the closing of the Company's initial public offering, an aggregate of 3,330,224 shares of Common Stock was issued in connection with the merger or acquisition of nine corporations into the Company, in reliance upon the exemptions contained in
Section 4(2) of the Securities Act. In exchange therefor, the Company acquired all of the outstanding capital stock of each of the nine corporations.

     In February and June 1997, an aggregate of 129,749 shares of Common Stock was issued to officers, directors, and a consultant to the Registrant for an aggregate of $1,125, in reliance upon the exemption contained in Section 4(2) of the 1933 Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


  EXHIBIT
   NUMBER                              DESCRIPTION OF EXHIBIT
  -------                              ----------------------
    3.1        --   Certificate of Incorporation, as amended, of the Company
                    (filed as Exhibit 3.1 of the Company's Registration
                    Statement on Form S-1 (File No. 333-36233) filed with the
                    Commission, is hereby incorporated by reference)
    3.2        --   Bylaws of the Company (filed as Exhibit 3.2 of the Company's
                    Registration Statement on Form S-1 (File No. 333-36233)
                    filed with the Commission, is hereby incorporated by
                    reference)
    4.1        --   Form of Common Stock Certificate of the Company (filed as
                    Exhibit 4.1 of the Company's Registration Statement on Form
                    S-1 (File No. 333-36233) filed with the Commission, is
                    hereby incorporated by reference)
   *5.1        --   Opinion of Kilpatrick Stockton LLP
   10.1        --   Form of Agreement and Plan of Merger and Reorganization
                    (reverse merger) (filed as Exhibit 10.1 of the Company's
                    Registration Statement on Form S-1 (File No. 333-36233)
                    filed with the Commission, is hereby incorporated by
                    reference)
   10.2        --   Agreement and Plan of Merger and Reorganization among the
                    Registrant, Industrial Distribution Group, Inc., a Georgia
                    corporation, IDG Acquisition Company I, Inc. and the
                    Stockholders named therein (filed as Exhibit 10.2 of the
                    Company's Registration Statement on Form S-1 (File No.
                    333-36233) filed with the Commission, is hereby incorporated by reference)
   10.3        --   Agreement and Plan of Reorganization between the Registrant and the Stockholders named therein (filed as Exhibit 10.3 of the Company's Registration Statement on Form S-1 (File No.
                    333-36233) filed with the Commission, is hereby incorporated by reference)
   10.4        --   Uniform Provisions for the Acquisition of Founding Companies
                    (filed as Exhibit 10.4 of the Company's Registration
                    Statement on Form S-1 (File No. 333-36233) filed with the
                    Commission, is hereby incorporated by reference)
   10.5        --   Industrial Distribution Group, Inc. Stock Incentive Plan
                    (filed as Exhibit 10.5 of the Company's Registration
                    Statement on Form S-1 (File No. 333-36233) filed with the
                    Commission, is hereby incorporated by reference)
   10.6        --   Employment Agreement between the Registrant and Martin S.
                    Pinson (filed as Exhibit 10.6 of the Company's Registration
                    Statement on Form S-1 (File No. 333-36233) filed with the
                    Commission, is hereby incorporated by reference)
   10.7        --   Employment Agreement between the Registrant and Douglass C.
                    Smith (filed as Exhibit 10.7 of the Company's Registration
                    Statement on Form S-1 (File No. 333-36233) filed with the
                    Commission, is hereby incorporated by reference)
   10.8        --   Employment Agreement between the Registrant and Jack P.
                    Healey (filed as Exhibit 10.8 of the Company's Registration
                    Statement on Form S-1 (File No. 333-36233) filed with the
                    Commission, is hereby incorporated by reference)
   10.9        --   Form of Indemnification Agreement entered into between the
                    Company and each executive officer and director of the
                    Company (filed as Exhibit 10.9 of the Company's Registration
                    Statement on Form S-1 (File No. 333-36233), filed with the
                    Commission, is hereby incorporated by reference)

  EXHIBIT
   NUMBER                              DESCRIPTION OF EXHIBIT
  -------                              ----------------------
   10.10       --   Form of Escrow Agreement among the Registrant, American
                    Stock Transfer & Trust Company and the individuals named
                    therein (filed as Exhibit 10.10 of the Company's
                    Registration Statement on Form S-1 (File No. 333-36233)
                    filed with the Commission, is hereby incorporated by
                    reference)
   10.11       --   Letter Agreement dated October 1, 1997, by and between the
                    Company and Barth Smith Company (filed as Exhibit 10.11 of the Company's Annual Report on Form 10-K (File No.
                    001-13195) on March 31, 1998, is hereby incorporated by
                    reference)
   21.1        --   Subsidiaries of the Company (filed as Exhibit 21.1 of the
                    Company's Annual Report on Form 10-K (File No. 001-13195) on
                    March 31, 1998, is hereby incorporated by reference)
   23.1        --   Consent of Kilpatrick Stockton LLP (see Exhibit 5.1)
   23.2        --   Consent of Arthur Andersen LLP
   23.3        --   Consent of Miller & Co. LLP
   23.4        --   Consent of Schenck & Associates, SC
   23.5        --   Consent of Baird, Kurtz & Dobson
   24.1        --   Powers of Attorney (see Signature Page)

---------------


* Previously filed


     (b) FINANCIAL STATEMENT SCHEDULES

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

        (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on the 12th day of May, 1998.


                                          INDUSTRIAL DISTRIBUTION GROUP, INC.


                                          By:     /s/ DOUGLASS C. SMITH

                                            ------------------------------------

                                            Douglass C. Smith


                                            President and Chief Operating
                                              Officer


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on the 12th day of May, 1998, in the capacities indicated.



                      SIGNATURE                                             POSITION
                      ---------                                             --------

                          *                              Chairman of the Board and Chief Executive
-----------------------------------------------------      Officer (Principal Executive Officer)
                  Martin S. Pinson

                          *                              Senior Vice President, Chief Financial
-----------------------------------------------------      Officer, and Secretary (Principal Financial
                   Jack P. Healey                          and Accounting Officer)

                          *                              Director
-----------------------------------------------------
                   David K. Barth

                          *                              Director
-----------------------------------------------------
                 William J. Burkland

                          *                              Director
-----------------------------------------------------
                 William R. Fenoglio

                          *                              Director
-----------------------------------------------------
                   William T. Parr

                          *                              Director
-----------------------------------------------------
                George L. Sachs, Jr.

                          *                              Director
-----------------------------------------------------
                  Richard M. Seigel

                          *                              Director
-----------------------------------------------------
                  Andrew B. Shearer

                /s/ DOUGLASS C. SMITH                    Director
-----------------------------------------------------
                  Douglass C. Smith

             *By: /s/ DOUGLASS C. SMITH
  ------------------------------------------------
                 as attorney-in-fact

                                 EXHIBIT INDEX


                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                            DESCRIPTION OF EXHIBIT                         PAGE
-------                           ----------------------                     ------------
 3.1      --   Certificate of Incorporation, as amended, of the Company
               (filed as Exhibit 3.1 of the Company's Registration
               Statement on Form S-1 (File No. 333-36233) filed with the
               Commission, is hereby incorporated by reference)
 3.2      --   Bylaws of the Company (filed as Exhibit 3.2 of the Company's
               Registration Statement on Form S-1 (File No. 333-36233)
               filed with the Commission, is hereby incorporated by
               reference)
 4.1      --   Form of Common Stock Certificate of the Company (filed as
               Exhibit 4.1 of the Company's Registration Statement on Form
               S-1 (File No. 333-36233) filed with the Commission, is
               hereby incorporated by reference)
*5.1      --   Opinion of Kilpatrick Stockton LLP
10.1      --   Form of Agreement and Plan of Merger and Reorganization
               (reverse merger) (filed as Exhibit 10.1 of the Company's
               Registration Statement on Form S-1 (File No. 333-36233)
               filed with the Commission, is hereby incorporated by
               reference)
10.2      --   Agreement and Plan of Merger and Reorganization among the
               Registrant, Industrial Distribution Group, Inc., a Georgia
               corporation, IDG Acquisition Company I, Inc. and the
               Stockholders named therein (filed as Exhibit 10.2 of the
               Company's Registration Statement on Form S-1 (File No.
               333-36233) filed with the Commission, is hereby incorporated by reference)
10.3      --   Agreement and Plan of Reorganization between the Registrant and the Stockholders named therein (filed as Exhibit 10.3 of the Company's Registration Statement on Form S-1 (File No.
               333-36233) filed with the Commission, is hereby incorporated by reference)
10.4      --   Uniform Provisions for the Acquisition of Founding Companies
               (filed as Exhibit 10.4 of the Company's Registration
               Statement on Form S-1 (File No. 333-36233) filed with the
               Commission, is hereby incorporated by reference)
10.5      --   Industrial Distribution Group, Inc. Stock Incentive Plan
               (filed as Exhibit 10.5 of the Company's Registration
               Statement on Form S-1 (File No. 333-36233) filed with the
               Commission, is hereby incorporated by reference)
10.6      --   Employment Agreement between the Registrant and Martin S.
               Pinson (filed as Exhibit 10.6 of the Company's Registration
               Statement on Form S-1 (File No. 333-36233) filed with the
               Commission, is hereby incorporated by reference)
10.7      --   Employment Agreement between the Registrant and Douglass C.
               Smith (filed as Exhibit 10.7 of the Company's Registration
               Statement on Form S-1 (File No. 333-36233) filed with the
               Commission, is hereby incorporated by reference)
10.8      --   Employment Agreement between the Registrant and Jack P.
               Healey (filed as Exhibit 10.8 of the Company's Registration
               Statement on Form S-1 (File No. 333-36233) filed with the
               Commission, is hereby incorporated by reference)
10.9      --   Form of Indemnification Agreement entered into between the
               Company and each executive officer and director of the
               Company (filed as Exhibit 10.9 of the Company's Registration
               Statement on Form S-1 (File No. 333-36233), filed with the
               Commission, is hereby incorporated by reference)
10.10     --   Form of Escrow Agreement among the Registrant, American
               Stock Transfer & Trust Company and the individuals named
               therein (filed as Exhibit 10.10 of the Company's
               Registration Statement on Form S-1 (File No. 333-36233)
               filed with the Commission, is hereby incorporated by
               reference)

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                            DESCRIPTION OF EXHIBIT                         PAGE
-------                           ----------------------                     ------------
10.11     --   Letter Agreement dated October 1, 1997, by and between the
               Company and Barth Smith Company (filed as Exhibit 10.11 of the Company's Annual Report on Form 10-K (File No.
               001-13195) on March 31, 1998, is hereby incorporated by
               reference)
21.1      --   Subsidiaries of the Company (filed as Exhibit 21.1 of the
               Company's Annual Report on Form 10-K (File No. 001-13195) on
               March 31, 1998, is hereby incorporated by reference)
23.1      --   Consent of Kilpatrick Stockton LLP (See Exhibit 5.1)
23.2      --   Consent of Arthur Andersen LLP
23.3      --   Consent of Miller & Co. LLP
23.4      --   Consent of Schenck & Associates SC
23.5      --   Consent of Baird, Kurtz & Dobson
24.1      --   Powers of Attorney (see Signature Page)

---------------


* Previously filed